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As filed with the Securities and Exchange Commission on May 17, 2002

Registration No. 333-84092

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REPUBLIC AIRWAYS HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	4512	06-1449146
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2500 S. High School Road, Suite 160
Indianapolis, IN 46241
(317) 484 - 6000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Bryan K. Bedford
Chairman, Chief Executive Officer and President
Republic Airways Holdings Inc.
2500 S. High School Road, Suite 160
Indianapolis, IN 46241
(317) 484-6000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

James D. Tussing, Esq. Gregg J. Berman, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000 Facsimile: (212) 318-3400	Stephen A. Greene, Esq. Cahill Gordon & Reindel 80 Pine Street New York, NY 10005 (212) 701-3000 Facsimile: (212) 269-5420

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.001 par value	$85,000,000	$7,820(2)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment specifically stating that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated May 17, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                                  Shares

Common Stock

        This is Republic Airways' initial public offering. Republic Airways is selling all of the shares.

        We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "RJET."

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Republic Airways.	$	$

        The underwriters may also purchase up to an additional                        shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about            , 2002.

Merrill Lynch & Co.
Deutsche Bank Securities
Raymond James

The date of this prospectus is                        , 2002.

[Artwork to appear on inside front cover]

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	8
Special Note Regarding Forward-Looking Statements	20
Use of Proceeds	21
Dividend Policy	22
Capitalization	23
Dilution	24
Selected Consolidated Financial Information	25
Management's Discussion and Analysis of Financial Condition and Results of Operations	29
Regional Airline Industry Overview	49
Business	52
Management	70
Related Party Transactions	78
Principal Stockholders	79
Description of Capital Stock	81
Shares Eligible For Future Sale	85
Underwriting	87
Legal Matters	90
Experts	90
Where You Can Find Additional Information	90
Index to Consolidated Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have applied for trademark and service mark protection for our Republic Airways Holdings and Chautauqua Airlines—A Republic Airways Company logo marks. Other trademarks, tradenames and service marks referred to in this prospectus are the property of their respective owners.

        Unless otherwise indicated, all information in this prospectus reflects a recapitalization of Republic Airways, pursuant to which each outstanding share of our common stock was exchanged for             shares of our common stock and each outstanding option or warrant to purchase one share of our common stock became an option or warrant to purchase              shares of our common stock.

i

PROSPECTUS SUMMARY

        This summary contains basic information about our company and this offering and may not contain all the information that is important to you. You should, therefore, read the entire prospectus, including "Risk Factors," carefully for a more complete understanding of this offering and our business. Terms such as "we," "our" or "us" refer to Republic Airways Holdings Inc. and our wholly-owned subsidiary, Chautauqua Airlines, Inc., unless the context implies otherwise.

Our Company

        We are a regional airline offering scheduled passenger service on approximately 335 flights daily to 41 cities in 22 states and Canada pursuant to code-sharing agreements with AMR Corp., the parent of American Airlines, Inc., whom we collectively refer to in this prospectus as American, America West Airlines, Inc., and US Airways, Inc. All of our flights are operated as US Airways Express, AmericanConnection or America West Express, providing US Airways, American and America West with portions of their regional service, including service out of their hubs in Boston, Columbus, Indianapolis, New York, Philadelphia, Pittsburgh and St. Louis. Our fleet consists of 48 Embraer regional jets and 13 Saab turboprops. We are in the process of phasing the turboprops out of service and expect to operate an all jet fleet by August 2002. In addition, we have 5 regional jets on firm order which, upon delivery, will be placed into immediate service with our code-share partners and we also have options for 37 additional jets. From 1999 to 2001, our available seat miles, or ASMs, have grown at a compounded annual growth rate of 97.5%.

        We have long-term code-sharing agreements with each of our partners. During the year ended December 31, 2001 and the three months ended March 31, 2002, 75.6% and 90.9%, respectively, of our passenger revenues were generated under fixed-fee agreements with our code-share partners. We anticipate that by August 2002, 100% of our passenger revenues will be generated under such fixed-fee agreements. Pursuant to these fixed-fee agreements, which provide for minimum aircraft utilization at fixed rates, we are authorized to use our partners' two-letter flight designation codes to identify our flights and fares in our partners' computer reservation systems, to paint our aircraft in the style of our partners, to use their service marks and to market ourselves as a carrier for our partners. We believe that the shift to fixed-fee agreements has reduced our exposure to fluctuations in fuel prices, fare competition and passenger volumes. Our development of relationships with multiple major airlines has enabled us to reduce our dependence on any single airline. For the year ended December 31, 2001 and the three months ended March 31, 2002, 67% and 60%, respectively, of our operating revenues were derived from US Airways, 31% of our operating revenues were derived from American and 2% and 9%, respectively, of our operating revenues were derived from America West.

        We believe that our primary strengths are:

  •
  Providing High Quality Service Cost-Effectively.    We provide our code-share partners the ability to offer their customers high quality service at a price to our partners that is generally more cost-effective than flying those routes themselves. We have established ourselves as a low cost, efficient and reliable provider of high quality regional airline services. Upon the elimination of our turboprop operations by August 2002, we believe that we will be one of the lowest cost providers of regional jet service and one of the first U.S. regional airlines to move to a single fleet type business model using jet aircraft.

  •
  Long-Term, Fixed-Fee Code-Sharing Agreements.    We have long-term code-sharing agreements with three major airlines, with scheduled expirations ranging from March 2009 through February 2013, subject in certain instances to earlier termination. All of our regional jet code-sharing agreements are fixed-fee, rather than pro-rate revenue sharing, arrangements. These fixed-fee agreements generally provide for minimum aircraft utilization levels at fixed rates which provides for a more predictable revenue stream. We are generally not exposed to price fluctuations for fuel, insurance, aircraft property taxes or landing fees, as we are typically reimbursed for those costs by our code-share partners.

  •
  Strong Relationships with a Diverse Group of Air Carrier Partners.    Through our long-term code-sharing agreements with US Airways, American and America West, we have created a network of strong partnerships with three major US airlines. Having three air carrier partners has allowed us to diversify our financial and operational risk. Diversity may also allow us to grow at a faster rate and not be limited by the rate at which any one partner can, or wishes to, grow.

  •
  Significant Opportunity to Attract New Business.    We currently have 48 Embraer regional jets in service and firm orders to acquire an additional 5 Embraer regional jets for which we have commitments from our code-share partners to place them into immediate service under fixed-fee arrangements. In addition, we have options to acquire an additional 37 Embraer regional jets. Our code-sharing agreements have only limited restrictions on our ability to enter into new or expanded relationships with any carrier. Further, we have the infrastructure to place our new regional jets into service quickly.

  •
  Experienced Management Team.    Our senior management team has extensive operating experience in the regional airline industry. Since their arrival in mid-1999, our management team has significantly grown the business in the following ways:

  •
  added code-sharing agreements with both American and America West;

  •
  increased the number of regional jets that we fly for US Airways; and

  •
  improved our operating efficiencies and costs.

  •
  Long History of Reliable Operations.    We have a long operating history as a regional airline, having operated as a code-share partner of US Airways or its predecessors for over 27 years. We became an American code-share partner in April 2000 and an America West code-share partner in August 2001.

        Our business strategy consists of the following elements:

  •
  Operate a Modern, All Jet Fleet.    By August 2002, our wholly-owned subsidiary, Chautauqua Airlines, expects to operate an all regional jet fleet for its code-share partners. Passengers prefer regional jets to turboprops because they are faster, quieter and perceived by passengers to be safer and more comfortable. In addition, Chautauqua expects to achieve increased efficiencies in employee training and aircraft maintenance by operating a single type of aircraft which should enable it to reduce its operating costs. In the future, we may decide to operate more than just one aircraft fleet type in order to expand our overall marketing potential. Should we reach this conclusion, we would consider developing additional subsidiary platforms in order to maintain a single fleet economic advantage in each operating company.

  •
  Expand Existing and Develop New Relationships With Code-Share Partners.    We attribute the significant growth in our traffic and profitability to our code-sharing agreements with US Airways, American and America West. We believe that these relationships provide us with an excellent opportunity to achieve stable, long-term growth. To strengthen our existing relationships, we work closely with our code-share partners to expand service to existing markets, open new markets and schedule convenient and frequent flights. We also continue to explore new relationships with other major airlines.

  •
  All Fixed-Fee Flying.    We believe that fixed-fee agreements allow our major airline partners to enjoy the significant benefits of optimizing total network revenues and matching aircraft size to customer demand, thereby maximizing their own profitability. For the years ended December 31,

    2000 and 2001, approximately 77% and 91%, respectively, of our ASMs were flown under fixed-fee agreements and for the three months ended March 31, 2001 and 2002, approximately 78% and 94%, respectively, of our ASMs were flown under fixed-fee agreements. We anticipate that by August 2002, 100% of our ASMs will be flown under such fixed-fee agreements. Furthermore, we anticipate that the fixed-fee agreement will be the basis on which we will continue to add jets to our fleet.

  •
  Provide Excellent Customer Service.    We believe that our focus on providing excellent customer service in every aspect of operations, including personnel, flight equipment, in-flight amenities, on-time performance, flight completion ratios and baggage handling, is largely responsible for our ability to attract and retain multiple major airline code-share partners. This is because our partners seek to build customer loyalty and preference through consistent, high quality seamless customer service, which they expect their regional partners to be able to provide at a competitive price.

  •
  Motivate Our Employees to Succeed.    We believe that our employees are key to our success. In addition to offering competitive compensation and benefits, we take a number of steps to make our company an attractive place to work and build a career such as maintaining various employee recognition and bonus award programs and consistently communicating our vision and mission statement to our associates.

        We were formed in 1996 as a holding company but conducted no business until May 1998 when we acquired Chautauqua Airlines, Inc., referred to as Chautauqua. Our executive offices are located at 2500 S. High School Road, Suite 160, Indianapolis, Indiana 46241. Our telephone number at that location is (317) 484-6000.

The Offering

Common stock offered by Republic Airways	shares
Common stock outstanding after the offering	shares
Use of proceeds	We estimate that our net proceeds from this offering without exercise of the overallotment option will be approximately $ million. We intend to use these net proceeds to:
• repay indebtedness;
• redeem preferred stock of Chautauqua; and
• general corporate purposes, including working capital and the possible acquisition of additional aircraft and related spare parts and support equipment.
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed Nasdaq National Market symbol	"RJET"

        The number of shares outstanding after the offering:

  •
  excludes            shares of common stock reserved for issuance upon exercise of outstanding stock options at a weighted average exercise price of $                              per share;

  •
  excludes            shares of common stock reserved for issuance upon exercise of warrants granted to American and America West (assuming they exercise all options under their code-sharing agreements); and

  •
  assumes that the underwriters' over-allotment options are not exercised. If the over-allotment options are exercised in full, we will issue and sell an additional            shares of common stock.

Summary Consolidated Financial Information

	Years Ended December 31,						Quarters Ended March 31,
	1999 (1)		2000		2001 (2)		2001		2002
	(in thousands, except per share and airline operating data)						(Unaudited)
Operating Statements Data:
Operating revenues		$88,259		$147,477		$238,644		$52,514		$72,248
Operating income (loss)		(10,576)		7,222		15,447		3,813		7,782
Net income (loss)		(8,854)		2,522		6,067		2,528		3,412
Net income available for common stockholders		(8,854)		2,267		5,649		2,427		3,310
Net income (loss) available for common stockholders:
Basic	$		$		$		$		$
Diluted	$		$		$		$		$
Weighted average number of shares outstanding:
Basic
Diluted
Unaudited Supplemental Pro Forma Information(3):
Net income					$				$
Net income available for common stockholders					$				$
Basic net income available for common stockholders per share					$				$
Diluted net income available for common stockholders per share					$				$
Weighted average number of shares outstanding (pro forma):
Basic
Diluted
Other Financial Data:
Net cash from:
Operating activities		2,182		6,710		22,956		1,895		7,006
Investing activities		(9,270)		(10,812)		(12,690)		(4,047)		(5,665)
Financing activities		7,111		3,975		(7,383)		2,239		408
Airline Operating Data:
Passengers carried		794,911		1,280,884		2,240,822		421,548		712,010
Revenue passenger miles (4)		205,578,811		463,050,021		880,569,802		154,549,708		295,010,428
Available seat miles (5)		423,011,977		869,629,172		1,649,171,823		324,287,059		546,039,070
Passenger load factor (6)		48.6%		53.2%		53.4%		47.7%		54.0%
Yield per revenue passenger mile (7)		$0.421		$0.315		$0.269		$0.337		$0.240
Revenue per available seat mile (8)		$0.209		$0.170		$0.145		$0.162		$0.132
Cost per available seat mile (9)		$0.218		$0.161		$0.131		$0.150		$0.118
EBITDA (10)		$426		$13,124		$32,937		$6,508		$10,182
EBITDAR (10)		$9,675		$36,027		$79,097		$16,238		$24,709
Average passenger trip length (miles)		259		362		393		367		414
Number of aircraft (end of period):
Embraer regional jets		4		18		45		23		48
Saab turboprops		14		26		25		26		15
Jetstream 31 turboprops		19		15		—		8		—

Total aircraft		37		59		70		57		63

	As of March 31, 2002
	Actual	As Adjusted (11)
	(in thousands)
Consolidated Balance Sheet Information:
Cash and cash equivalents	$5,021
Aircraft and other equipment, net	183,496
Total assets	259,018
Long-term debt, including current portion	177,180
Redeemable preferred stock of subsidiary at redemption value	4,849
Total stockholder's equity	13,155

(1)
During the fourth quarter of 1999, we decided to return our entire fleet of leased Jetstream turboprop aircraft and dispose of related inventory and equipment. We continued to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through December 2000. Certain routes were replaced with Saab 340 aircraft and the remaining routes were discontinued. Pursuant to the lease agreements, we were obligated to return the aircraft to the lessors in the same condition that the aircraft were delivered; therefore, we recorded a liability of $2.6 million for the estimated return costs in 1999.

  In addition, a non-cash impairment loss of $4.0 million was recorded in 1999 to reduce the carrying amount of assets to be disposed of to estimated fair value, less costs to sell, or net realizable value.

(2)
During the fourth quarter of 2001, we decided to exit the turboprop business and return our entire fleet of Saab 340 aircraft and dispose of related inventory and equipment. We are planning to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through July 2002. In December 2001, impairment loss and accrued aircraft return costs of $8.1 million were recorded. This charge consists of non-cash impairment costs of $2.1 million, ongoing lease obligations of $4.5 million and $1.5 million to provide for contractual maintenance and return obligations. New leases have been obtained for a number of these aircraft. If no new lessees lease the remaining Saab aircraft and/or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases.

(3)
The unaudited supplemental pro forma information for the year ended December 31, 2001 and the three month period ended March 31, 2002 gives effect to the repayment of indebtedness and the redemption of outstanding redeemable preferred stock with a portion of the proceeds of this offering. Net income has been increased by $          and $      for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively, for the pro forma decrease in interest expense, net of tax, resulting from the decrease in indebtedness. Pro forma net income available to common stockholders has been increased for the elimination of dividends on preferred stock redeemed with the proceeds of this offering. Pro forma weighted average shares outstanding have been increased for the shares issued to repay the indebtedness and redeem the preferred stock assuming an offering price of $            per share, net of offering costs.

(4)
Revenue passengers multiplied by miles flown.

(5)
Passenger seats available multiplied by miles flown.

(6)
Revenue passenger miles divided by available seat miles.

(7)
Passenger revenues divided by revenue passenger miles flown.

(8)
Total airline operating revenues divided by available seat miles.

(9)
Airline operating expenses excluding impairment loss and accrued aircraft return costs divided by available seat miles.

(10)
EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and impairment loss and accrued aircraft return costs. EBITDAR represents earnings before interest expense, income taxes, depreciation, amortization, aircraft and engine rental expense and impairment loss and accrued aircraft return costs. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of our financial performance or to cash flow as a measure of liquidity. In addition, our calculations may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because they may provide useful information regarding our ability to service debt and lease payments and to fund capital expenditures. Our ability to service debt and lease payments and to fund capital expenditures in the future, however, may be affected by other operating or legal requirements or uncertainties. Currently, aircraft and engine rents are our most significant cash expenditure.

The
following represents a reconciliation of EBITDA and EBITDAR to net income for the periods indicated (dollars in thousands):

	Year Ended			Three months Ended March 31,
	1999	2000	2001	2001	2002
EBITDAR	$9,675	$36,027	$79,097	$16,238	$24,709
Aircraft Rent	(9,249)	(22,903)	(46,160)	(9,730)	(14,527)

EBITDA	426	13,124	32,937	6,508	10,182

Depreciation and amortization	(4,303)	(4,110)	(7,783)	(1,265)	(2,158)
Income tax (expense) benefit	4,845	(2,942)	(4,760)	(1,870)	(2,350)
Interest expense	(3,219)	(3,550)	(6,227)	(845)	(2,262)
Impairment loss and accrued aircraft return costs	(6,603)		(8,100)	0	0

Net income (loss)	$(8,854)	$2,522	$6,067	$2,528	$3,412

(11)
Adjusted to reflect the sale of shares we are offering hereby at an assumed offering price of $            per share, the midpoint of the range, and the application of the estimated net proceeds therefrom.

RISK FACTORS

        Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with all of the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. Any adverse effect on our business, financial condition or results of operations could result in a decline in the trading price of our common stock and the loss of all or part of your investment.

Risks Related to Our Operations

Recent terrorist attacks have harmed our business and may harm our business in the future.

        The terrorist attacks of September 11, 2001, and their aftermath coupled with the economic decline in the U.S. economy during the second half of 2001 have negatively impacted the airline industry and us as well. The primary effects experienced by the airline industry include:

  •
  substantial loss of revenue and flight disruption costs caused by the grounding of all commercial air traffic in or headed to the United States by the Federal Aviation Administration, or FAA, for three days after the terrorist attacks;

  •
  increased concerns about future terrorist attacks;

  •
  airport shutdowns and flight cancellations and delays due to security breaches and perceived safety threats;

  •
  higher costs, including those related to increased safety measures and insurance premiums; and

  •
  significantly reduced passenger traffic and yields due to the subsequent dramatic drop in demand for air travel.

        Airline profit levels are highly sensitive to changes in fuel costs, fare levels and passenger demand. Passenger demand and fare levels are influenced by, among other things, the state of the global economy, domestic and international events, airline capacity and pricing actions taken by carriers. The weak U.S. economy, turbulent international events and extensive price discounting by carriers contributed to unprecedented losses for U.S. airlines from 1990 to 1993. Since September 11, 2001, similar factors, together with the effects of the terrorist attacks and the industry's reduction in capacity, have resulted in dramatic losses for the airline industry. Although demand for air travel has increased in recent months, it has yet to return to pre-September 11, 2001 levels. Consequently, most U.S. airlines have significantly reduced their flight schedules and furloughed and terminated employees.

        As a direct result of the terrorist attacks, we have altered the terms of our code-sharing agreement with America West, at their request, to reduce our reimbursement rate for the remainder of 2002 for certain expenses and to provide us with more flexibility in the number of regional jets we operate for America West. In addition, to rationalize our expenses, we reduced employee headcount by 20%. Although payments made to us under recently passed federal legislation and our employee head count reduction have somewhat mitigated the economic impact of the terrorist attacks on us, it is likely that we will not be compensated for our full loss.

        We are currently unable to estimate the long-term impact of the events of September 11, 2001 and the sufficiency of our financial resources to absorb that impact. However, given both the magnitude of the unprecedented events of September 11 and the potential for future unforeseen events or attacks related to these events, the adverse impact to our financial condition, results of operations and prospects may continue to be material.

We are dependent on our code-sharing relationships with US Airways, American and America West Airlines.

        We depend on relationships created by our code-sharing agreements with US Airways, American and America West Airlines for all of our revenue. Any material modification to, or termination of, our code-sharing agreements with any of these partners could have a material adverse effect on our financial condition, the results of our operations and the price of our common stock. Each of the code-sharing agreements contains a number of grounds for termination by our partners, including our failure to meet specified performance levels. In addition, American may terminate the code-sharing agreement without cause upon 180 days' notice, provided such notice may not be given prior to September 30, 2005. If American terminates our code-sharing agreement, it has the right to require us to assign to them our leases of all Embraer regional jets then operating under the code-sharing agreement or to lease such jets to them to the extent we own them. If American terminates our code-sharing agreement other than for cause, we have the right to require American to assume our leases of all Embraer regional jets, or to lease such jets from us to the extent we own them, then operating under the code-sharing agreement. For a more complete description of our code-sharing agreements, including their termination provisions, see "Business-Code-Sharing Agreements."

        In addition, because all of our operating revenues are currently generated under the code-sharing agreements, if any one of them is terminated, our operating revenues and net income will be materially adversely affected unless we are able to enter into satisfactory substitute arrangements or, alternatively, fly under our own flight designator code, including obtaining the airport facilities and gates necessary to do so. In 2001 and for the three months ended March 31, 2002, US Airways accounted for 67% and 60%, respectively, of our revenues, American accounted for 31% of our revenues, and America West accounted for 2% and 9%, respectively, of our revenues. We cannot assure you that we would be able to enter into substitute code-share arrangements, that any arrangements would be as favorable to us as the current code-sharing agreements or that we could successfully fly under our own flight designator code.

If the financial strength of any of our code-share partners decreases, our financial strength is at risk.

        We are directly affected by the financial and operating strength of our code-share partners. In the event of a decrease in the financial or operational strength of any of our code-share partners, such partner may seek to reduce, or be unable to make, the payments due to us under the code-share agreement. In addition, they may reduce utilization of our aircraft to the minimum levels specified in the code-sharing agreements. Further, it is possible that if any of our code-share partners becomes bankrupt, our code-sharing agreement with such partner may not be assumed in bankruptcy and would be terminated. Any such event would have an adverse affect on our operations and the price of our common stock. As of March 31, 2002, Standard & Poor's and Moody's respectively, maintained ratings of CCC+ and Caa2 for US Airways, BB- and B1 for AMR Corp., the parent of American, and C and Ca for America West. In its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, US Airways stated that it was pursuing a restructuring plan involving its key stakeholders and assistance under the Stabilization Act. US Airways also stated that it may need to pursue alternative restructuring scenarios in the context of a judicial reorganization, or, in other words, pursuant to Chapter 11 of the Bankruptcy Code, if it is unable to secure such concessions.

Our code-share partners may expand their direct operation of regional jets thus limiting the expansion of our relationships with them.

        We depend on major airlines like US Airways, American and America West electing to contract with us instead of purchasing and operating their own regional jets. However, these major airlines possess the resources to acquire and operate their own regional jets instead of entering into contracts with us or other regional carriers. For example, American has acquired many regional jets which they fly under their affiliated carrier, American Eagle. We have no guarantee that in the future our code-share partners will choose to enter into contracts with us instead of purchasing their own regional jets or entering into relationships with competing regional airlines. They are not prohibited from doing so under our code-sharing agreements. A decision by US Airways, American or America West to phase out our contract-based code-sharing relationships and instead acquire and operate their own regional jets or to enter into similar agreements with one or more of our competitors could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

Any labor disruption or labor strikes would adversely affect our ability to conduct our business.

        All of our pilots, flight attendants, dispatchers and customer service employees are represented by unions. Collectively, these employees represent approximately 75% of our workforce as of March 31, 2002. In addition, we expect that most new employees will be represented by a union. We therefore expect the percentage of employees represented by a union to increase. Although we have never had a work interruption or stoppage and believe our relations with our unionized employees are generally good, we are subject to risks of work interruption or stoppage and/or may incur additional administrative expenses associated with union representation of our employees. Our collective bargaining agreement with our pilot union is amendable in November 2002, and we cannot accurately predict the outcome of any amendment negotiations. If we are unable to reach agreement with any of our unionized work groups on the amended terms of their collective bargaining agreements, we may be subject to work interruptions and/or stoppages. Any sustained work stoppages could adversely affect our ability to fulfill our obligations under our code-sharing agreements and could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

        Under the terms of our jet code-sharing agreements with US Airways and America West, if we are unable to provide scheduled flights as a result of a strike by our employees, they are only required to pay us for certain fixed costs for specified periods. Under the terms of the code-sharing agreement with American, it is not required to pay us any amounts during the period our employees are on strike. A sustained strike by our employees would require us to bear costs otherwise paid by our code-share partners.

        In addition, a labor disruption other than a union-authorized strike may cause us to be in material breach of our code-sharing agreements, all of which require us to meet specified flight completion levels during specified periods. Our code-share partners have the right to terminate their code-sharing agreements if we fail to meet these completion levels.

        Furthermore, since each of our code-share partners is a significant source of revenue, any labor disruption or labor strike by the employees of any one of our code-share partners which would effect their ability to pay us under our code-share agreement could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

Our current growth plans may be materially affected by substantial risks, some of which are outside of our control.

        We plan to acquire at least an additional 42 Embraer regional jets by December 2003, of which 5 jets are currently subject to firm order. Substantial risks accompany our growth plans. If we are incorrect in our assessment of the profitability and feasibility of our growth plans, or if circumstances change in a way that was unforeseen by us, we may not be able to grow as planned.

        Under our code-sharing agreements, we are obligated to place in service an additional 5 Embraer regional jets over the next five months at an aggregate cost (excluding the cost of acquiring the aircraft) to us of approximately $1.1 million. These costs which are related to the acquisition of these aircraft include the acquisition of related additional ground and maintenance facilities and support equipment, the employment of approximately 110 additional employees and the integration of those aircraft, facilities and employees into our existing operations.

        We currently have 37 options to purchase regional jets from Embraer. If we choose to exercise options to purchase aircraft from Embraer prior to obtaining a commitment from existing or future code-share partners to place the aircraft in service, we will be obligated to purchase the aircraft from Embraer and to bear the cost of operation even if we cannot place the aircraft in service with a code-share partner, which could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

        Our ability to manage our growth effectively and efficiently requires us to continue to forecast accurately our equipment needs and human resources and to continue to expend funds to improve our operating, financial and management controls, reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base, which could be costly. Our growth will place a significant strain on our management and other corporate resources. If we are unable to manage our anticipated growth effectively and efficiently, our business could be harmed.

        Our growth plans may be adversely affected by our code-sharing agreement with American, which requires us to provide regional airline services exclusively for American at its St. Louis hub and within 50 statute miles of that hub. This agreement also prohibits us from providing competing regional hub services at Memphis, Nashville and Kansas City and means that, without American's consent, we are prohibited from operating flights under our own flight designator code or on behalf of any other air carrier providing "hub" services in or out of these airports. In addition, we are prohibited from operating any of our aircraft subject to the American code-sharing agreement on behalf of any other carrier.

Our code-share partners may be restricted in increasing the level of business that they conduct with us thereby limiting our growth.

        Employees at major airlines generally oppose efforts by their companies to utilize regional airlines to serve shorter, lower volume routes from their hubs because of their perception that such utilization leads to layoffs at the major airline, as well as lower wages and salaries. In general, the pilots' unions of certain major airlines have negotiated collective bargaining agreements that restrict the number and/or size of regional aircraft that a particular carrier may operate. A "scope" clause in US Airways' current collective bargaining agreement with its pilots prevents US Airways from using more than 140 regional jets not flown by its pilots in its operations, of which 70 are currently in service. We cannot assure you that US Airways will contract with us to fly any additional aircraft. A "scope" clause in American's current collective bargaining agreement with its pilots restricts it from operating more than 67 regional jets having 45 or more seats.

        American has advised us that in order to provide it with additional flexibility, American may adjust its relationship with us from that of a code-share partner, where we use American's two letter flight designator code, to that of an interline agreement, where we use the code of another AmericanConnection Carrier. Although we do not believe that this will adversely affect our economic relationship with American, we can provide no assurance since the code of another carrier may receive less prominence on computerized flight reservation systems than American's, causing fewer passengers to fly our airline. If historical American passenger levels are not maintained, although we will receive our fixed-fee per block hour flown, the aggregate per passenger amount we receive will be reduced. We cannot assure you that these "scope" clauses will not become more restrictive in the future, or that America West will not become subject to similar or more restrictive "scope" clauses. America West has advised us that an agreement with another regional carrier that is structurally similar to our code-sharing agreement with America West has been alleged by their pilots to violate certain of America West's labor agreements. Any additional limit on the number of regional jets we can fly for our code-share partners could have a material adverse effect on our expansion plans and the price of our common stock.

Our fleet expansion program will require a significant increase in our leverage and the financing we require may not be available on favorable terms or at all.

        The airline business is very capital intensive and, as a result, many airline companies are highly leveraged. During the years ended December 31, 2000 and 2001, our mandatory debt service payments totaled $1.9 million and $7.9 million respectively, and our mandatory lease payments totaled $25.4 million and $49.2 million respectively. During the three months ended March 31, 2001 and 2002, our mandatory debt service payments totaled $0.5 million and $1.0 million, respectively, and our mandatory lease payments totaled $10.3 million and $15.1 million, respectively. We have significant lease obligations with respect to our aircraft and ground facilities, which aggregated approximately $853.5 million at March 31, 2002. Our current growth strategy involves the acquisition of 42 more Embraer regional jets between 2002 and 2003, 5 of which we will place in service for American under our existing code-sharing agreement. Embraer's current aggregate list price of these 42 Embraer regional jets is approximately $834.2 million. We expect to lease or otherwise acquire on credit all, or substantially all, such 42 Embraer regional jets, which will significantly increase our mandatory lease and debt service payments.

        There can be no assurance that our operations will generate sufficient cash flow to make such payments or that we will be able to obtain financing to acquire the additional aircraft necessary for our expansion. If we default under our loan or lease agreements, the lender/lessor has available extensive remedies, including, without limitation, repossession of the respective aircraft and, in the case of large creditors, the effective ability to exert control over how we allocate a significant portion of our revenues. Even if we are able to timely service our debt, the size of our long-term debt and lease obligations could negatively affect our financial condition, results of operations and the price of our common stock in many ways, including:

  •
  increasing the cost, or limiting the availability of, additional financing for working capital, acquisitions or other purposes;

  •
  limiting the ways in which we can use our cash flow, much of which may have to be used to satisfy debt and lease obligations; and

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  adversely affecting our ability to respond to changing business or economic conditions or continue our growth strategy.

        If we need funds and cannot raise them on acceptable terms, we may be unable to realize our current plans or take advantage of unanticipated opportunities and could be required to slow our growth.

We may be subject to significant liability in connection with our decision to phase out of revenue service our Saab 340A aircraft.

        In December 2001, we decided to phase out of revenue service and return to the lessors our entire fleet of leased Saab 340A aircraft. Saab Aircraft Leasing, Inc. and affiliates, referred to here as "lessor", have agreed to lease 22 of the 24 Saab 340A aircraft when new lessees are identified. The remaining 2 Saab 340A aircraft are leased from a different lessor and will be returned to that lessor in upon the expiration of these leases in September 2002. An agreement was signed between the lessor and a new lessee (a company controlled by Wexford Capital with a minimal net worth) for 16 Saab 340A aircraft, with options for 2 additional aircraft, at fair market lease rates. We recorded a charge of approximately $8.1 million in the quarter ended December 31, 2001, to reflect our estimate of the cost associated with the complete phase out and the related asset impairment of our entire Saab 340A turboprop fleet. If no new lessees lease the remaining Saab aircraft and/or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases.

We depend on Embraer to supply us with the aircraft we require to expand.

        As of March 31, 2002, we are obligated under our code-sharing agreements to place an additional 5 Embraer regional jets in service over the next six months. We currently have firm orders with Embraer for 5 regional jets through Solitair Corp., a company controlled by an affiliate of our sole stockholder. We also have options to acquire an additional 37 regional jets that are exercisable from May 2002 through September 2002. We are dependent on Embraer as the manufacturer of all of these jets and certain factors may limit or preclude our ability to obtain these regional jets, including:

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  Embraer could refuse, or may not be financially able, to perform its obligations under the purchase agreement for the delivery of the regional jets; and

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  a fire, strike or other event could occur that affects Embraer's ability to completely or timely fulfill its contractual obligations.

        Any disruption or change in the delivery schedule of these Embraer regional jets would affect our overall operations and our ability to fulfill our obligations under our code-sharing agreements.

        Our operations could be materially adversely affected by the failure or inability of Embraer or any key component manufacturers to provide sufficient parts or related support services on a timely basis or by an interruption of fleet service as a result of unscheduled or unanticipated maintenance requirements for our aircraft.

Reduced utilization levels of our aircraft under the fixed-fee agreements would adversely impact our revenues and earnings.

        Our agreements with US Airways, American and America West require each of them to schedule our aircraft to a minimum level of utilization. However, the aircraft have historically been utilized more than the minimum requirement. Even though the fixed-fee rates either adjust based on scheduled utilization levels or require a fixed amount per day to compensate us for our fixed costs, if our aircraft are underutilized (including taking into account the stage length and frequency of our scheduled flights) we will likely lose both the opportunity to recover a margin on the variable costs of flights that would have been flown if our aircraft were more fully utilized and the opportunity to earn incentive compensation on such flights.

Our inability to pass through insurance costs to our code-share partners would harm our business.

        Following the September 11th terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance available to airlines for liability to persons other than passengers for claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate.

        Aviation insurers could increase their premiums even further in the event of additional terrorist attacks, hijackings, airline crashes or other events adversely affecting the airline industry. Furthermore, the excess war risk coverage provided by the government is currently scheduled to be in force until May 19, 2002. While the government recently announced a 30-day extension beyond this deadline, we cannot assure you that any further extensions will occur, or if they do, how long the extension will last. It is expected that should the government stop providing excess war risk coverage to the airline industry, the premiums charged by aviation insurers for this coverage will be substantially higher than the premiums, currently charged by the government. Significant increases in insurance premiums would harm our financial condition and results of operations if we are unable to pass these costs through to our code-share partners. Further, if we are unable to obtain aviation insurance, our ability to operate would be substantially affected and our financial condition and results of operations would be materially adversely affected.

Increases in our labor costs, which constitute a substantial portion of our total operating costs, will directly impact our earnings.

        Labor costs constitute a significant percentage of our total operating costs, and we have experienced pressure to increase wages and benefits for our employees. Under our code-sharing agreements, our reimbursement rates contemplate labor costs that increase on a set schedule generally tied to an increase in the consumer price index or the actual increase in the contract. We are responsible for our labor costs, and we may not be entitled to receive increased payments for our flights if our labor costs increase above the assumed costs included in the reimbursement rates. As a result, a significant increase in our labor costs above the levels assumed in our reimbursement rates could result in a material reduction in our earnings. We have entered into collective bargaining agreements with our pilots, flight attendants, customer service employees and dispatchers, which are amendable in November 2002, March 2003, December 2005 and February 2007, respectively. We cannot assure you that future agreements with our employees' unions will be on terms in line with our expectations or comparable to agreements entered into by our competitors, and any future agreements may increase our labor costs and reduce our income.

Our business could be harmed if we lose the services of our key personnel.

        Our business depends upon the efforts of our chief executive officer, Bryan K. Bedford, and our other key management and operating personnel. US Airways can terminate its turboprop code-sharing agreement and American can terminate its code-sharing agreement if we replace Mr. Bedford without their consent, which in the case of American cannot be unreasonably withheld. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business. We maintain a "key man" life insurance policy in the amount of $5 million for Mr. Bedford, but this amount may not adequately compensate us in the event we lose his services.

We may experience difficulty finding, training and retaining employees.

        Our business is labor-intensive, we require large numbers of pilots, flight attendants, maintenance technicians and other personnel and we anticipate that our expansion plans will require us to recruit, train and retain a significant number of new employees over the next several years.

        The airline industry has from time to time experienced a shortage of qualified personnel, specifically pilots and maintenance technicians. In addition, as is common with most of our competitors, we have faced considerable turnover of our employees. Although our employee turnover has decreased significantly since September 11, 2001, our pilots, flight attendants and maintenance technicians often leave to work for larger airlines, which generally offer higher salaries and benefit programs than regional airlines are financially able to offer. Should the turnover of employees, particularly pilots and maintenance technicians, sharply increase, the result will be significantly higher training costs than otherwise would be necessary. We cannot assure you that we will be able to recruit, train and retain the qualified employees that we need to carry out our expansion plans or replace departing employees. If we are unable to hire and retain qualified employees at a reasonable cost, we may be unable to complete our expansion plans, which could materially adversely affect our financial condition, results of operations and the price of our common stock.

We fly and depend upon a limited number of aircraft and aircraft types and our business is at risk if we do not receive timely deliveries of aircraft or if the public negatively perceives our aircraft.

        Our fleet consists of 48 Embraer regional jets and 13 Saab 340 turboprops that will be phased out in 2002. We expect that the risks associated with operating a limited number of aircraft types will increase in the future. These risks include:

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  the failure or inability of Embraer-Empresa Brasileira de Aeronautica S.A. (the manufacturer of the Embraer regional jets) to provide sufficient aircraft, parts or related support services on a timely basis;
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  the interruption of fleet service as a result of unscheduled or unanticipated maintenance requirements for these aircraft;
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  the issuance of FAA directives restricting or prohibiting the use of Embraer regional jets or requiring time-consuming inspections and maintenance; or
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  the adverse public perception of an aircraft type as a result of an accident or other adverse publicity.

        The occurrence of any one or more of these factors could result in our failure to meet our obligations under our code-sharing agreements, thereby permitting our code-share partners to terminate these agreements and could material adversely affect our operations and the price of our common stock.

        Many air travelers may perceive smaller, regional aircraft, like our Embraer regional jets, as unsafe, unstable or uncomfortable in comparison to the larger aircraft primarily used by major airline companies. The public's refusal to fly in the types of aircraft that we operate could adversely affect our ability to expand our existing code-sharing agreements or obtain new code-sharing agreements.

We are at risk of losses stemming from an accident involving any of our aircraft.

        While we have never had a crash over our 27 year history, it is possible that one or more of our aircraft may crash or be involved in an accident in the future, causing death or injury to individual air travelers and our employees and destroying the aircraft. Because of the limited number of aircraft that we operate and because of our relatively small size, any accident involving our aircraft could have a material adverse effect on our financial condition and results of operations.

        In addition, if one of our aircraft were to crash or be involved in an accident, we would be exposed to significant tort liability. Passengers, or their estates, may seek to recover damages for death or injury. There can be no assurance that the insurance we carry to cover such damages will be adequate. Accidents could also result in unforeseen mechanical and maintenance costs. In addition, any accident involving an aircraft that we operate could create a public perception that our aircraft are not safe, which could result in air travelers being reluctant to fly on our aircraft which could cause a decrease in revenues. Such a decrease could materially adversely affect our financial condition, results of operations and the price of our common stock.

We will be controlled by Wexford Capital as long as they own or control a majority of our common stock, and they may make decisions with which you disagree.

        After the completion of this offering, WexAir LLC, which is owned by several investment funds managed by Wexford Capital, will own beneficially approximately     % of the outstanding shares of our common stock, or approximately    % if the underwriters exercise in full their options to purchase additional shares. As a result, Wexford Capital and its affiliates will control all matters affecting us, including the election of directors as long as they own or control a majority of our common stock. They may make decisions which you and other stockholders will not be able to affect by voting your shares.

We may have conflicts of interest with Wexford Capital, and because of their controlling ownership, we may not be able to resolve these conflicts on an arm's length basis.

        Wexford Capital and its affiliates are actively engaged in the airline business. Conflicts of interest may in the future arise between Wexford Capital and us in a number of areas relating to our business and our past and ongoing relationships. Factors that may create a conflict of interest between Wexford Capital and us include the following:

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  Wexford Capital currently owns Shuttle America and is providing debtor-in-possession financing to Midway Airlines. Wexford Capital may in the future make significant investments in other airline companies that directly compete with us and any such investment may encourage Wexford Capital to restrict our ability to grow;
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  sales or distributions by WexAir LLC of all or any portion of its ownership interest in us; and
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  several of our directors also are directors, managing members or general partners of Wexford Capital and its affiliates.

        Wexford Capital is under no obligation to resolve any conflicts that might develop between it and us in a manner that is favorable to us and we cannot guarantee that such conflicts will not result in harmful consequences to our business or prospects. In addition, Wexford Capital and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us. We have specifically renounced in our certificate of incorporation any interest or expectancy that Wexford Capital and its affiliates will offer to us any investment or business opportunity of which they are aware.

We are currently the subject of an FAA investigation and may be subject to civil penalties.

        In 2001, we were informed by the FAA that it is investigating shipments sent by us on cargo airlines consisting of 46 packages that may have contained regulated hazardous materials without properly training our employees and/or without properly labeling, declaring, marking, describing or packaging the shipments for transportation in air commerce in accordance with applicable requirements. We are cooperating with the FAA's investigation, which is at an early stage. We could be subject to civil penalties of up to $27,500 for each violation; however, given the early stage of the investigation and the discretion the FAA has in imposing penalties, we are unable to estimate the number of violations or the amount of penalties, if any, we might be required to pay. We cannot assure you that the amount of penalties will be immaterial.

Risks Associated With The Airline Industry

The airline industry has been subject to a number of strikes which could affect our business.

        The airline industry has been negatively impacted by a number of labor strikes. Any new collective bargaining agreement entered into by other regional carriers may result in higher industry wages and add increased pressure on us to increase the wages and benefits of our employees. Furthermore, since each of our code-share partners is a significant source of revenue, any labor disruption or labor strike by the employees of any one of our code-share partners could have a material adverse effect on our financial condition, results of operations and the price of our common stock.

The airline industry is highly competitive.

        Within the airline industry we not only compete with other regional airlines, some of which are owned by or operated as code-share partners of major airlines, but we also face competition from low-fare airlines and major airlines on many of our routes. Other low-fare carriers serve the Indianapolis International Airport, which results in significant price competition in the Indianapolis market, one of our major markets. Competition in the Northeast markets, which we service from US Airways' hubs in New York, Boston and Philadelphia, is particularly intense, due to the large number of carriers in those markets.

        In addition, some of our competitors are larger and have significantly greater financial and other resources than we do. Moreover, federal deregulation of the industry allows competitors to rapidly enter our markets and to quickly discount and restructure fares. The airline industry is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats.

        In addition to traditional competition among airlines, the industry faces competition from ground and sea transportation alternatives. Video teleconferencing and other methods of electronic communication may add a new dimension of competition to the industry as business travelers seek lower-cost substitutes for air travel.

Airlines are often affected by certain factors beyond their control, including weather conditions which can affect their operations.

        Generally, revenues for airlines depend on the number of passengers carried, the fare paid by each passenger and service factors, such as timeliness of departure and arrival. During periods of fog, ice, low temperatures, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Under our fixed-fee code-sharing agreements, we are substantially protected against cancellations due to weather or air traffic control, although these factors may affect our ability to receive incentive payments for flying more than the minimum number of flights specified in our code-sharing agreement. Should we enter into pro-rate revenue sharing agreements in the future, we will not be protected against weather or air traffic control cancellations and our revenues could suffer as a result.

The airline industry has recently gone through a period of consolidation; consequently we have fewer potential partners.

        Since its deregulation in 1978 and continuing to the present, the airline industry has undergone substantial consolidation, and it may in the future undergo additional consolidation. For example, in April 2001, American acquired the majority of Trans World Airlines, Inc.'s assets. Our relationship with American resulted from this transaction. We, as well as our code-share partners, routinely monitor changes in the competitive landscape and engage in analysis and discussions regarding our strategic position, including potential alliances and business combination transactions. Further consolidation could limit the number of potential partners with whom we could enter into code-sharing relationships. Any additional consolidation or significant alliance activity within the airline industry could materially adversely affect our relationship with our code-share partners.

The airline industry is heavily regulated.

        Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspection and maintenance procedures to be conducted on older aircraft.

        We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not significantly increase our costs of doing business.

        The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of our Saab 340 turboprops or Embraer regional jets, for any reason, could negatively impact our results of operations.

        In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect our operations. From time to time, various airports throughout the country have considered limiting the use of smaller aircraft, such as Embraer regional jets, at such airports. The imposition of any limits on the use of Embraer regional jets at any airport at which we operate could interfere with our obligations under our code-share agreements and severely interrupt our business operations.

        Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For instance, "passenger bill of rights" legislation has been introduced in Congress that would, among other things, require the payment of compensation to passengers as a result of certain delays and limit the ability of carriers to prohibit or restrict usage of certain tickets in manners currently prohibited or restricted. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have also been proposed. In addition, as a result of the terrorist attacks in New York and Washington, D.C. in September 2001, the FAA has imposed more stringent security procedures on airlines. We cannot predict what other new regulations may be imposed on airlines and we cannot assure you that laws or regulations enacted in the future will not materially adversely affect our financial condition, results of operations and the price of our common stock.

Risks Related To Our Common Stock

There has been no prior market for our shares, and we cannot assure you that the price of our shares will not decline after the offering. In addition, our stock price may be volatile.

        Before this offering, there has not been a public market for our shares of common stock, and an active public market for our shares may not develop or be sustained after this offering. The market price of our shares could be subject to significant fluctuations after this offering and could decline below the initial public offering price.

        The initial public offering will be determined by negotiations between the underwriters and our board of directors, and may not be representative of the market price at which our shares of common stock will trade after this offering. We cannot assure you that you will be able to sell your shares at or above the initial public offering price.

        The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

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  announcements concerning our code-share partners, competitors, the airline industry or the economy in general;
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  strategic actions by us, our code-share partners or our competitors, such as acquisitions or restructurings;
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  media reports and publications about the safety of our aircraft or the aircraft types we operate;
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  new regulatory pronouncements and changes in regulatory guidelines;
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  general and industry-specific economic conditions;
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  changes in financial estimates or recommendations by securities analysts;
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  sales of our common stock or other actions by investors with significant shareholdings or our code-share partners; and
  •
  general market conditions.

        The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

        In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management's attention and resources and harm our business.

You will suffer immediate and substantial dilution.

        We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our outstanding common stock, resulting in immediate and substantial dilution. The net tangible book value of a share of our common stock purchased at an assumed initial public offering price of $            (the midpoint of the filing range) will be only $            . Additional dilution may be incurred if stock options or warrants, whether currently outstanding or subsequently granted, are exercised. For example, set forth in the table below is information regarding stock options granted to our employees, officers and directors, as well as information regarding warrants to purchase common stock that we have issued or agreed to issue to two of our code-share partners. If the price of our common stock is greater than the exercise price of either the stock options or the warrants, your interest in our common stock will be diluted.

	Number of Securities Underlying Options/Warrants Granted	Exercise Price Per Share
Stock options to employees, officers and directors
American warrant
America West warrant

Future sales of our common stock by our stockholders could depress the price of our common stock.

        Sales of a large number of shares of our common stock, the availability of a large number of shares for sale, or sales of shares of our common stock by our code-share partners, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. Upon completion of this offering, we will have            shares of common stock outstanding. Substantially all holders of our common stock are subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days after the date of this prospectus. Merrill Lynch, on behalf of the underwriters, may in its sole discretion and at any time waive the restrictions on transfer in these agreements during this period. After these agreements expire, approximately             of these shares will be eligible for sale in the public market.

Our incorporation documents and Delaware law have provisions that could delay or prevent a change in control of our company, which could negatively affect your investment.

        In addition to the fact that Wexford Capital will own the majority of our common stock after this offering, our certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change in control of our company that stockholders may consider favorable. Some of these provisions:

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  authorize the issuance of up to 5,000,000 shares of preferred stock that can be created and issued by our board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;
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  limit the persons who can call special stockholder meetings;
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  provide that a supermajority vote of our stockholders is required to amend our certificate of incorporation or bylaws; and
  •
  establish advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings.

        These and other provisions in our incorporation documents and Delaware law could allow our board of directors to affect your rights as a stockholder by making it more difficult for stockholders to replace board members. Because our board of directors is responsible for appointing members of our management team, these provisions could in turn affect any attempt to replace the current management team. In addition, these provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them.

Our charter documents include provisions limiting voting by foreign owners.

        Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Our certificate of incorporation further provides that no shares will be registered on this separate stock record if the amount so registered would exceed applicable foreign ownership restrictions. U.S. law currently requires that no more than 25% of the voting stock of our company (or any other domestic airline) may be owned directly or indirectly by persons who are not citizens of the United States. See "Description of Capital Stock—Common Stock—Limitation on Voting by Foreign Owners."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect event or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        The net proceeds we will receive from the sale of the                         shares of common stock offered by us, at a public offering price of $                   per share, the midpoint of the filing range, and after deducting estimated underwriting discounts and offering expenses, are estimated to be $                   million ($             million if the underwriters' over-allotment option granted by us is exercised in full).

        We currently intend to use the net proceeds of the offering as follows:

  •
  approximately $18,880,000 to repay indebtedness to our sole stockholder;

  •
  approximately $4,849,000 to redeem the outstanding preferred stock of Chautauqua held by an affiliate of our sole stockholder;

  •
  approximately $10,500,000 to repay indebtedness to Embraer-Empresa Brasileira de Aeronautica S.A.;

  •
  approximately $1,320,000 to repay indebtedness to an affiliate of our sole stockholder; and

  •
  general corporate purposes, including working capital and the possible acquisition of additional aircraft and related spare parts and support equipment.

        Pending such utilization, we intend to invest the remainder of the proceeds in short-term, investment grade, interest-bearing securities until we have identified a use for them.

        The indebtedness to be repaid to our sole stockholder was initially incurred in May 1998 to finance a portion of the purchase price for Chautauqua. The note, which currently bears interest at the rate of 11.5% compounded semi-annually, currently matures on the earliest of (1) demand by the holder thereof, (2) May 14, 2003 or (3) the closing of this offering.

        In July 1999, Imprimis Investors LLC, one of the members of our sole stockholder, loaned Chautauqua $1,000,000 for working capital purposes. In April 2000, Imprimis loaned Chautauqua an additional $1,500,000 for working capital purposes. These loans bore interest at a rate of 7.5% per annum and were due on demand. In May 2000, Chautauqua issued to Imprimis 10.295828 shares of Chautauqua's Series A preferred stock in payment of principal and accrued interest on the notes, which totaled $2,573,950. In May 2000, Chautauqua sold to Imprimis an additional six shares of Chautauqua's Series A preferred stock for an aggregate purchase price of $1,500,000. Chautauqua used the proceeds from the sale of the preferred stock for working capital. These preferred shares are now owned by Wexford Special Situations 1997 Institutional, L.P. following a distribution by Imprimis to its members. Under the terms of the preferred stock, Chautauqua is required to redeem the preferred stock for a cash payment equal to the stated value ($250,000 per share) plus all accrued and unpaid dividends, upon the consummation of this offering. The preferred stock has an annual dividend of $25,000 per share, which is cumulative to the extent not paid.

        Between December 2001 and March 2002, Embraer-Empresa Brasileira de Aeronautica S.A. loaned Chautauqua approximately $85,500,000 toward the purchase of 6 new ERJ 140 regional jets. The notes bear an annual interest rate of 7.5% and mature on the earliest of (1) demand by the holder thereof, (2) September 28, 2002 or (3) the closing of a permanent financing arrangement with Agência Especial de Financiamento Industrial, or FINAME. It is contemplated that approximately $75,000,000 will be refinanced with FINAME and that the balance of $10,500,000 will be repaid with the proceeds of this offering.

        In connection with the purchase of three ERJ 140s between February and March 2002, we issued notes in the aggregate amount of $1,320,000 to Solitair Corp. in payment of their fee for the acquisition of these aircraft. The notes bear interest at a rate of 9% and mature on the earliest of (1) demand by the holder thereof, (2) March 31, 2003 or (3) the closing of this offering.

DIVIDEND POLICY

        We have never paid dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future. Instead, we intend to retain our earnings, if any, to finance our business and to use for general corporate purposes. Our board of directors has the authority to declare and pay dividends on the common stock, in its discretion, as long as there are funds legally available to do so. Chautauqua's credit facility with Fleet limits its ability to pay dividends to Republic Airways. As a holding company, we would only be able to pay dividends from funds received from Chautauqua and any other subsidiaries we may have.

CAPITALIZATION

        The following table sets forth our capitalization at March 31, 2002 (adjusted to reflect the recapitalization that will occur in connection with this offering), and as adjusted to give effect to the sale of the             shares of common stock offered by us at an assumed offering price of $                  per share, the midpoint of the filing range, and the application of the estimated net proceeds therefrom, as described under "Use of Proceeds." The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	March 31, 2002
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$5,021	$

Current portion of long-term debt	9,971
Subordinated notes payable to affiliates	18,203
Long-term debt, less current portion	149,006
Redeemable preferred stock of subsidiary at redemption value	4,849
Stockholder's equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—
Common stock, $.001 par value; one vote per share; 75,000,000 shares authorized; 100 shares issued and outstanding actual and shares issued and outstanding as adjusted(1)
Additional paid-in capital	7,916
Accumulated earnings	5,239

Total stockholder's equity	13,155

Total capitalization	$195,184	$

(1)
Assumes underwriters' over-allotment options to purchase up to an additional            shares of common stock from us are not exercised.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2002, was $            per share. Net tangible book value per share is determined by dividing our tangible net worth, which is our tangible assets less total liabilities, by the total number of outstanding shares of common stock. After giving effect to the sale of shares of common stock in this offering at an assumed offering price of $            per share, the midpoint of the filing range, and our receipt of the estimated net proceeds, our net tangible book value at March 31, 2002, would have been $            per share. This represents an immediate increase in the net tangible book value of $            per share to our existing stockholder, and an immediate dilution of $            per share to you if you invest in our common stock. The following table illustrates this dilution of $            per share to new stockholders purchasing our common stock in this offering:

Assumed initial public offering price per share		$
Net tangible book value per share as of March 31, 2002	$
Increase per share attributable to new investors

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

        The following table summarizes, on a pro forma basis as of March 31, 2002, the total number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by WexAir LLC, our sole stockholder, and by the new investors in this offering at an assumed initial public offering price of $            per share and before deducting estimated underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased			Total Consideration
	Number	Percent	Percent of Voting Rights	Amount	Percent	Average Price Per Share
WexAir LLC				$
New investors

Total

        If the underwriters exercise their over-allotment options in full, the number of shares of common stock held by new investors will increase to            , or     % of the total number of shares of common stock to be outstanding immediately after this offering, representing    % of the voting rights, and the percentage of the total number of shares of common stock to be outstanding immediately after this offering held by WexAir LLC will decrease to                        , representing    % of the voting rights.

        The information presented above excludes:

  •
  shares of common stock currently reserved for issuance under outstanding options at a weighted average exercise price of $                        per share; and

  •
  shares subject to outstanding warrants issued to our code-share partners at an exercise price of $                        per share (assuming they exercise all options under their code-sharing agreements).

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected consolidated financial and airline operating data with respect to the periods indicated. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 1999, 2000, and 2001, have been derived from our consolidated financial statements, which statements have been audited by Deloitte & Touche LLP, independent public accountants. The airline operating data set forth below is unaudited. The selected consolidated financial data for the three months ended March 31, 2001 and 2002 have been derived from our unaudited consolidated financial statements which, in our opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information included therein. Our results of operations for the three months ended March 31, 2002, are not necessarily indicative of results to be achieved for the full year ending December 31, 2002.

        On May 15, 1998, Republic Airways acquired for cash all the outstanding capital stock of Chautauqua for $20,133,000 (including expenses), and accounted for the acquisition under the purchase method of accounting. Prior to the acquisition, Republic Airways had no operations. The predecessor's financial statements have been prepared using the historical cost of Chautauqua's assets and have not been adjusted to reflect the acquisition. The financial statements of Republic Airways include adjustments required under the purchase method of accounting.

Selected Consolidated Financial Information

	Predecessor
	Chautauqua Airlines, inc.		Republic Airways Holdings Inc.
		Period of Jan 1- May 14, 1998	Period of May 15- Dec 31, 1998		Combined Year Ended December 31, 1998(1)	Years Ended December 31,						Quarter Ended March 31,
	Year Ended December 31, 1997
						1999		2000		2001		2001		2002
	(in thousands, except share, per share and airline operating data)
												(unaudited)
Statement of Operations Data:
Operating revenues:
Passenger.	$77,793	$28,901		$53,643	$82,544		$86,588		$145,850		$236,843		$52,134		$70,943
Freight and other	1,634	450		1,078	1,528		1,671		1,627		1,801		380		1,305

Total operating revenues	79,427	29,351		54,721	84,072		88,259		147,477		238,644		52,514		72,248

Operating expenses
Wages and benefits	16,178	6,031		11,900	17,931		22,679		30,782		45,107		10,213		12,709
Aircraft fuel	7,106	2,173		3,530	5,703		7,119		22,192		39,042		8,096		11,797
Passenger fees and commissions	14,030	5,089		9,919	15,008		15,038		12,883		11,065		2,927		1,315
Landing fees	1,748	795		1,154	1,949		2,105		3,753		7,091		1,431		2,626
Aircraft rental.	10,067	3,700		4,653	8,353		9,249		22,903		46,160		9,730		14,527
Maintenance and repair	11,077	4,213		7,822	12,035		12,813		19,667		34,069		7,336		9,734
Insurance and taxes	2,676	923		817	1,740		1,528		2,822		5,710		1,146		3,549
Depreciation and amortization	2,485	874		1,717	2,591		4,303		4,110		7,783		1,265		2,158
Impairment loss and accrued aircraft return costs(2)(3)	—	—		—	—		6,603		—		8,100		—		—
Other	7,617	2,809		6,899	9,708		17,398		21,143		26,710		6,557		6,051
Stabilization Act compensation	—	—		—	—		—		—		(7,640)		—		—

Total operating expenses	72,984	26,607		48,411	75,018		98,835		140,255		223,197		48,701		64,466

Operating income (loss)	6,443	2,744		6,310	9,054		(10,576)		7,222		15,447		3,813		7,782
Other income (expense):
Interest expense	(1,492)	(765)		(1,528)	(2,293)		(3,219)		(3,550)		(6,227)		(845)		(2,262)
Other income	—	—		—	—		96		1,792		1,607		1,430		242

Total other income (expense)	(1,492)	(765)		(1,528)	(2,293)		(3,123)		(1,758)		(4,620)		585		(2,020)

Income (loss) before income taxes	4,951	1,979		4,782	6,761		(13,699)		5,464		10,827		4,398		5,762
Income tax expense (benefit)	2,112	774		2,275	3,049		(4,845)		2,942		4,760		1,870		2,350

Income (loss) before cumulative effect of change in accounting principle	2,839	1,205		2,507	3,712		(8,854)		2,522		6,067		2,528		3,412
Cumulative effect of change in accounting principle, net of taxes(4)	(1,227)	—		—	—		—		—		—		—		—

Net income (loss)	$1,612	$1,205		$2,507	$3,712		$(8,854)		$2,522		$6,067		$2,528		$3,412

Preferred stock dividends(5)	—	—		—	—		—		(255)		(418)		(101)		(102)

Net income (loss) available for common stockholders	$1,612	$1,205		$2,507	$3,712		$(8,854)		$2,267		$5,649		$2,427		$3,310

Net income (loss) available for common stockholders per share:
Basic	$.81	$.60	$			$		$		$		$		$

Diluted	$.81	$.60	$			$		$		$		$		$

Weighted average common shares outstanding:
Basic
Diluted
Other Financial Data:
Net cash from:
Operating activities	$6,604	$(730)	$6,625		$2,182	$6,710	$22,956	$1,895	$7,006
Investing activities	1,171	(771)	(26,090)		(9,270)	(10,812)	(12,690)	(4,047)	(5,665)
Financing activities	(7,236)	1,341	19,958		7,111	3,975	(7,383)	2,239	408
Airline Operating Data:
Passengers carried	704,810	255,312	503,469	758,781	794,911	1,280,884	2,240,822	421,548	712,010
Revenue passenger miles(6)	153,612,676	56,016,308	111,338,649	167,354,957	205,578,811	463,050,021	880,569,802	154,549,708	295,010,428
Available seat miles(7)	323,715,092	116,188,609	205,503,654	321,692,263	423,011,977	869,629,172	1,649,171,823	324,287,059	546,039,070
Passenger load factor(8)	47.5%	48.2%	54.2%	52.0%	48.6%	53.2%	53.4%	47.7%	54.0%
Yield per revenue passenger mile(9)	$0.506	$0.516	$0.482	$0.493	$0.421	$0.315	$0.269	$0.337	$0.240
Revenue per available seat mile(10)	$0.245	$0.253	$0.266	$0.261	$0.209	$0.170	$0.145	$0.162	$0.132
Cost per available seat mile(11)	$0.230	$0.236	$0.243	$0.240	$0.218	$0.161	$0.131	$0.150	$0.118
EBITDA(12)	$7,701	$3,618	$8,027	$11,645	$426	$13,124	$32,937	$6,508	$10,182
EBITDAR(12)	$17,768	$7,318	$12,680	$19,998	$9,675	$36,027	$79,097	$16,238	$24,709
Average passenger trip length (miles)	218	219	221	221	259	362	393	367	414
Number of aircraft (end of period):
Embraer regional jet	0	0	0	0	4	18	45	23	48
Saab 340 Turboprop	12	13	13	13	14	26	25	26	15
Jetstream 31	17	19	19	19	19	15	—	8	—

Total aircraft	29	32	32	32	37	59	70	57	63

	As of December 31,					As of March 31,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$776	$493	$516	$389	$3,272	$476	$5,021
Aircraft and other equipment, net	8,235	13,647	17,748	25,529	133,810	45,770	183,496
Total assets	24,562	45,937	52,983	72,601	204,802	95,661	259,018
Long-term debt, including current maturities	7,331	26,178	34,428	32,885	131,350	50,370	177,180
Redeemable preferred stock of subsidiary at redemption value	—	—	—	4,329	4,747	4,430	4,849
Total stockholder's equity	8,423	10,640	1,786	4,053	9,792	7,128	13,155

(1)
The combined amounts for 1998 reflect the combined operating results of Chautauqua Airlines, Inc. prior to its acquisition by Republic Airways at its predecessor basis and operating results after the acquisition reflecting the new basis of accounting. Although this presentation facilitates the comparison of operating results for 1999 and 1998, the changes in the basis of accounting affect the comparability of our results of operations for these years.
(2)
During the fourth quarter of 1999, we decided to return our entire fleet of leased Jetstream 31 turboprop aircraft and dispose of related inventory and equipment. We continued to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through December 2000. Certain routes were replaced with Saab 340 aircraft and the remaining routes were discontinued. Pursuant to the lease agreements, we were obligated to return the aircraft to the lessors in the same condition that the aircraft were delivered; therefore, we recorded a liability of $2.6 million for the estimated aircraft return costs in 1999.
In addition, a non-cash impairment loss of $4.0 million was recorded in 1999 to reduce the carrying amount of assets to be disposed of to estimated fair value, less costs to sell, or net realizable value.

(3)
During the fourth quarter of 2001, we decided to exit the turboprop business and return our entire fleet of Saab 340 aircraft and dispose of related inventory and equipment. We are planning to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through July 2002. In December 2001, impairment loss and accrued aircraft return costs of $8.1 million were recorded. This charge consists of non-cash impairment costs of $2.1 million, ongoing lease obligations of $4.5 million and $1.5 million to provide for contractual maintenance and return obligations. New leases (with a company controlled by Wexford Capital) have been obtained for a number of these aircraft. If no new lessees lease the remaining Saab aircraft and/or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases.

(4)
Effective January 1, 1997, Chautauqua changed its method of accounting for preoperating costs to another generally accepted method of accounting. Previously, these amounts were capitalized and amortized on a straight line basis over four years. Effective with the change, Chautauqua expenses preoperating costs as they are incurred. Accordingly, unamortized preoperating costs totaling $1.2 million, net of the related deferred tax of $0.7 million, has been reflected in the December 31, 1997, financial statements as the cumulative effect of an accounting change.
(5)
Preferred stock dividends represent dividends on 16.295828 shares of Series A redeemable preferred stock at a par value of $.01 per share issued by Chautauqua to an affiliate of our sole stockholder. The preferred stockholder is entitled to receive cumulative dividends equal to 10% per annum of the stated value of the preferred stock.
(6)
Revenue passengers multiplied by miles flown.
(7)
Passenger seats available multiplied by miles flown.
(8)
Revenue passenger miles divided by available seat miles.
(9)
Passenger revenues divided by revenue passenger miles flown.
(10)
Total airline operating revenues divided by available seat miles.
(11)
Airline operating expenses excluding impairment loss and accrued aircraft return costs divided by available seat miles.
(12)
EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and impairment loss and accrued aircraft return costs. EBITDAR represents earnings before interest expense, income taxes, depreciation, amortization, aircraft and engine rental expense and impairment loss and accrued aircraft return costs. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of our financial performance or to cash flow as a measure of liquidity. In addition, our calculations may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because they may provide useful information regarding our ability to service debt and lease payments and to fund capital expenditures. Our ability to service debt and lease payments and to fund capital expenditures in the future, however, may be affected by other operating or legal requirements or uncertainties. Currently, aircraft and engine rents are our most significant expenditure.

The
following represents a reconciliation of EBITDA and EBITDAR to net income for the periods indicated (dollars in thousands):

	Chautauqua Airlines				Years Ended December 31,			Three Months Ended March 31,
	Predecessor		Republic Airways Holdings Inc.
	Year Ended December 31, 1997	Period of Jan 1 - May 14, 1998	Period of May 15 - Dec 31, 1998	Combined Year ended December 31, 1998	1999	2000	2001	2001	2002
EBITDAR	$17,768	$7,318	$12,680	$19,998	$9,675	$36,027	$79,097	$16,238	$24,709
Aircraft rent	(10,067)	(3,700)	(4,653)	(8,353)	(9,249)	(22,903)	(46,160)	(9,730)	(14,527)

EBITDA	7,701	3,618	8,027	11,645	426	13,124	32,937	6,508	10,182

Depreciation and amortization	(2,485)	(874)	(1,717)	(2,591)	(4,303)	(4,110)	(7,783)	(1,265)	(2,158)
Income tax (expense) benefit	(2,112)	(774)	(2,275)	(3,049)	4,845	(2,942)	(4,760)	(1,870)	(2,350)
Interest expense	(1,492)	(765)	(1,528)	(2,293)	(3,219)	(3,550)	(6,227)	(845)	(2,262)
Impairment loss and accrued aircraft return costs	—	—	—	—	(6,603)		(8,100)	0	0

Net income (loss)	$1,612	$1,205	$2,507	$3,712	$(8,854)	$2,522	$6,067	$2,528	3,412

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        When you read this section of this prospectus, it is important that you also read our consolidated financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other terminology to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and in "Risk Factors." As used herein, "unit cost" means operating cost per ASM.

Overview

        We are a regional airline offering scheduled passenger service on approximately 335 flights daily to 41 cities in 22 states and Canada pursuant to code-sharing agreements with American, America West and US Airways. All of our flights are operated as US Airways Express, AmericanConnection or America West Express, providing US Airways, American and America West with portions of their regional service, including service out of their hubs in Boston, Columbus, Indianapolis, New York, Philadelphia, Pittsburgh and St. Louis. Our fleet consists of 48 Embraer regional jets and 13 Saab 340 turboprops. We are in the process of phasing the turboprops out of service and expect to operate an all jet fleet by August 2002. From 1999 to 2001, our ASMs have grown at a compounded annual growth rate of 97.5%.

        We have long-term code-sharing agreements with each of our partners. During the year ended December 31, 2001 and the three months ended March 31, 2002, 75.6% and 90.9%, respectively, of our passenger revenues were generated under fixed-fee agreements with our code-share partners. We anticipate that by August 2002, 100% of our passenger revenues will be generated under such fixed-fee agreements. Pursuant to these fixed-fee agreements, we are authorized to use our partners' two-letter flight designation codes to identify our flights and fares in our partners' computer reservation systems, to paint our aircraft in the style of our partners, to use their service marks and to market ourselves as a carrier for our partners. We believe that the shift to fixed-fee agreements has reduced our exposure to fluctuations in fuel prices, fare competition and passenger volumes. Our development of relationships with multiple major airlines has enabled us to reduce our dependence on any single airline. For the year ended December 31, 2001 and the three months ended March 31, 2002, 67% and 60%, respectively, of our operating revenues were derived from US Airways, 31% of our operating revenues were derived from American and 2% and 9%, respectively, of our operating revenues were derived from America West.

        We have a long operating history as a regional airline, having operated as a code-share partner of US Airways or its predecessors for more than 27 years. We became a TWA code-share partner in April 2000, which became a code-share relationship with American following its acquisition of TWA, and an America West code-share partner in August 2001.

Fleet Transition and Growth

        The following table sets forth the number and type of aircraft operated by us at the end of each period indicated:

	December 31,			March 31,
	1999	2000	2001	2002
Regional Jets:
Embraer ERJ 145LR	4	18	38	38
Embraer ERJ 140LR	–	–	7	10
Turboprop:
Saab 340A	14	26	25	15
Jetstream 31	19	15	–	—

Total	37	59	70	63

        During 1999, we made the decision and committed to a plan to phase out of revenue service and return to the lessors the entire fleet of leased Jetstream 31 turboprop aircraft and replace certain routes with Saab 340 turboprops. During 2000, in accordance with management's plan, all of the Jetstream 31 aircraft were phased out of revenue service and a portion of the routes were replaced with the addition of 12 leased 30-seat Saab 340 turboprop aircraft to the fleet. The return to the lessors of the Jetstream 31 aircraft was completed in April 2001. The addition of Embraer regional jets and Saab 340 aircraft in 1999 and 2000 resulted in a 31.5% increase in available seat miles from 321.7 million in 1998 to 423.0 million in 1999, and a 105.6% increase in available seat miles from 423.0 million in 1999 to 869.6 million in 2000.

        In December 2001, we made the decision and committed to a plan to phase out of revenue service and return to the lessors the entire fleet of leased Saab 340 aircraft. The two Saab 340 aircraft owned by us are held for sale. Saab Aircraft Leasing, Inc. and affiliates, referred to here as "lessor," have agreed to lease 22 of the 24 Saab 340 aircraft when new lessees are identified. An agreement was signed between the lessor and a new lessee (a company controlled by Wexford Capital) for 16 Saab 340 aircraft, with options for two additional aircraft, at fair market lease rates. Lease rates were negotiated between the lessor and new lessee. The lessor is actively seeking new lessees for the remaining aircraft. The current leases will terminate when a new lease is obtained; however, if new leases are not entered into, or are entered into and subsequently terminated, we will be obligated for the original lease payments. We will pay the lessor a rent differential, based on our original lease payments compared to lease payments of the new lessees. We have accrued $2.6 million for this rent differential at March 31, 2002. In addition, we are responsible for the lease payments on the remaining two Saab 340 aircraft until expiration of these leases (September 2002). Lease payments of $1.1 million are accrued at March 31, 2002 for the period from the date the aircraft is removed from service through the later of the end of the lease term or the date the aircraft is expected to be re-leased by the lessor. We recorded a charge of approximately $8.1 million in the quarter ended December 31, 2001, to reflect our estimate of the cost associated with the complete phase-out and the related asset impairment of our entire Saab 340 turboprop fleet. New leases have been obtained for a number of these aircraft. If no new lessees lease the remaining Saab aircraft and/or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases. As of March 31, 2002, 11 of our 24 leased Saab 340 aircraft have been returned to the lessor.

        All of our passenger revenues for 1998 were generated through a pro-rate revenue sharing arrangement with US Airways. During 1999, we began operating Embraer regional jets on behalf of US Airways under a fixed-fee arrangement. There were four, 11 and 26 Embraer aircraft operating on behalf of US Airways under this agreement at December 31, 1999, 2000 and 2001, respectively and 15 and 26 at March 31, 2001 and 2002, respectively. During 2000, we began operating Saab 340 turboprops and Embraer regional jets on behalf of TWA under a fixed-fee arrangement; TWA was subsequently acquired by American. There were six Saab 340 turboprops and seven Embraer regional jets operating under the agreement with TWA at December 31, 2000, and 15 Embraer regional jets operating under the agreement with American at December 31, 2001. At March 31, 2002, we had 15 Embraer regional jets and no Saab turboprops operating under the agreement with American. During 1999, 15.2% of our ASMs and 8.3% of our passenger revenues were generated under fixed-fee agreements. During 2000, 61.6% of our ASMs and 47.4% of our passenger revenues were generated under fixed-fee agreements. During 2001, 84.7% of our ASMs and 75.6% of our passenger revenues were generated under fixed-fee agreements. For the three months ended March 31, 2001, 78.1% of our ASMs and 67.4% of our passenger revenues were generated under fixed-fee agreements. For the three months ended March 31, 2002, 94.3% of our ASMs and 90.9% of our passenger revenues were generated under fixed-fee agreements. The shift to fixed-fee flying has reduced our exposure to fluctuations in fuel prices, fare competition and passenger volumes. We anticipate that by the end of 2002 our fixed-fee operations will comprise all of our total daily flights as additional US Airways and America West regional jet aircraft are added to our system under fixed-fee agreements and the Saab 340 turboprop operations are phased out. We believe that by the end of 2002, we will operate 63 Embraer regional jets for our three code-share partners.

Revenue

        Under our fixed-fee arrangements with American, America West and US Airways for regional jets, we receive a fixed-fee, as well as reimbursement of specified costs with additional possible incentives from our partners. Under our pro-rate revenue sharing agreement with US Airways for turboprop aircraft, we receive a negotiated portion of ticket revenue. As of December 31, 1999, 2000 and 2001, approximately 8.3%, 47.4% and 75.6%, respectively, of our passenger revenue was earned under our fixed-fee arrangements. As of March 31, 2001 and 2002, approximately 67.4% and 90.9% of our passenger revenue was earned under our fixed-fee arrangements. Because most of our revenue is now derived from these fixed-fee arrangements, the number of aircraft we operate will have the largest impact on our revenues.

Operating Expenses

        A brief description of the items included in our operating expenses line items follows:

Wages and Benefits

        This expense includes not only wages and salaries, but also expenses associated with various employee benefit plans, employee incentives and payroll taxes. These expenses will fluctuate based primarily on our level of operations and changes in wage rates for contract and non-contract employees.

Aircraft Fuel

        Fuel expense includes the cost of aircraft fuel, including fuel taxes and into-plane fees. Under the fixed-fee agreement with American, the fixed-fee includes an assumed fuel price per gallon. Any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American. Under the fixed-fee agreements with US Airways and America West, we are reimbursed the actual cost of fuel.

Passenger Fees and Commissions

        This expense includes the costs of travel agent commissions, computer reservation system fees and certain fees paid to US Airways for aircraft ground and passenger handling and use of the US Airways aircraft facilities and services with respect to turboprop pro-rate revenue sharing flights performed on behalf of US Airways. These expenses are not borne by us under any of the fixed-fee agreements.

Landing Fees

        This expense consists of fees charged by airports for each aircraft landing. Under our fixed-fee agreement with American, the fixed fee includes an assumed rate per aircraft landing. Any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American. Under the fixed-fee agreements with US Airways and America West, we are reimbursed the actual cost of landing fees.

Aircraft Rent

        This expense consists of the costs of leasing aircraft and spare engines. The leased aircraft and spare engines are operated under long-term operating leases with third parties. The lease payments associated with future aircraft deliveries are subject to market conditions for interest rates and contractual price increases for the aircraft. Aircraft rent is reduced by the amortization of integration funding credits received from the aircraft manufacturer for parts and training. The credits are amortized on a straight-line basis over the term of the respective lease of the aircraft. Under the fixed-fee agreements with American and America West, we are reimbursed for our actual costs, up to a cap. Under our fixed-fee agreement with US Airways, we are reimbursed for our actual costs at an agreed rate.

Maintenance and Repair

        Maintenance and repair expenses include all parts, materials, tooling and spares required to maintain our aircraft. We have entered into long-term maintenance "power-by-the-hour" service contracts with third-party maintenance providers under which we are charged fixed rates for each flight hour accumulated by our engines and some of the major airframe components.

Insurance and Taxes

        This expense includes the costs of passenger liability insurance, aircraft hull insurance and all other insurance policies, other than employee welfare insurance. Additionally, this expense includes personal and real property taxes, including aircraft property taxes. Under our fixed-fee agreements, we are reimbursed for the actual costs of passenger liability insurance, war risk insurance, aircraft hull insurance and property taxes, subject to certain restrictions.

Depreciation and Amortization

        This expense includes the depreciation of all fixed assets, including aircraft that we own. Additionally, goodwill, which was incurred in connection with Republic Airways' acquisition of Chautauqua in 1998, is amortized over a 20-year period. Beginning January 1, 2002, we no longer amortize this goodwill, which aggregated $807,000 annually, but are required to evaluate it on an annual basis to determine whether there is an impairment of the goodwill. If we determine the goodwill is impaired, we are required to write-off the amount of goodwill that is impaired.

Other

        This expense includes the costs of crew training, crew travel, airport and passenger related expenses, non-aircraft lease expense, professional fees and all other administrative and operational overhead expenses not included in other line items above.

Income Tax

        Income tax expense is computed by applying estimated effective income tax rates to income before income taxes. Income tax expense varies from the statutory federal income tax rate due primarily to state taxes, amortization of goodwill and non-deductible meals and entertainment expense.

Other Item

Warrant Issuance Charge

        Pursuant to our code-sharing agreement with American, American was issued a warrant to purchase 8.75% of the greater of (a) the number of shares of common stock that are sold pursuant to our initial public offering plus any shares eligible to be sold pursuant to the over-allotment option granted to the underwriters, whether or not exercised or (b) 60% of the number of shares of common stock outstanding immediately prior to the closing of our initial public offering (computed on a fully diluted basis). The exercise price for the common stock that may be purchased by American pursuant to the warrant is 93% of the per share price at which the IPO shares are offered to the public in this offering. The warrants vest as follows:

  •
  42.9% of the number of warrant shares vest ratably over ten years beginning June 11, 2001; and
  •
  57.1% of the number of warrant shares vest ratably over five years beginning June 11, 2006.

        We will incur a non-cash charge of approximately $          in the fiscal quarter in which this offering closes, based upon the following assumptions: an assumed initial public offering price of $    ; no dividend yield; risk-free interest rate of 5.00%; volatility of 50%; and an expected life of 8.5 years. A $1 increase or decrease in the stock price would increase or decrease this charge by approximately $            , assuming all other factors remain unchanged. In addition, as the American warrant vests, we will incur additional non-cash charges in the fiscal quarters in which these warrants vest. However, we cannot at this time quantify the amount of such charges, which will be influenced by a number of factors, including the difference between the market price of our common stock and the warrant exercise price and the volatility of our stock. The charge will reflect the estimated fair value of the American warrants on the vesting dates, using the Black-Scholes option pricing model and will be a reduction to operating revenues.

        Pursuant to our code-sharing agreement with America West, upon the consummation of this offering, we will issue to America West a warrant to purchase 2% of the greater of (a) the number of shares of common stock that are sold pursuant to our initial public offering or (b) 35% of the number of shares of common stock outstanding immediately prior to the closing of our initial public offering (computed on a fully diluted basis). The exercise price for the common stock that may be purchased by America West pursuant to the warrant is the price which the underwriters pay for our shares of common stock in this offering and is subject to downward adjustment if we issue additional shares of our common stock at a price below the exercise price. The warrant will be fully vested upon issuance and America West can exercise its rights for up to three years thereafter. As a result of the issuance of the America West warrant, we will incur a non-cash charge of approximately $            in the fiscal quarter in which this offering closes, based upon the following assumptions: an assumed initial public offering price of $    ; no dividend yield; risk-free interest rate of 3.5%; volatility of 50%; and an expected life of 1.5 years. A $1 increase or decrease in the stock price would increase or decrease this charge by approximately $            , assuming all other factors remain unchanged. The non-cash charge will reflect the estimated fair value of the America West warrant using the Black-Scholes option pricing model and will be a reduction to operating revenues.

Effects of September 11, 2001

        Following the terrorist attacks of September 11, 2001, the FAA immediately suspended the entire air travel system in the United States. This suspension lasted until September 13, 2001, when limited flights were allowed.

        Ronald Reagan Washington National Airport in Washington, D.C., referred to as DCA, was closed until October 4, 2001. Because of US Airways' position as the dominant carrier at DCA, US Airways has suffered a more severe economic impact than other carriers without such a concentration of flying at DCA.

        Subsequent to September 11, 2001, the airline industry experienced an immediate and significant decline in traffic, particularly business traffic (which has a higher yield than leisure traffic). All of our code-sharing partners experienced significant declines. Under our fixed-fee contracts, however, we continued to be reimbursed for our expenses. The impact on our short haul, turboprop operations was devastating. Due to heightened airport security, it became more convenient for passengers to drive to a hub rather than wait long periods for short flights. Revenues associated with our "at-risk" prorate business suffered declines greater than 50% of normal revenues. Given that the profitability of our turboprop operation was marginal prior to September 11, 2001, we subsequently determined that the operations were unsustainable. Accordingly, we elected to ground over half of our turboprop fleet. Subsequently, we decided to phase out all Saab 340 operations.

        In addition to greatly curtailing our turboprop operation for US Airways, to stem our losses after these attacks, we took the following steps:

  •
  reduced staffing levels by 20%, consisting of 204 pilots, flight attendants and customer service agents, and 71 other personnel;
  •
  instituted a hiring freeze;
  •
  froze pay for salaried employees; and
  •
  deferred aircraft deliveries.

        Further, in conjunction with our curtailing of our US Airways turboprop operations, we determined to terminate all turboprop operations by August 2002.

        On September 22, 2001, the President signed into law the Stabilization Act. Among other things, the Stabilization Act:

  •
  provided $5 billion in payments to compensate U.S. passenger and cargo airlines for losses incurred by the airline industry from September 11, 2001 through December 31, 2001 as a result of the September 11 terrorist attacks;
  •
  subject to certain conditions and fees, authorized the issuance of up to $10 billion in federal loan guarantees to airlines for which credit is not reasonably available;
  •
  sought to ensure the continuity of air service to communities, including government subsidized essential air service to small communities;
  •
  reimbursed airlines for certain increased costs of aviation insurance;
  •
  extended the due date for payments on certain taxes by airlines;
  •
  limited the liability of airlines relating to the September 11 attacks; and
  •
  established a federal compensation fund for the victims of the September 11 terrorist attacks.

        Under the Stabilization Act, each airline is entitled to receive the lesser of (a) its direct and incremental pre-tax losses for the period of September 11, 2001 to December 31, 2001 or (b) its available seat mile share of the $5 billion compensation ($4.5 billion for passenger airlines) available under the Stabilization Act. As of December 31, 2001, we had received $6.5 million out of an expected $7.6 million in compensation under the Stabilization Act, which is subject to change upon determination by the Department of Transportation, or DOT. We expect to receive the balance of the funds in 2002. We expect, however, that our losses as a direct result of the September 11, 2001, terrorist attacks will exceed the amount of compensation we received under the Stabilization Act.

        Despite the actions we have taken, we are unable to determine at this time what the continuing impact of the events of September 11, 2001, will be on us. Consequently, these events could still harm our financial condition, results of operations and cash flows in the future. The extent of this harm will depend on a number of factors, including:

  •
  the adverse impact of the terrorist attacks on the U.S. economy;

  •
  the level of air travel demand and the impact on fares;
  •
  our ability to keep our operating costs low and conserve our financial resources;
  •
  our ability to raise financing for our future aircraft deliveries;
  •
  the extent of the compensation received by us under the Stabilization Act, taking into account any challenges to and interpretations of the regulations issued; and
  •
  the ability to retain our employees in light of current industry conditions.

        We will continue to evaluate our operations and financial position in light of the future operating environment and will take additional steps to ensure our continued success, if deemed necessary. However, given the magnitude of these unprecedented events and the possible subsequent effects, the adverse impact to our financial condition, results of operations, cash flows and prospects are difficult to predict.

Certain Statistical Information

	Republic Airways Holdings Inc.
	Years Ended December 31,			Quarter Ended March 31,
	Operating Expenses per ASM in cents
	1999	2000	2001	2001	2002
Wages and benefits	5.36	3.54	2.74	3.15	2.33
Aircraft fuel	1.68	2.55	2.37	2.50	2.16
Passenger fees and commissions	3.55	1.48	0.67	0.90	0.24
Landing fees	0.50	0.43	0.43	0.44	0.48
Aircraft rent	2.19	2.63	2.80	3.00	2.66
Maintenance and repair	3.03	2.26	2.07	2.26	1.78
Insurance and taxes	0.36	0.32	0.35	0.35	0.65
Depreciation and amortization	1.02	0.47	0.47	0.39	0.40
Impairment loss and accrued aircraft return costs (1)(2)	1.56	—	0.49	—	—
Other	4.12	2.43	1.62	2.03	1.11
Stabilization Act compensation	—	—	(0.46)	—	—

Total operating expenses	23.37	16.11	13.55	15.02	11.81

Less impairment loss and accrued aircraft return costs	(1.56)	—	(.49)	—	—

Total operating expenses less impairment loss and accrued aircraft return costs	21.81	16.11	13.06	15.02	11.81

(1)
During the fourth quarter of 1999, we decided to return our entire fleet of leased Jetstream 31 turboprop aircraft and dispose of related inventory and equipment. We continued to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through December 2000. Certain routes were replaced with Saab 340 aircraft and the remaining routes were discontinued. Pursuant to the lease agreements, we were obligated to return the aircraft to the lessors in the same condition that the aircraft were delivered; therefore, we recorded a liability of $2.6 million for the estimated aircraft return costs in 1999.

        In addition, a non-cash impairment loss of $4.0 million was recorded in 1999 to reduce the carrying amounts of assets to be disposed of to estimated fair value, less costs to sell, or net realizable value.

(2)
During the fourth quarter of 2001, we decided to exit the turboprop business and return our entire fleet of Saab 340 aircraft and dispose of related inventory and equipment. We are planning to use the aircraft to fly routes under the US Airways turboprop pro-rate code-sharing agreement through July 2002. In December 2001, impairment loss and accrued aircraft return costs of $8.1 million were recorded. This charge consists of non-cash impairment costs of $2.1 million, ongoing lease obligations of $4.5 million and $1.5 million to provide for contractual maintenance and aircraft return obligations. New leases have been obtained for a number of these aircraft. If no new lessees lease the remaining Saab aircraft or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases.

	Republic Airways Holdings Inc.
	Years Ended December 31,							Quarter Ended March 31,
	1999		Increase/ (Decrease) 1999-2000	2000	Increase/ (Decrease) 2000-2001	2001		2001		Increase/ (Decrease) 2001-2002	2002
Revenue passengers	794,911		61.1%	1,280,884	74.9%	2,240,822		421,548		68.9%	712,010
Revenue passenger miles (1)	205,578,811		125.2%	463,050,021	90.2%	880,569,802		154,549,708		90.9%	295,010,428
Available seat miles (2)	423,011,977		105.6%	869,629,172	89.6%	1,649,171,823		324,287,059		68.4%	546,039,070
Passenger load factor (3)	48.6%		4.60%	53.2%	0.20%	53.4%		47.7%		13.4%	54.0%
Cost per available seat mile (cents)(4)	21.81		(26.1%)	16.11	(18.9%)	13.06		15.02		(21.4%)	11.81
Average price per gallon of fuel (5)	66.36	¢	67.9%	$1.11	(17.4%)	92.01	¢	96.74	¢	(16.2%)	81.11	¢
Fuel gallons consumed	10,727,823		85.6%	19,911,917	113.1%	42,430,372		8,368,764		73.8%	14,544,620
Block hours (6)	81,266		44.1%	117,106	35.1%	158,245		35,282		27.0%	44,801
Average length of aircraft flight (miles)	259		39.8%	362	8.6%	393		367		13.0%	414
Average daily utilization of each aircraft (hours) (7)	7:44		15.9%	8:58	4.5%	9:22		9:28		0.9%	9:33
Actual aircraft in fleet at end of year	37		59.5%	59	18.6%	70		57		10.5%	63

(1)
Revenue passenger miles is the number of scheduled miles flown by revenue passengers.

(2)
Available seat miles is the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(3)
Revenue passenger miles divided by available seat miles.

(4)
Airline operating expenses excluding impairment loss and accrued aircraft return costs divided by available seat miles.

(5)
Cost of aircraft fuel, including fuel taxes and into-plane fees.

(6)
Hours from takeoff to landing, including taxi time.

(7)
Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

Three months ended March 31, 2002 compared to three months ended March 31, 2001.

        Operating revenue in 2002 increased by 37.6%, or $19.7 million, to $72.2 million compared to $52.5 million in 2001. The increase was due primarily to the additional Embraer regional jets added to the fixed-fee flying since March 31, 2001 partially offset by the decline in the pro-rate US Airways Express turboprop flying and the elimination of turboprop flying for American in November 2001. We added 11, seven and seven Embraer regional jets between March 31, 2001 and March 31, 2002 for US Airways, American and America West, respectively. This additional flying resulted in a $35.6 million increase in operating revenue for 2002 compared to 2001. Operating revenue for our turboprop operations decreased by 70.9%, or $15.9 million, to $6.6 million in 2002 from $22.5 million in 2001 due to our decision to phase-out all turboprop flying. The yield per revenue passenger mile for our pro-rate turboprop operations decreased by 10.2% to 44.8¢ in 2002 from 49.9¢ in 2001. The decrease is due to lower average fares caused by depressed yields and passenger demand.

        Total operating expenses increased by 32.4%, or $15.8 million, to $64.5 million for 2002 compared to $48.7 million for 2001 due to the increase in flight operations. The cost per ASM decreased 21.4% to 11.8¢ for 2002 compared to 15.0¢ for 2001 due primarily to the increase in capacity (as measured by ASMs) associated with the additional Embraer regional jets. Factors relating to the change in operating expenses are discussed below.

        Wages and benefits increased by 24.4%, or $2.5 million, to $12.7 million for 2002 compared to $10.2 million for 2001 due to 6.8% increase in full time equivalent employees to support the growth in regional jet operations and an increase in the average wage per employee. The unit cost decreased 26.0% to 2.3¢ for 2002 compared to 3.1¢ for 2001 primarily due to the increase in capacity associated with the additional Embraer regional jets.

        Aircraft fuel costs increased 45.7% or $3.7 million, to $11.8 million for 2002 compared to $8.1 million for 2001 due to a 73.8% increase in fuel consumption, partially offset by a 16.2% decrease in the average price per gallon, including taxes and into-plane fees. The average price per gallon was 81¢ in 2002 and 97¢ in 2001. The fixed-fee agreements with US Airways and America West provide for a direct reimbursement of fuel costs for Embraer regional jet operations. The fixed-fee agreement with American protects us from future fluctuations in fuel prices, as any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American. The unit cost decreased by 13.6% due to the lower fuel price and the increase in Embraer regional jet operations.

        Passenger fees and commissions (paid only for the pro-rate turboprop flying for US Airways) decreased by 55.1%, or $1.6 million, to $1.3 million for 2002 compared to $2.9 million for 2001 due to a 53.1% decrease in the number of passengers flying on US Airways Express turboprops, primarily a result of our decision to phase out our turboprop operations.

        Landing fees increased by 83.5%, or $1.2 million, to $2.6 million in 2002 compared to $1.4 million in 2001. The increase is due to our increase in regional jet flying and an increase in the average landing fee rate charged by airports. Our fixed-fee agreements with US Airways and America West provide for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American.

        Aircraft rent increased by 49.3%, or $4.8 million, to $14.5 million in 2002 compared to $9.7 million in 2001 primarily due to the addition of 16 leased Embraer regional jets since March 31, 2001. The unit cost decreased by 11.3% to 2.7¢ for 2002 compared to 3.0¢ for 2001 due to the increase in Embraer regional jet flying.

        Maintenance and repair expenses increased by 32.7%, or $2.4 million, to $9.7 million in 2002 compared to $7.3 million for 2001 due to the increase in flying with regional jets. This increase was partially offset by decreased expenses resulting from the phase-out of turboprop flying. The unit cost decreased by 21.2% to 1.8¢ in 2002 compared to 2.3¢ in 2001 due to the increase in capacity from the Embraer regional jet operations.

        Insurance and taxes increased 209.7%, or $2.4 million, to $3.5 million in 2002 compared to $1.1 million in 2001 due primarily to the additional flying with regional jets, increases in passenger liability and hull insurance rates, and an increase in the average hull value of aircraft. Additionally, as a result of the September 11 attacks, the commercial insurance markets have imposed surcharges on all airlines for war risk insurance previously provided at no additional cost. We also participate in the FAA war risk insurance program to supplement our commercial war risk policies. Unit cost increased by 85.7% to 0.7¢ in 2002 compared to 0.4¢ in 2001 due mainly to the additional war risk surcharges.

        Depreciation and amortization increased 70.6%, or $0.9 million, to $2.2 million in 2002 compared to $1.3 million in 2001 due to the purchase of ten Embraer regional jets, partially offset by the elimination of the amortization of goodwill as of January 1, 2002. The unit cost remained unchanged at 0.4¢ from 2001 to 2002.

        Other expenses decreased by 7.7%, or $0.5 million, to $6.1 million in 2002 from $6.6 million in 2001. The decrease is primarily due to a reduction of crew training expense as we took delivery of three Embraer regional jets in 2002 compared to seven in 2001. This decrease was partially offset by higher crew travel related costs required to support the growth of the Embraer regional jet fleet. The unit cost decreased by 45.3% to 1.1¢ in 2002 compared to 2.0¢ in 2001 due to the increased capacity resulting from the Embraer regional jet operations.

        Interest expense increased 167.7% or $1.5 million, to $2.3 million in 2002 from $0.8 million in 2001 primarily due to $1.5 million of interest on debt related to the purchase of ten Embraer regional jets since March 31, 2001.

        Other non-operating income decreased 83.1%, or $1.2 million, to $0.2 million in 2002 compared to $1.4 million in 2001. Non-operating income consists primarily of net gains on fuel swaps.

        We incurred income tax expense of $2.4 million during 2002, compared to $1.9 million during 2001. The effective tax rate for 2001 and 2002 of 42.5% and 40.8% respectively, were higher than the statutory rate due to the effect of non-deductible meals and entertainment expense, primarily for our flight crews and amortization of goodwill in 2001.

2001 Compared to 2000

        Operating revenue in 2001 increased by 61.8%, or $91.1 million, to $238.6 million compared to $147.5 million in 2000. The increase was due primarily to the additional Embraer regional jets added to the fixed-fee flying in 2001. We added 15, eight and four Embraer regional jets in 2001 for US Airways, American and America West, respectively. Operating revenue for the pro-rate US Airways turboprop operations decreased by 24.7%, or $19.3 million, to $58.8 million in 2001 from $78.1 million in 2000 due to the elimination of turboprop routes for US Airways during 2001. The yield per revenue passenger mile for the pro-rate turboprop operations decreased by 10.7% to 44.2¢ in 2001 from 49.5¢ in 2000 due to lower average fares in new markets. Yields and passenger demand were depressed as a result of the September 11 attacks.

        Total operating expenses increased by 59.1%, or $82.9 million, to $223.2 million for 2001 compared to $140.3 million during 2000 due to the increase in flight operations and the impairment loss and accrued aircraft return costs recognized in 2001 to exit turboprop routes of $8.1 million. This increase was partially offset by the Stabilization Act compensation of $7.6 million. Excluding the impairment loss, accrued aircraft return costs and the funds received from the federal government, operating expenses increased by $82.5 million, or 58.8%. The operating cost per available seat mile decreased 15.9% to 13.6¢ for 2001 compared to 16.1¢ for 2000 due primarily to the increase in capacity (as measured by ASMs) associated with the additional Embraer regional jets, which have more seats and generally fly longer routes. Factors relating to the change in operating expenses are discussed below.

        Wages and benefits increased by 46.5%, or $14.3 million, to $45.1 million for 2001 compared to $30.8 million for 2000 due to a 35.5% increase in full time equivalent employees to support the increased regional jet operations, as well as scheduled wage increases throughout the year. The cost per available seat mile decreased 22.6% to 2.7¢ for 2001 compared to 3.5¢ for 2000 primarily due to the increase in capacity associated with the additional Embraer regional jets.

        Aircraft fuel costs increased 75.9%, or $16.8 million, to $39.0 million for 2001 compared to $22.2 million for 2000 due to a 113.1% increase in fuel consumption, partially offset by a 17.1% decrease in the average fuel price per gallon, including taxes and into-plane fees. The average price per gallon was 92¢ in 2001 and $1.11 in 2000, with the decrease due to fuel prices in the industry decreasing throughout 2001. The fixed-fee agreements with US Airways and America West provide for a direct reimbursement of fuel costs for Embraer regional jet operations. The fixed-fee agreement with American protects us from future fluctuations in fuel prices, as any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American. The unit cost decreased by 7.1% due to the lower average fuel price per gallon and the increase in Embraer regional jet flying.

        Passenger fees and commissions (paid only for the pro-rate turboprop flying for US Airways) decreased by 14.1%, or $1.8 million, to $11.1 million for 2001 compared to $12.9 million for 2000 due to a 9.6% decrease in the number of passengers flying on US Airways Express Turboprops and a 24.5% decrease in passenger revenue resulting from our discontinuation of certain routes in connection with our reduction in turboprop operations. Increased ground handling fees to US Airways partially offset these decreased expenses. The unit cost has decreased by 54.7% to 0.7¢ for 2001 compared to 1.5¢ for 2000 due to increased Embraer regional jet operations.

        Landing fees increased by 88.9%, or $3.3 million, to $7.1 million in 2001 compared to $3.8 million in 2000. The increase is due to the increase in the level of operations, the additional Embraer regional jets and an increase in the average landing fee rate charged by airports. The unit cost was unchanged from 2000 to 2001 due to the increase in Embraer regional jet operations. Our fixed-fee agreements with US Airways and America West provide for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American.

        Aircraft rent increased by 101.5%, or $23.3 million, to $46.2 million in 2001 compared to $22.9 million in 2000 primarily due to the addition of 20 leased Embraer regional jets in 2001. As a result, unit cost increased by 6.5% to 2.8¢ for 2001 compared to 2.6¢ for 2000.

        Maintenance and repair expenses increased by 73.2%, or $14.4 million, to $34.1 million in 2001 compared to $19.7 million for 2000 due to the increase in operating regional jets, the increased costs of maintaining the aging turboprop fleet, and the volume and timing of heavy airframe checks as part of our ongoing maintenance program for both the turboprop and Embraer regional jet aircraft. The unit cost decreased by 8.4% to 2.1¢ in 2001 compared to 2.3¢ in 2000 due to the increase in capacity from the Embraer regional jet operations.

        Insurance and taxes increased 102.3%, or $2.9 million, to $5.7 million in 2001 compared to $2.8 million in 2000 due primarily to the increase in regional jet operations, increases in passenger liability and hull insurance rates, and an increase in the average hull value of aircraft. Additionally, as a result of the September 11 attacks, the commercial insurance markets have imposed surcharges on all airlines for war risk insurance previously provided at no additional cost. We also participate in the FAA war risk insurance program to supplement the commercial war risk policies. Unit cost remained constant at 0.3¢.

        Depreciation and amortization increased 89.4%, or $3.7 million, to $7.8 million in 2001 compared to $4.1 million in 2000 due to the purchase of four Embraer regional jets and the addition of spare aircraft parts and engines to support the expanding regional jet fleet. We purchased an additional three Embraer regional jets on December 31, 2001. Thus, nominal depreciation expense was recorded in 2001 for these three aircraft. The cost per available seat mile remained unchanged at 0.5¢ from 2000 to 2001.

        The impairment loss and accrued aircraft return costs of $8.1 million was recorded in 2001 due to management's decision to exit the turboprop business and return the entire fleet of leased Saab 340 turboprop aircraft to the lessors. This charge consists of asset impairment costs of $2.1 million, ongoing lease obligations of $4.5 million and $1.5 million to provide for contractual maintenance obligations.

        Other expenses increased by 26.3%, or $5.6 million, to $26.7 million in 2001 from $21.1 million in 2000. The increase is primarily due to higher crew related, training, and administrative costs required to support the growth of the Embraer regional jet fleet. Additionally, higher passenger related expenses were incurred because of increases in traffic. The unit cost decreased by 33.3% to 1.6¢ in 2001 compared to 2.4¢ in 2000 due to the increased capacity resulting from the Embraer regional jet operations.

        The Stabilization Act compensation in 2001 includes a $7.6 million reduction in operating expenses as a result of the compensation from the federal government under the Stabilization Act in 2001 for direct losses incurred beginning on September 11, 2001 through December 31, 2001 as a result of the September 11, 2001 terrorists attacks. During 2001, we received from the federal government $6.5 million in cash and anticipate receiving the remaining $1.1 million in the first half of 2002.

        Interest expense increased 75.4% or $2.6 million, to $6.2 million in 2001 from $3.6 million in 2000 primarily due to interest on debt related to the purchase of four Embraer aircraft during the second quarter of 2001. This increase was partially offset by a decrease in average borrowings to fund operations of 19.5% and a decrease in the weighted average interest rate of all debt to 8.1% in 2001, versus 10.4% in 2000.

        Other non-operating income decreased 10.3%, or $0.2 million to $1.6 million in 2001 compared to $1.8 million in 2000. Non-operating income consists primarily of net gains on fuel swaps.

        We incurred income tax expense of $4.8 million during 2001, compared to $2.9 million in 2000. The effective tax rate for 2001 of 44.0% was higher than the statutory rate due to the effect of amortization of goodwill and non-deductible meals and entertainment expense, primarily for our flight crews.

2000 compared to 1999

        Operating revenue in 2000 increased by 67.1%, or $59.2 million, to $147.5 million compared to $88.3 million in 1999. The increase was due primarily to the additional Embraer regional jets added to the fixed-fee agreement with for US Airways and American in 2000, with seven aircraft added to each operation, as well as the four regional jets added to the fixed-fee agreement with US Airways in the second half of 1999. Additionally, six Saab 340 turboprop aircraft (five scheduled and one spare) were added to the fixed-fee agreement for American in 2000. Operating revenue for the pro-rate US Airways turboprop operations decreased by 3.6%, or $2.9 million, to $78.1 million in 2000 from $81.0 million in 1999 due to the elimination of certain routes that were previously flown by the Jetstream 31 fleet. The yield per revenue passenger mile for the turboprop operations increased by 4.4% to 49.5¢ in 2000 from 47.4¢ in 1999 due to a reduction in the average passenger journey.

        Total operating expenses increased by 41.9%, or $41.5 million, to $140.3 million for 2000 compared to $98.8 million during 1999 due to the increase in flight operations. Excluding the $6.6 million impairment loss and accrued aircraft return costs we recognized in 1999, total operating expenses increased by $48.0 million, or 52.1%. The cost per available seat mile decreased 31.1% to 16.1¢ for 2000 compared to 23.4¢ for 1999 due primarily to the increase in capacity (as measured by ASMs) associated with the additional Embraer regional jets. Factors relating to the change in operating expenses are discussed below.

        Wages and benefits increased by 35.7%, or $8.1 million, to $30.8 million for 2000 compared to $22.7 million for 1999 due to an increase in full time equivalent employees, normal wage increases and employee incentive accruals. The average full time equivalent employees increased by 35.6% to support the additional regional jet operations. The cost per available seat mile decreased 34.0% to 3.5¢ for 2000 compared to 5.4¢ for 1999 due to the increase in capacity associated with the additional Embraer regional jets.

        Aircraft fuel costs increased 211.7%, or $15.1 million, to $22.2 million for 2000 compared to $7.1 million for 1999 due to an 85.6% increase in fuel consumption and a 67.9% increase in average price per gallon, including taxes and into-plane fees. The average fuel price per gallon, net of the benefit of a fuel swap, was $1.11 in 2000 and 66¢ in 1999, with the increase due to fuel prices increasing throughout 2000. We maintained and benefited from an active fuel swap for all of 1999 and from April through December 2000. The fixed-fee agreement with US Airways provides for a direct reimbursement of fuel costs for Embraer regional jet operations. The fixed-fee agreement with American protects us from future fluctuations in fuel prices, as any difference between the actual cost and the assumed cost included in the fixed fees is paid to or reimbursed by American. The unit cost increased by 51.8% due to the increase in fuel prices and the higher fuel consumption resulting from the additional Embraer regional jets.

        Passenger fees and commissions decreased by 14.3%, or $2.1 million, to $12.9 million for 2000 compared to $15.0 million for 1999 due to a decrease in the number of passengers flying on US Airways turboprops resulting from our discontinuation of certain routes in connection with our phase out of the Jetstream 31 fleet and a decrease in the commission rate paid to travel agencies. Passenger fees and commissions are paid only for the pro-rate turboprop operations for US Airways. The unit cost has decreased to 1.5¢ for 2000 compared to 3.6¢ for 1999 due to increased Embraer regional jet operations.

        Landing fees increased by 78.3%, or $1.7 million, to $3.8 million in 2000 compared to $2.1 million in 1999. The increase is due to the increase in the level of operations, the additional Embraer regional jets and an increase in the average landing fee rate charged by airports. The unit cost decreased by 14.0% due to the increase in capacity resulting from the additional Embraer regional jet operations. Our fixed-fee agreement with US Airways provides for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American.

        Aircraft rent increased by 147.6%, or $13.7 million, to $22.9 million in 2000 compared to $9.2 million in 1999 due to the addition of four leased Embraer regional jets in 1999 and 14 leased Embraer regional jets and 12 leased Saab 340 turboprops in 2000. As a result, unit cost increased by 20.1% to 2.6¢ for 2000 compared to 2.2¢ for 1999.

        Maintenance and repair expenses increased by 53.5%, or $6.9 million, to $19.7 million in 2000 compared to $12.8 million for 1999 due to the increase in operations and the volume and timing of heavy airframe checks as part of our ongoing maintenance program. The unit cost decreased by 25.4% to 2.3¢ in 2000 compared to 3.0¢ in 1999 due to the increase in capacity from the Embraer regional jet operations.

        Insurance and taxes increased 84.7%, or $1.3 million, to $2.8 million in 2000 compared to $1.5 million in 1999 due to an increase in passenger liability and hull insurance resulting from the increase in operations. Additionally, aircraft property tax expense increased 176.4% due to the additional Embraer regional jets. Unit cost has decreased 11.1% due to increased Embraer regional jet operations.

        Depreciation and amortization decreased 4.5%, or $0.2 million, to $4.1 million in 2000 compared to $4.3 million in 1999 due to the elimination of spare parts associated with the phase-out of the Jetstream 31 fleet. The cost per available seat mile decreased by 53.9% due to increased Embraer regional jet operations.

        Impairment loss and accrued aircraft return costs of $6.6 million were recorded in 1999 due to management's decision to eliminate certain routes and to return the entire fleet of leased Jetstream 31 turboprop aircraft and dispose of related inventory and equipment.

        Other expenses increased by 21.5%, or $3.7 million, to $21.1 million in 2000 from $17.4 million in 1999. The increase is primarily due to a 48.6% increase in crew related expenses due to the increased flying and training to support the increase in the Embraer regional jet fleet. The unit cost decreased by 41.0% to 2.4¢ in 2000 compared to 4.1¢ in 1999 due to the increased capacity resulting from the Embraer regional jet operations.

        Interest expense increased 10.3%, or $0.4 million, to $3.6 million in 2000 from $3.2 million in 1999 primarily due to an increase of 11.9% in the average balance outstanding on a related party note payable, while our weighted average interest rate of all debt 10.4% remained constant.

        Other non-operating income increased 1766.7%, or $1.7 million, to $1.8 million in 2000 from $0.1 million in 1999 due to the company recognizing a $1.7 million in net gains on fuel swaps at December 31, 2000.

        We incurred income tax expense of $2.9 million during 2000, compared to a tax benefit of $4.8 million in 1999. The effective tax rate for 1999 and 2000 of 64.6% and 53.8% was higher than the statutory rate due to the effect of amortization expense and non-deductible meals and entertainment expense, primarily for our flight crews. The tax benefit in 1999 was due to our loss for the year.

Liquidity and Capital Resources

        Historically, we have used internally generated funds, loans from our sole stockholder and its affiliates and third-party financing to meet our working capital and capital expenditure requirements. As a result of our recent code-sharing agreements with American and America West, which require us to significantly increase our fleet of regional jets, we will significantly increase our cash requirements for debt service and lease payments. See "Risk Factors—Our fleet expansion program will require a significant increase in our leverage and the financing we require may not be available on favorable terms or at all."

        As of March 31, 2002, we had $5.0 million in cash, and $2.0 million available under our revolving credit facility. Substantially all of our cash receipts are swept and used to pay down borrowings under our revolving credit facility. At March 31, 2002, we had a working capital deficit of $33.1 million primarily due to $19.9 million of debt, including accrued interest, due to affiliates and $7.5 million due to Embraer and FINAME, all coming due within 12 months. We intend to use a portion of the proceeds of the offering to pay the debt to affiliates and a portion of the debt to Embraer.

        Chautauqua has a credit facility with Fleet Capital Corporation, which currently provides it with a $15.0 million revolving credit facility, a term loan which aggregated $3.2 million at March 31, 2002, and up to $5.0 million of equipment loans for the purchase of aircraft and spare parts. At March 31, 2002, Chautauqua had $8.1 million outstanding under the revolving credit facility, $1.1 million of outstanding letters of credit and $0.3 million of equipment loans outstanding. The term loan, the proceeds of which were used to finance the purchase of two Saab turboprop aircraft, is payable in monthly principal installments of $89,063, with any outstanding amounts due upon termination of the revolving credit facility. Borrowings under the equipment loans are payable in 60 monthly installments, with any outstanding amounts due upon termination of the revolving credit facility. The revolving credit facility expires March 31, 2004.

        The revolving credit facility allows Chautauqua to borrow up to 90% of the monthly passenger revenue generated by our US Airways turboprop operation, up to 65% of the net book value of spare rotable parts and 40% of the net book value of spare non-rotable parts for our regional jet fleet and up to the lesser of $2.1 million or 50% of the value of certain spare parts for our turboprop fleet. The revolving credit facility is collateralized by all of Chautauqua's assets excluding the owned aircraft and engines. Borrowings under the credit facility bear interest at a rate equal to, at Chautauqua's option, LIBOR plus spreads ranging from 2.75% to 3.0% or the bank's base rate (which is generally equivalent to the prime rate) plus 0.75%. Chautauqua pays an annual commitment fee on the unused portion of the revolving credit facility in an amount equal to 0.375% of the unused amounts. The credit facility limits Chautauqua's ability to incur indebtedness, pay dividends, amend the US Airways turboprop agreement, or create or incur liens on our assets. In addition, the credit facility requires Chautauqua to maintain a specified fixed charge coverage ratio and a leverage ratio. The credit facility provides Fleet with the right to terminate the facility if WexAir LLC and its affiliates cease to own at least 51% of the voting control of Republic Airways.

        We currently lease eight spare regional jet engines, having a fair market value of approximately $19.2 million, from General Electric Capital Aviation Services, also known as GECAS. We are obligated to purchase an additional one spare regional jet engine to be delivered during 2002. We have an agreement with GECAS to lease this engine pursuant to a sale-leaseback transaction.

        As of March 31, 2002, we had promissory notes payable to Embraer totaling $85.2 million. These borrowings were made in connection with the purchase of six ERJ 140 aircraft in 2001 and 2002. The notes bear interest at 7.5% and mature at dates ranging from June 20, 2002, through September 28, 2002, which dates may be extended. Each note is secured by the Embraer regional jet purchased with the proceeds of such note, together with all related equipment. We are currently negotiating with FINAME to refinance the six Embraer promissory notes.

        As of March 31, 2002, we had a promissory note due to our sole stockholder in the amount of $16.9 million. We also had $1.7 million in accrued interest payable under this note. This indebtedness was originally incurred in May 1998 to finance a portion of our purchase of Chautauqua. The note, which currently bears interest at the rate of 11.5% compounded semi-annually, currently matures on the earliest of (1) demand by the holder thereof, (2) May 14, 2003, or (3) the closing of this offering. We intend to repay the principal and accrued interest with a portion of the proceeds from this offering. See "Use of Proceeds."

        Net cash from operating activities was $2.2 million, $6.7 million and $23.0 million for the years ended December 31, 1999, 2000 and 2001 and $7.0 million for the three months ended March 31, 2002. The increase from operating activities from 1999 through 2001 is primarily due to the continued growth of our business. In 2001, net cash from operating activities represents net income of $6.1 million, a non-cash charge for impairment loss and accrued aircraft return costs of $8.1 and depreciation and amortization of $7.8 million. The net cash from operating activities for 2000 is primarily net income of $2.5 million plus depreciation and amortization of $4.1 million. In 1999, net cash from operating activities reflects the net loss of $8.9 million and depreciation and amortization of $4.3 million, offset primarily by the $6.6 million non-cash charge for impairment loss and accrued aircraft return costs. For the three months ended March 31, 2002, net cash from operating activities is primarily net income of $3.4 million and increases in accrued liabilities for income taxes and personal property taxes.

        Net cash from investing activities was $(9.3) million, $(10.8) million and $(12.7) million for the years ended December 31, 1999, 2000, and 2001 and $(5.7) million for the three months ended March 31, 2002. The net cash from investing activities consists of our purchase of equipment, including down payments relating to our purchase of seven Embraer regional jets in 2001 and four spare Embraer jet engines and two spare Saab 340 turboprop engines. We purchased one, two and four spare aircraft engines for the Embraer regional jets in 1999, 2000 and 2001, respectively, and these engines were sold in a sale-leaseback transaction in the fourth quarter of 2001. During the three months ended March 31, 2002, we purchased three Embraer regional jets.

        Net cash from financing activities was $7.1 million, $4.0 million and $(7.4) million for the years ended December 31, 1999, 2000 and 2001 and $0.4 for the three months ended March 31, 2002. During the three months ended March 31, 2002, we borrowed $1.0 million from the revolving credit facility to fund operations and received $1.2 million of the proceeds generated from the refinancing of four ERJ 145 aircraft with FINAME. A portion of these proceeds was used for debt issuance costs and for regular scheduled debt payments. In 2001, we used cash from operating activities to repay $2.2 million of the revolving credit facility and to make scheduled debt payments. In addition, $4.1 million generated from the sale/leaseback of spare engines was used to repay long-term debt. In 2000, the net cash from financing activities primarily represents proceeds from a $1.5 million loan from an affiliate of WexAir LLC, which was subsequently repaid, including accrued interest, through the issuance by Chautauqua of its preferred stock in May 2000. We also received $1.5 million in May 2000 from the issuance by Chautauqua of shares of its preferred stock to an affiliate of WexAir LLC. Net cash from financing activities in 1999 consists primarily of net borrowings of $9.0 million under the credit facility and proceeds from a $1.0 million loan from an affiliate of WexAir LLC, net of scheduled debt payments. We repaid the $1.0 million loan, including accrued interest, in May 2000 through the issuance by Chautauqua of shares of preferred stock to an affiliate of WexAir LLC.

Aircraft Leases

        We have significant obligations for aircraft that are classified as operating leases and therefore are not reflected as liabilities on our balance sheet. These leases expire between 2002 and 2018. As of March 31, 2002, our total mandatory payments under operating leases aggregated approximately $799.9 million (excluding an obligation of $25.0 million due pursuant to our agreement to return the Saab aircraft to the lessor), and total minimum annual aircraft rental payments for 2002 under all noncancellable operating leases was approximately $64.3 million.

Purchase Commitments

        We have substantial commitments for capital expenditures, including for the acquisition of new aircraft. We intend to finance these aircraft through long-term loans or lease arrangements, although there can be no assurance we will be able to do so. We believe that the expenses of obtaining the loans or leases may be reduced, and the availability of the loans or leases may be facilitated, by the increase in stockholder's equity resulting from the offering.

        As of March 31, 2002, our code-sharing agreements require that we acquire and place in service an additional 5 regional jets over the next six months. Embraer's current list price of these 5 regional jets is $90.5 million.

        We are currently in negotiations with FINAME to provide debt financing for up to 11 Embraer regional jets which includes the six aircraft currently subject to bridge financing with Embraer and the five firm aircraft that we plan to acquire in the next five months. Although we believe that debt or equity financing should be available for the remaining aircraft deliveries, we cannot assure you that we will be able to secure financing on favorable terms if at all. If we cannot secure financing, we may be required to modify our aircraft acquisition plans or pay higher financing costs.

        We expect to fund future capital commitments through internally generated funds, third-party aircraft financings, the proceeds of this offering and other debt and equity financings.

        We currently anticipate that our available cash resources, together with the proceeds of this offering, cash generated from operations and anticipated third-party financing arrangements, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds, however, to fund more rapid expansion, principally the acquisition of additional aircraft, or meet unanticipated working capital requirements. It is possible that future funding may not be available to us on favorable terms, or at all. If we issue equity securities, you may experience additional dilution, which could be substantial. In addition, we may issue equity securities that have rights, preferences and privileges senior to those of our common stock. If we borrow money, we may incur significant interest expense and become subject to covenants that could limit our ability to operate and fund our business. If we need funds and cannot raise them on acceptable terms, we may be unable to realize our current plans or meet our obligations to our code-share partners, and we could be required to slow our growth.

        Our contractual obligations and commitments at March 31, 2002, include the following (in thousands):

	Payments Due By Period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total
Long-term debt	$30,600	$24,269	$16,798	$105,523	$177,190
Operating leases, excluding Saab 340 aircraft	43,278	172,942	115,365	496,955	828,540
Operating leases, Saab 340 aircraft	7,259	17,248	444	—	24,951
Unconditional purchase obligation for spare aircraft engines	2,500	—	—	—	2,500

Total contractual cash obligations	$83,637	$214,459	$132,607	$602,478	$1,033,181

        Our commercial commitments at March 31, 2002, include the following (in thousands):

	Expiration
	Less than 1 year	Total
Revolving credit facility	$—	$8,071
Letters of credit	1,075	1,075

Total commercial commitments	$1,075	$9,146

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and are sufficiently sensitive to result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the Notes to the Consolidated Financial Statements.

  •
  Impairments to Long-Lived Assets. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cashflows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

            We regularly review the estimated useful lives and salvage values for our aircraft and spare parts.

  •
  Aircraft Maintenance and Repair. We believe our accounting policy is consistent with our competitors. We follow a method of expensing such amounts as incurred rather than accruing for expected costs or capitalizing and amortizing such costs. Maintenance and repairs for spare engines and airframe components under power-by-the-hour contracts are incurred as the aircraft are operated; therefore, amounts are accrued based upon actual hours flown.

Quarterly Information

        The following table sets forth summary quarterly financial information for the years ended December 31, 2000 and 2001 and the quarter ended March 31, 2002.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(dollars in thousands)
2000
Operating revenues	$28,579	$34,727	$39,267	$44,904
Operating income (loss)	(660)	2,117	2,935	2,830
Net income (loss)	(823)	620	1,149	1,576
2001
Operating revenues	52,514	62,812	62,644	60,674
Operating income (loss) (1)	3,813	7,295	6,340	(2,001)
Net income (loss)	2,528	3,440	2,451	(2,352)
2002
Operating revenues	$72,248
Operating income	7,782
Net income	3,412

(1)
Includes Stabilization Act compensation of $2,676 and $4,964 in the third and fourth quarters, respectively, and impairment loss and accrued aircraft return costs of $8,100 in the fourth quarter.

New Accounting Standards

        In July 2001, SFAS No. 141, Business Combinations, was issued. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. We have had no business combinations subsequent to June 30, 2001 and, therefore, we believe that the adoption of SFAS No. 141 had no impact on our consolidated financial statements.

        In July 2001, SFAS No. 142, Goodwill and Other Intangible Assets, was issued and was effective for us on January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization and annual assessment of impairment. We recorded goodwill amortization of $807 in each of the years ended December 31, 1999, 2000, and 2001. Effective January 1, 2002, we will no longer amortize goodwill, but will evaluate it on an annual basis to determine whether there is an impairment of goodwill. Discontinuing goodwill amortization did not have a material effect on income for the three months ended March 31, 2002, and based upon the initial impairment analysis, we determined our goodwill was not impaired.

        In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued, which was effective for us on January 1, 2002. Among other things, this statement will supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 changes the treatment for the disposal of a business segment and establishes one method of accounting for long-lived assets to be disposed of by sale. Management has determined that the adoption of SFAS No. 144 did not have an impact on our financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

        We have been and are subject to market risks, including commodity price risk (such as, to a limited extent, aircraft fuel prices) and interest rate risk.

Aircraft Fuel

        Until we discontinue our pro-rate turboprop operations, we are exposed to fluctuations in the price of aircraft fuel for our turboprops which affects our earnings. Our financial statements reflect both the cost of fuel we purchase for flights we control, as well as fuel we purchase for fixed-fee flights, which is subject to reimbursement by our code-share partners. Currently, we have limited our exposure to fuel price increases with respect to approximately 96% of available seat miles produced, due to contractual arrangements with US Airways, American and America West. US Airways and America West reimburse us for the actual cost of fuel on contracted flights, while American reimburses us to the extent our actual fuel costs exceed the assumed cost of fuel included in the fixed rate it pays us. For illustrative purposes only, we have estimated the impact of market risk using a hypothetical increase in fuel price per gallon of 10% for the years ended December 31, 2001 and 2000. Based on this hypothetical assumption, and after considering the impact of the contractual arrangements, we would have experienced an increase in fuel expense of approximately $650,000 and $934,000 respectively. We currently intend to use cash generated by operating activities to fund any adverse change in the price of fuel.

Interest Rates

        Our earnings are affected by changes in interest rates due to the amounts of variable rate debt and the amount of cash and securities held. The interest rate applicable to variable rate debt may rise and increase the amount of interest expense. At March 31, 2002, 7.2% of our total long-term debt was variable rate debt, compared to 54.1% at March 31, 2001. For illustrative purposes only, we have estimated the impact of market risk using a hypothetical increase in interest rates of one percentage point for both our variable rate long-term debt and cash and securities. Based on this hypothetical assumption, we would have incurred an additional $180,000 in interest expense for the year ended December 31, 2001. As a result of this hypothetical assumption, we believe we could fund interest rate increases on our variable rate long-term debt with the increased amounts of interest income. We do not believe we have significant exposure to the changing interest rates on our fixed-rate, long-term debt instruments, which represented 92.7% of our total long-term debt at March 31, 2002, and 45.9% of our total long-term debt at March 31, 2001. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.

        We currently intend to finance the acquisition of aircraft through third-party leases or long-term borrowings. Changes in interest rates may impact the actual cost to us to acquire these aircraft. To the extent we place these aircraft in service under our code-share agreements with American and America West, our reimbursement rates will be adjusted higher or lower to reflect any changes in our aircraft rental rates.

Equity Price Risk

        The exercise of the warrants that have been issued or we have agreed to issue to two of our code-share partners, American and America West, could result in dilution of our common stock, since the exercise price is less than the price of our common stock at the time of our initial public offering. In addition, we will incur a non-cash charge for the American warrants of approximately $        in the fiscal quarter in which this offering closes, based upon the following assumptions: an assumed initial public offering price of $    ; no dividend yield; risk-free interest rate of 5.00%; volatility of 50%; and an expected life of 8.5 years. A $1 increase or decrease in the stock price would increase or decrease this charge by approximately $          , assuming all other factors remain unchanged. In addition, as the

American warrant vests, we will incur additional non-cash charges in the fiscal quarters in which these warrants vest. However, we cannot at this time quantify the amount of such charges, which will be influenced by a number of factors, including the difference between the market price of our common stock and the warrant exercise price and the volatility of our stock. The charge will reflect the estimated fair value of the American warrants on the vesting dates, using the Black-Scholes option pricing model and will be a reduction to operating revenues.

        As a result of the issuance of the America West warrant, we will incur a non-cash charge of approximately $              in the fiscal quarter in which this offering closes, based upon the following assumptions: an assumed initial public offering price of $    ; no dividend yield; risk-free interest rate of 3.50%; volatility of 50%; and an expected life of 1.5 years. A $1 increase or decrease in the stock price would increase or decrease this charge by approximately $          , assuming all other factors remain unchanged. The non-cash charge will reflect the estimated fair value of the America West warrant using the Black-Scholes option pricing model and will be a reduction to operating revenues.

REGIONAL AIRLINE INDUSTRY OVERVIEW

Major, Low-fare and Regional Airlines

        The airline industry in the United States has traditionally been dominated by "major airlines," which currently include American, United Airlines, Delta Air Lines, Northwest Airlines, Continental Airlines, US Airways, America West Airlines and Alaska Airlines. The major airlines offer scheduled flights to many major cities within the United States and often throughout all or part of the world while also serving numerous smaller cities. The major airlines benefit from wide name recognition and long operating histories.

        Most major air carriers have adopted the "hub and spoke" system. This system concentrates most of an airline's operations in a limited number of hub cities, serving most other destinations in the system by providing one-stop or connecting service through the hub between destinations on the spokes. Such an arrangement permits travelers to fly from a point of origin to more destinations without switching air carriers. Hub airports permit carriers to transport passengers between large numbers of destinations with substantially more frequent service than if each route were served directly. The hub and spoke system also allows the carrier to add service to new destinations from a large number of cities using only one or a limited number of aircraft.

        "Low-fare" airlines, such as Southwest Airlines, JetBlue Airways, AirTran Airways and Frontier Airlines, generally offer fewer conveniences to travelers and have lower cost structures than major airlines, thus permitting them to offer flights to many of the same markets as the major airlines, but at lower prices. Some low-fare airlines utilize a hub and spoke strategy, while others, such as Southwest Airlines, offer predominantly point-to-point service between designated city pairs. The reduction, withdrawal or historical absence on shorter haul routes by both major and low-fare carriers has provided increased opportunities for regional airlines to develop these markets.

        Regional airlines, including our airline, American Eagle, Atlantic Coast Airlines, Atlantic Southeast Airlines, Continental Express, Comair, Horizon Airlines, Mesa Airlines, Mesaba Airlines, and SkyWest Airlines, typically operate smaller aircraft on lower-volume routes than major and low-fare airlines. Several regional airlines, including American Eagle, Comair, Atlantic Southeast Airlines and Horizon Airlines, are wholly-owned subsidiaries of major airlines. In contrast to low-fare airlines, regional airlines generally do not try to establish an independent route system to compete with the major airlines. Rather, regional airlines typically enter into cooperative marketing relationships with one or more major airlines, under which the regional airline agrees to use its smaller, lower-cost aircraft to carry passengers booked and ticketed by the major airline between a hub of the major airline and a smaller outlying city. In exchange for such services, the regional airline is either paid a fixed-fee per flight by the major airline or receives a pro-rata portion of the total fare generated in a given market.

Growth of the Regional Airline Industry

        Regional airlines have experienced significant growth over the past decade. According to the FAA, from 1995 to 2001, regional airlines in the United States experienced average annual growth in revenue passenger miles of 12.4%, compared to 4.1% growth for major airlines. Over the same period, the number of passengers flown by regional airlines increased an average of 6.1% per year, compared to 3.1% growth for major airlines. In March 2002, the FAA forecasted U.S. revenue passenger miles to grow at an average annual rate of 7.1% over the 12-year period ending 2012, from 24.0 billion in 2001 to 54.8 billion in 2012, and the number of passengers flown to grow by an average annual rate of 5.5% during the same 12-year period, reaching a total of 151.6 million passengers by 2013. We cannot at this time predict what effect, if any, the terrorist attacks on New York and Washington, D.C. in September 2001 will have on this anticipated growth, particularly in the short-term.

        We believe that the growth of the number of passengers using regional airlines and the revenues of regional airlines during the last decade is attributable to a number of factors, including:

  •
  Regional airlines are increasing their fleets of regional jet aircraft, which passengers prefer to turboprops.

  •
  Regional airlines work with, and often benefit from the strength of, the major airlines. Since many major airlines are increasingly using regional airlines as part of their growth strategies, many regional airlines have expanded, and may continue to expand, with the major airlines they serve.

  •
  Regional airlines tend to have a more favorable cost structure and greater operating flexibility than many major airlines. Many regional airlines were founded in the midst of the highly competitive market that developed following deregulation of the airline industry in 1978.

  •
  Many major airlines have determined that an effective method for retaining customer loyalty and maximizing system revenue, while lowering costs, is to utilize more cost-efficient regional airlines flying under the major airline's flight designator code and brand name to serve shorter, low-volume routes.

Growth in the Use of Regional Jets

        We believe that the emergence of the regional jet in the mid-1990s was, and will continue to be, a significant factor in the growth of the regional airline industry. Part of the reason for the regional jets' importance to the growth of the regional airline industry stems from the high level of customer acceptance of the aircraft. Regional jets feature cabin class comfort and low noise levels, and we believe they are frequently preferred by customers to turboprops. In addition, regional jets travel at high speeds and have a traveling range that is similar to 120-plus seat aircraft operated by major airlines. Regional jets can be used effectively on routes of up to approximately 1,500 miles, compared to approximately 400 miles for turboprops. The extended range, speed and greater comfort of regional jets allow regional airlines to operate on longer and more varied routes than they could with turboprops.

        In addition, for many routes, regional jets are more economical than larger jets. As a result, regional jets are often used to fly on what are called "long and thin" routes, which are routes between cities that are too distant to use turboprops (400 to 1,500 miles) but have insufficient customer demand (either overall or during certain times of the day or year) to justify flying larger jet aircraft. The ability of regional jets to fly profitably to smaller markets has allowed the major airlines, in conjunction with their regional partners, to enhance greatly the profitability and general utility of their hubs by adding spoke cities and increasing the frequency of flights, especially in off-peak periods.

        We believe that major air carriers have deployed regional jets in three distinct roles: (1) to increase service in existing markets; (2) to operate new point-to-point services that bypass other airlines' connecting hubs; and (3) to "bend" market share in favor of the air carrier by offering jet service in competition with other airlines' turboprop service. In certain existing markets, airlines are able to economically replace their mainline jet service with more frequent service provided by smaller 30 to 69-seat regional jets, without incurring the risk of increasing the total number of seats offered in a market. In new markets, regional jets allow airlines to profitably serve new long distance markets that lie beyond the range of smaller capacity turboprop aircraft but do not have sufficient traffic volume to justify service with larger jets. Finally, given passengers' demonstrated preference for jet aircraft over turboprop aircraft, airlines are able to capture a larger share of the passenger traffic by offering flights with jet aircraft in markets that have historically been served by turboprop aircraft. The favorable operating economics of regional jets have led to significant growth in the regional airline sector, as major air carriers continue to add new regional jet capacity to their route networks.

Relationship of Regional and Major Airlines

        Regional airlines generally enter into code-sharing agreements with major airlines, pursuant to which the regional airline is authorized to use the major airline's two-letter flight designator code to identify the regional airline's flights and fares in the central reservation systems, to paint its aircraft with the colors and/or logos of its code-sharing partner and to market and advertise its status as a carrier for the code-sharing partner. For example, we fly out of New York (La Guardia Airport), Boston, Philadelphia, Pittsburgh and Indianapolis as US Airways Express; out of St. Louis as American Connection; and out of Columbus as America West Express. In addition, the major airline generally provides reservation services, ticket stock, certain ticketing services, ground support services, airport landing slots and gate access to the regional airline, and both partners often coordinate marketing, advertising and other promotional efforts. In exchange, the regional airline provides a designated number of low capacity (usually between 32 and 69 seats) flights between larger airports served by the major airline and surrounding cities, usually lower-volume markets.

        The financial arrangements between the regional airlines and their code-share partners usually involve either a fixed-fee or pro-rate arrangement. We believe that, as a result of the differences between fixed-fee arrangements and revenue-sharing arrangements, the trend in the industry for publicly owned regional carriers is toward using fixed-fee arrangements, similar to arrangements we have with American, America West and US Airways.

        Fixed-Fee Capacity Purchase Agreements. Under a fixed-fee arrangement, the major airline generally pays the regional airline a fixed-fee per flight, with additional incentives based on completion of flights, on-time performance and correct baggage handling. In addition, the major and regional airline often enter into an arrangement pursuant to which the major airline bears the risk of changes in the price of fuel and other costs not directly controllable by the regional airlines such as landing fees, liability insurance and aircraft property taxes. Regional airlines benefit from a fixed-fee arrangement because they are sheltered from most of the elements that cause volatility in airline earnings, such as variations in ticket prices, passenger loads and fuel prices. However, regional airlines in fixed-fee arrangements do not benefit from a positive trend in ticket prices, passenger loads or fuel prices and, because the major airlines absorb most of the risks, the margin between the per-flight fixed-fee and expected per-flight costs tends to be much lower than the profit margins associated with pro-rate revenue sharing arrangements under good economic conditions. The major airline can benefit from fixed-fee capacity purchase agreements because under such arrangements it is better able to control its entire network of flights and to serve strategic routes that otherwise might be uneconomical to a regional carrier under a revenue-sharing agreement. Our company and other regional airlines that operate under capacity purchase agreements have been less severely impacted by the events of September 11, 2001 and the decline in the economy primarily as a result of the transfer of passenger traffic risk to the purchaser of capacity and the ability of regional jets to accommodate the lower demand for air transportation better than mainline jets.

        Revenue Sharing Arrangements. Under a pro-rate revenue sharing arrangement, the major airline and regional airline negotiate a proration formula, pursuant to which the regional airline receives a percentage of the ticket revenues for those passengers traveling for one portion of their trip on the regional airline and the other portion of their trip on the major airline. Substantially all costs associated with the regional airline flight are borne by the regional airline. In such a revenue-sharing arrangement, the regional airline realizes increased profits as ticket prices and passenger loads increase or fuel prices decrease and, correspondingly, realizes decreased profits as ticket prices and passenger loads decrease or fuel prices increase.

BUSINESS

General

        We are a regional airline offering scheduled passenger service on approximately 335 flights daily to 41 cities in 22 states and Canada pursuant to code-sharing agreements with American, America West Airlines and US Airways. All of our flights are operated as either US Airways Express, AmericanConnection or America West Express, providing US Airways, American and America West with portions of their regional service, including service out of their hubs in Boston, Columbus, Indianapolis, New York, Philadelphia, Pittsburgh and St. Louis. Our fleet consists of 48 Embraer regional jets and 13 Saab 340 turboprops. We are in the process of phasing the turboprops out of service and expect to operate an all jet fleet by August 2002. In addition, we have 5 regional jets on firm order which, upon delivery, will be placed into immediate service with our code-share partners and we also have options for 37 additional jets. From 1999 to 2001, our available seat miles, or ASMs, have grown at a compounded annual growth rate of 97.4%.

        We have long-term code-sharing agreements with each of our partners. During the year ended December 31, 2001 and the three months ended March 31, 2002, 75.6% and 90.9%, respectively, of our passenger revenues were generated under fixed-fee agreements with our code-share partners. We anticipate that by August 2002, 100% of our passenger revenues will be generated under such fixed-fee agreements. Pursuant to these fixed-fee agreements, we are authorized to use our partners' two-letter flight designation codes to identify our flights and fares in our partners' computer reservation systems, to paint our aircraft in the style of our partners, to use their service marks and to market ourselves as a carrier for our partners. We believe that the shift to fixed-fee agreements has reduced our exposure to fluctuations in fuel prices, fare competition and passenger volumes. Our development of relationships with multiple major airlines has enabled us to reduce our dependence on any single airline. For the year ended December 31, 2001 and the three months ended March 31, 2002, 67% and 60%, respectively, of our operating revenues were derived from US Airways, 31% of our operating revenues were derived from American and 2% and 9%, respectively, of our operating revenues were derived from America West.

        For the year ended December 31, 2001, we generated operating revenues of $238.6 million and net income of $6.1 million, as compared to operating revenues of $147.5 million and net income of $2.5 million for the year ended December 31, 2000. For the three months ended March 31, 2002, we generated operating revenues of $72.2 million and net income of $3.4 million, as compared to operating revenues of $52.5 million and net income of $2.5 million for the three months ended March 31, 2001.

  Our Strengths

        We believe that our primary strengths are:

  •
  Providing High Quality Service Cost-Effectively. We provide our code-share partners the ability to offer their customers high quality service at a price to our partners that is generally more cost-effective than flying those routes themselves. We have established ourselves as a low cost, efficient and reliable provider of high quality regional airline services. This is primarily due to the advantageous economies of scale realized from the operation of a limited number of aircraft types and our productive workforce. The uniformity of our fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. We expect to see further cost savings resulting from the planned elimination of our turboprop operations by August 2002. Upon the elimination of our turboprop operations, we believe that we will be one of the lowest cost providers of regional jet service and one of the first U.S. regional airlines to move to a single fleet type business model using jet aircraft. As a result of these efficiencies and our high service standards, we believe that we can provide our current and any future code-share partners with significant cost savings and greater operational flexibility.

  •
  Long-Term, Fixed-Fee Code-Sharing Agreements. We have long-term code-sharing agreements with three major airlines, with scheduled expirations ranging from March 2009 through February 2013, subject in certain instances to earlier termination. All of our regional jet code-sharing agreements are fixed-fee, rather than pro-rate revenue sharing, arrangements. These fixed-fee agreements generally provide for minimum aircraft utilization levels at fixed rates, which provides for a more predictable revenue stream. These rates generally cover our cost of operating these aircraft, while our code-share partners generally bear other passenger and distribution expenses, including reservations, agent commissions and booking fees. We are generally not exposed to price fluctuations for fuel, insurance, aircraft property taxes or landing fees, as we are typically reimbursed for these costs by our code-share partners. Although fixed-fee arrangements eliminate our realization of any benefit resulting from higher ticket prices and other variable factors, these fixed-fee arrangements have substantially reduced our exposure to fluctuations in fare competition and passenger volumes.
  •
  Strong Relationships with a Diverse Group of Air Carrier Partners. Through our long-term code-sharing agreements with US Airways, American and America West, we have created a network of strong partnerships with three major US airlines. Having three air carrier partners has allowed us to diversify our financial and operational risk. Diversity may also allow us to grow at a faster rate and not be limited by the rate at which any one partner can, or wishes to, grow.
  •
  Significant Opportunity to Attract New Business. We currently have 48 Embraer regional jets in service and firm orders to acquire an additional 5 Embraer regional jets which will be placed into immediate service with our code-share partners. In addition, we have options to acquire an additional 37 Embraer regional jets. Our code-sharing agreements have only limited restrictions on our ability to enter into new or expanded relationships with any carrier. Further, we have the infrastructure to place our new regional jets into service quickly.
  •
  Experienced Management Team. Our senior management team has extensive operating experience in the regional airline industry. Since their arrival in mid-1999, our management team has significantly grown the business in the following ways:
  •
  added code-sharing agreements with both American and America West;
  •
  increased the number of regional jets that we fly for US Airways; and
  •
  improved our operating efficiencies and costs.

    Mr. Bedford, our chief executive officer, has over 14 years of experience in the regional airline industry. He was named regional airline executive of the year in 1998 by Commuter and Regional Airline News and while CEO at Mesaba Airlines, Mesaba was recognized as the Regional Airline of the Year in 1997 by Air Transport World Magazine. Mr. Cooper, our chief financial officer, has over nine years of experience in the regional airline industry and Mr. Heller, Chautauqua's chief operating officer, has over 23 years of experience in the regional airline industry.

  •
  Long History of Reliable Operations. We have a long operating history as a regional airline, having operated as a code-share partner of US Airways or its predecessors for over 27 years. We became an American code-share partner in April 2000 and an America West code-share partner in August 2001.

  Our Business Strategy

        Our business strategy consists of the following elements:

  •
  Operate a Modern, All Jet Fleet.    By August 2002, our wholly-owned subsidiary, Chautauqua Airlines, expects to operate an all regional jet fleet for its code-share partners. Passengers prefer regional jets to turboprops because they are faster, quieter and perceived by passengers to be safer and more comfortable. In addition, Chautauqua expects to achieve increased efficiencies in employee training and aircraft maintenance by operating a single type of aircraft which should enable it to reduce its operating costs. In the future, we may decide to operate more than just one aircraft fleet type in order to expand our overall marketing potential. Should we reach this conclusion, we would consider developing additional subsidiary platforms in order to maintain a single fleet economic advantage in each operating company.

  •
  Expand Existing and Develop New Relationships With Code-Share Partners. We attribute the significant growth in our traffic and profitability to our code-sharing agreements with US Airways, American and America West. We believe that these relationships provide us with an excellent opportunity to achieve stable, long-term growth. To strengthen our existing relationships, we work closely with our code-share partners to expand service to existing markets, open new markets and schedule convenient and frequent flights. We also continue to explore new relationships with other major airlines.

  •
  All Fixed-Fee Flying. We believe that fixed-fee agreements allow our major airline partners to enjoy the significant benefits of optimizing total network revenues and matching aircraft size to meet customer demand, thereby maximizing their own profitability. Under fixed-fee arrangements, we receive a fixed-fee per flight with additional possible incentives from our partners; under pro-rate revenue sharing arrangements, we receive a negotiated portion of ticket revenue. In some circumstances, fixed-fee arrangements also enable us to operate routes selected by US Airways, American or America West for strategic purposes, even though those routes might not offer margins that are sufficiently attractive to motivate us to conduct such flights on a pro-rate revenue sharing basis. For the years ended December 31, 2000 and 2001, approximately 77% and 91%, respectively, of our ASMs were flown under fixed-fee agreements and for the three months ended March 31, 2001 and 2002, approximately 78% and 94%, respectively, of our ASMs were flown under fixed-fee agreements. We anticipate that by August 2002, 100% of our ASMs will be flown under such fixed-fee agreements. Furthermore, we anticipate that the fixed-fee agreement will be the basis on which we will continue to add jets to our fleet.

  •
  Provide Excellent Customer Service. We believe that our focus on providing excellent customer service in every aspect of operations, including personnel, flight equipment, in-flight amenities, on-time performance, flight completion ratios and baggage handling, is largely responsible for our ability to attract and retain multiple major airline code-share partners. This is because our partners seek to build customer loyalty and preference through consistent, high quality seamless customer service, which they expect their regional partners to be able to provide at a competitive price.

  •
  Motivate Our Employees to Succeed. We believe that our employees are key to our success. In addition to offering competitive compensation and benefits, we take a number of steps to make our company an attractive place to work and build a career such as maintaining various employee recognition and bonus award programs and consistently communicating our vision and mission statement to our associates.

Markets and Routes

Markets

        We believe that our development of hub operations in St. Louis with American and in New York, Boston, Indianapolis and Philadelphia with US Airways has been a principal factor in the growth of our flight operations and will facilitate implementation of our growth and operating strategy. We currently offer scheduled passenger services on approximately 335 flights to 41 cities in 22 states and Canada. The following illustrates the routes we fly for our code-share partners:

US Airways Express Service

AmericanConnection Service

American West Express Service

Flight Equipment

        As of March 31, 2002, we operated 48 Embraer regional jets as described in the following table:

Type	Total Aircraft	Owned	Leased	Option Aircraft		Average Age (in years)	Firm Orders	Seats in Standard Configuration
ERJ 145LR	38	4	34			1.3	0	50
ERJ 140LR	10	6	4			0.2	5	44

Total	48	10	38	37	(1)		5

(1)
We have the option to acquire 37 ERJ 140 or ERJ 145 regional jets.

        Furthermore, we currently have 13 Saab turboprops, 3 of which are in revenue service, that we intend to phase out by August 2002.

        America West has contracted for the use of 5 additional Embraer regional jets on a fixed-fee basis. We have placed a firm order to acquire these additional 5 Embraer regional jets over the next five months. We have no orders for additional aircraft other than the Embraer regional jets.

        All of our leased regional jet aircraft are leased by us pursuant to long-term leases, with current lease expirations ranging from 2014 to 2018. We also hold fixed-price purchase options under these leases at approximately 14.0 to 14.5 years after these leases commenced. Furthermore, we have options to renew most of the leases for an additional three years, or purchase outright the leased aircraft at the conclusion of their current lease terms at fair market value. We purchased 6 ERJ 140 aircraft with short term loans by Embraer. We are currently in negotiations to replace the loans with respect to the ERJ 140 aircraft with a long term financing arrangement. With the exception of two Saab 340 aircraft owned by us, our Saab 340 aircraft are leased under operating leases with remaining terms ranging from seven months to four years.

        The following table outlines the number and type of aircraft being operated for each code-share partner and the number of Embraer regional jets that we must place in service for each code-share partner as of March 31, 2002:

	ERJ 145LR			ERJ 140LR		Total Embraer Regional Jets
	In Operation		Total Required Aircraft	In Operation	Total Required Aircraft
US Airways	26		26	0	0	26
American	5	(1)	0	10	15	15
America West	7		12	0	0	12

Total	38		38	10	15	53

(1)
These ERJ 145s are being replaced by ERJ 140s and will subsequently be placed in service for America West.

        The foregoing table does not include our 13 Saab turboprops, 3 of which are in revenue service, that we intend to phase out by August 2002.

Ground Operations and Properties

        Our employees perform substantially all routine airframe and engine maintenance and periodic inspection of equipment. We lease a 27,500 square foot aircraft maintenance and training facility at the Indianapolis International Airport, a 45,000 square foot maintenance facility in Ft. Wayne, Indiana and a 59,000 square foot maintenance facility in Columbus, Ohio.

        We lease ticket counters and check-in, boarding and other facilities in the passenger terminal areas in the majority of the airports we serve and staff these facilities with our personnel. Our partners provide ticket handling and ground support services in 32 of the 41 airports we serve.

        We lease our corporate headquarters, located in the administrative office building at the Indianapolis International Airport terminal. This facility consists of approximately 15,000 square feet of administrative space. The lease expires in July 2003, but is cancelable upon six months' notice if we decide to move our corporate headquarters to a new location in Indianapolis, Indiana.

Maintenance of Aircraft and Training

        Using a combination of FAA certified maintenance vendors and our own personnel and facilities, we maintain our aircraft on a scheduled and "as-needed" basis. We emphasize preventive maintenance and inspect our aircraft engines and airframes as required. We have "power-by-the-hour" agreements with vendors to maintain major components on the aircraft as follows:

  •
  We have an agreement with Rolls-Royce to maintain the engines on our Embraer regional jet aircraft through August 2009, an agreement with Hamilton/Sunstrand to maintain the auxiliary power units, or APUs, on our Embraer regional jets through August 2009 and an agreement with Honeywell to maintain the avionics on our Embraer regional jets through January 2012. Under these agreements, we are charged for covered services based on a fixed rate for each flight hour accumulated by the engines or airframes in our service during a month. The rates are subject to annual revisions generally based on the Bureau of Labor Statistics' labor and material indices.

  •
  We have an agreement with General Electric to maintain the engines on our Saab turboprop aircraft through December 2006. Under this agreement, we are charged for covered services based on a fixed rate for each flight hour accumulated by the engines in our service during a month but if no services are used no payment is due. The rates are subject to annual revisions based on the Bureau of Labor Statistics' labor and material indices.

        We believe these agreements, coupled with our ongoing maintenance program, reduces the likelihood of unexpected levels of engine, APU and avionics maintenance expense during their term.

        We have also developed an inventory of aircraft spare parts and have instituted a computerized tracking system to increase maintenance efficiency and to avoid excess inventories of spare parts.

        We perform our heavy and routine maintenance projects at our facilities in Indianapolis and Columbus and we perform routine maintenance services from select line maintenance stations.

        All mechanics and avionics specialists employed by us have appropriate training and experience and hold required licenses issued by the FAA. We provide periodic in-house and outside training for our maintenance and flight personnel and also take advantage of manufacturer's training programs that are offered when acquiring new aircraft.

        We have an agreement with FlightSafety International to provide for aircraft simulator training for all of our pilots. We have no current plans to acquire our own simulator in the near term and believe that FlightSafety or other third party vendors will be able to provide us with adequate and cost effective simulator training to implement our growth plans.

Employees

        As of March 31, 2002, we employed 1,191 full-time equivalent employees. The following is a table of our principal collective bargaining agreements and their respective amendable dates as of March 31, 2002:

Employee Group	Approximate Number of Full-Time Equivalent Employees	Representing Union	Amendable Date
Pilots	455	International Brotherhood of Teamsters Airline Division Local 747	November 2002
Flight Attendants	218	International Brotherhood of Teamsters Airline Division Local 210	March 2003
Customer Service	207	International Brotherhood of Teamsters Airline Division Local 135	December 2005
Dispatchers	19	Transport Workers Union of America Local 540	February 2007

        As of March 31, 2002, we had 206 maintenance technicians and other maintenance personnel, who are not currently represented by any union, and 86 administration and support personnel. Because of the high level of unionization among our employees we are subject to risks of work interruption or stoppage and/or incur additional expenses associated with union representation of our employees. In connection with our proposed acquisition of 5 additional Embraer regional jets required to meet our obligations under our code-sharing agreements and related expansion, we anticipate hiring approximately 110 additional employees, many of whom will be represented by a union in their employment. We have never experienced any work stoppages or other job actions and generally consider our relationship with our employees to be good.

        In October 1999 and again in June 2001 we reached tentative agreement with the executive council of our pilot union that would have amended certain provisions of the collective bargaining agreement, including extending the amendable date well ahead of the normal amendable date of the agreement. On both occasions, the membership of the union failed to ratify the tentative agreement.

Code-Sharing Agreements

        Our code-sharing agreements with US Airways, American and America West authorize us to use their two-letter flight designator codes ("US," "AA" and "HP") to identify our flights and fares in their computer reservation systems, to paint our aircraft with their colors and/or logos, to use their service marks and to market and advertise our status as US Airways Express, AmericanConnection and America West Express, respectively. Under our code-sharing agreements with US Airways, we are compensated on a fixed-fee basis for our US Airways Express flights using Embraer regional jets (approximately 78% of our US Airways flights at March 31, 2002) and on a pro-rate revenue-sharing basis for our US Airways Express flights using our Saab turboprop aircraft (approximately 22% of our US Airways flights at March 31, 2002). Under our code-sharing agreements with American and America West, we are compensated on a fixed-fee basis on all of our AmericanConnection and America West Express flights. In addition, under our US Airways, American and America West jet code-sharing agreements, our passengers participate in frequent flyer programs of the major airline, and the major airline provides additional services such as reservations, ticket issuance, ground support services, slot rights and gate access. Under our US Airways turboprop agreement, we pay negotiated fees with respect to such services.

The US Airways Code-Sharing Agreements

        Jet Code-Sharing Agreement.    We operate 25 Embraer 145 regional jets and one spare Embraer 145 regional jet for US Airways under a jet code-sharing agreement. That code-sharing agreement provides that we will operate these aircraft to provide US Airways Express service between US Airways hubs and cities designated by US Airways. As of March 31, 2002, we were providing 155 regional jet flights per day as US Airways Express between New York, Boston, Philadelphia, Indianapolis and designated outlying cities.

        US Airways provides reservation, check-in, baggage-handling, ground-support and other passenger services, landing slots, gates, tickets, baggage tags, ticket wallets and similar items with respect to such flights and also controls scheduling, ticket prices and seat inventories with respect to such flights. Under the jet code-sharing agreement, US Airways retains all passenger, cargo and other revenues associated with each flight, and is responsible for all revenue-related expenses. In exchange for providing the designated number of flights and performing our other obligations under the jet code-sharing agreement, we receive from US Airways monthly compensation of a fixed-fee per departure, a fixed-fee per block hour flown, a fixed-fee per flight hour flown and a fixed-fee per aircraft per day. We also receive an additional amount per available seat mile flown, as well as per-passenger incentives based upon our performance relative to several operational benchmarks, including on-time performance, flight completion rates and lack of passenger complaints. The per available seat mile fee and per passenger incentive payments are a relatively small component of the total compensation that we are entitled to receive for each of our flights. The fixed rates that we receive from US Airways under the jet code-sharing agreement are increased at times specified in the agreement by an agreed escalation factor. Additionally, certain of our operating costs are considered "pass through" costs whereby US Airways has agreed to reimburse us the actual amount of costs we incur for these items. Fuel, landing fees, passenger catering, passenger liability insurance and aircraft property tax costs are pass through costs.

        The jet code-sharing agreement terminates on March 1, 2009, unless US Airways elects to exercise its option to extend the term for three years by providing us with notice by March 1, 2008; however, US Airways may terminate the jet code-sharing agreement at any time for cause upon not less than 90 days' notice and subject to our right to cure under the following conditions:

  •
  if we fail to retain or utilize the aircraft in the manner required under the jet code-sharing agreement;

  •
  if our flight completion factor falls below specified percentages during specified periods due to operational deficiencies that are within our control;

  •
  if our on time departure performance falls below specified percentages during specified periods; or

  •
  if we admit liability or are found liable for any safety infraction by the FAA that could reasonably be expected to lead to the suspension or revocation of our operating certificate or if in US Airways' reasonable opinion we are not complying in any material respect with applicable safety and operational requirements.

        In addition, if there is a regulatory change that materially and adversely affects the economic value of the agreement to us or US Airways, and we are unable to agree to amendments to the jet code-sharing agreement to alleviate those regulatory changes within 30 days, the party materially and adversely affected may terminate the agreement upon not less than 90 days' notice. We may terminate the jet code-sharing agreement on 90 days' notice if US Airways terminates the turboprop code-sharing agreement.

        In general, we have agreed to indemnify US Airways and US Airways has agreed to indemnify us for any damages caused by any breaches of our respective obligations under the jet code-sharing agreement or caused by our respective actions or inactions under the jet code-sharing agreement.

        With respect to the operation of Embraer regional jets, US Airways pays us monthly in advance based on agreed assumptions, which amount is reconciled at the end of the month based on actual flight activity. The spare Embraer regional jet is included in the calculation of payments under our jet code-sharing agreement with US Airways. The jet code-sharing agreement requires US Airways to pay our fixed costs and per aircraft per day costs for a specified period of time in the event of a grounding of the Embraer regional jets as a result of a design or manufacturing defect or a strike by our employees. If we do not perform the services under the agreement due to our failure to maintain the aircraft or comply with FAA regulations, US Airways is not required to make any payments to us under the agreement during that time period. If we cannot provide services for any other reason, including a US Airways strike, US Airways is required to pay us during that time period the fixed costs, the per aircraft per day costs and an agreed upon amount per available seat mile flown based on the guaranteed minimums set forth in the agreement.

        Turboprop code-sharing agreement.    Pursuant to a separate turboprop code-sharing agreement with US Airways, we also operate 13 Saab turboprop aircraft, 3 of which are currently in service, as a US Airways Express carrier between certain cities under a pro-rate revenue sharing arrangement. With respect to such flights, we control scheduling, inventory and pricing subject to US Airways' concurrence that such service does not adversely affect its other operations in the region. In providing services under the turboprop code-sharing agreement, US Airways has the right in its sole discretion to allow us to operate as US Airways Express in markets and may withdraw approval for all or any part of our schedules at any time. Any changes to our operating schedules under the turboprop code-sharing agreement must be approved in advance by US Airways, including adding new markets to the agreement. If we suspend operations in any city served under the turboprop code-sharing agreement for 30 days or more, then that market is automatically deleted from the agreement. At March 31, 2002, we operated 43 flights per day (22% of our total US Airways Express flights) pursuant to such provisions. We plan to eliminate all flying under the turboprop code-sharing agreement by August 2002.

The American Code-Sharing Agreement

        We operate 15 Embraer regional jet aircraft for American under a fixed-fee code-sharing agreement. As of March 31, 2002, we operated five Embraer 145 aircraft and ten Embraer 140 aircraft pursuant to this agreement. The five Embraer 145 aircraft will be replaced by Embraer 140 aircraft during 2002 and enter service under the America West code-sharing agreement. As of March 31, 2002, we were providing 109 flights per day as AmericanConnection between St. Louis and designated outlying cities.

        American provides reservation services, tickets, baggage handling, ticket jackets and similar items with respect to such flights and also controls scheduling, ticket prices and seat inventories with respect to such flights. In exchange for providing the designated number of flights and performing our other obligations under the code-sharing agreement, we receive from American a fixed-fee per block hour flown in revenue service and an additional amount per passenger. We are also eligible to receive semi-annual per passenger incentives based upon on-time performance, flight completion rates, lack of complaints and correct baggage handling. Conversely, we must pay semi-annual per passenger penalties should our performance not meet minimum standards for on-time performance, flight completion rates, complaints and correct baggage handling. Under the code-sharing agreement, American retains all passenger, certain cargo and other revenues associated with each flight, and is responsible for all revenue-related expenses. We share revenue with American for certain cargo shipments. Additionally, certain operating costs are considered "pass through" costs and American has agreed to reimburse us the actual amount of costs we incur for these items. Fuel, landing fees, passenger catering, property and liability insurance and aircraft property costs are pass through costs. Aircraft lease payments (including fees payable to Solitair Corp. which are financed through the lease) are also considered a pass through cost, but are limited to a specified limit with respect to the first 20 aircraft put into service for American. American pays us periodically throughout the month on an agreed schedule, subject to American's right to offset amounts we owe them under the code-sharing agreement.

        The fixed rates for each scheduled block hour that we receive from American under the code-sharing agreement have been determined through the term of the code-sharing agreement, subject to certain revisions and an agreed annual escalation rate. Certain costs, including fuel costs, aircraft ownership and financing costs (subject to a limitation), landing fees, property and liability insurance, aircraft property taxes and de-icing costs, are "trued-up" for differences between actual costs and the assumed costs included in our fixed rates. In addition, a reconciliation payment will be made by American to us if uncontrollable cancellations exceed a specified level of scheduled block hours during any calendar quarter. We are reimbursed for all third party ground handling costs at certain airport locations, as well as reconciliation for shared ground services between us and American. We are responsible for certain training, automation and other charges and costs.

        The block hour rate we are paid varies based on the number of scheduled block hours per day to be flown in revenue service, subject to a minimum rate without regard to actual number of hours flown. This means that even if we fly less than the specified minimum number of scheduled block hours a day, we are paid as if we had flown the minimum number of block hours. The block hour rate can only be adjusted in connection with schedule changes that change the scheduled block hour utilization, but the minimum number of scheduled block hours cannot be changed. American has agreed to schedule the aircraft under the code-sharing agreement for no less than the specified minimum number of block hours per aircraft per day on average.

        Under the terms of the code-sharing agreement, we are required at specified locations to provide ground support and other passenger services at our expense, and American is required to provide those services at their expense at other locations. At the hub in St. Louis, we are responsible for providing gate operations, security and leasing facilities (which are leased from American), and American is responsible for providing ticketing services and de-icing for the aircraft. Certain costs of personnel training are shared with American.

        Currently, we operate 5 Embraer 145 and 10 Embraer 140 regional jets under the code-sharing agreement. We have commenced the phase out of service of 5 Embraer 145s, as required by the code-sharing agreement, and will replace them with Embraer 140 aircraft on a one-for-one substitution basis. If we fail to place in service the 15 Embraer 140 regional jets required to be in operation under the code-sharing agreement by April 30, 2002, we are obligated to pay American specified liquidated damages per day of delay per regional jet; however, we do not have to pay such amount if we failed to place in service an aircraft due to an event that would permit termination of the code-sharing agreement for force majeure or if American's requested modifications to a lease cause us to delay delivery thereof.

        The code-sharing agreement provides that, during its term, we will provide regional airline services exclusively for American at the St. Louis hub and within 50 statute miles of that hub, and we are prohibited from providing competing regional hub services at Memphis, Nashville and Kansas City. This means that, without American's consent, we are prohibited from operating flights under our own code or on behalf of any other air carrier providing hub services in or out of these airports. In addition, during the term of the agreement, we are prohibited from operating any of our aircraft subject to the code-sharing agreement on behalf of any other carrier. Otherwise, the agreement does not prohibit us from flying aircraft on behalf of other airlines utilizing the airport facilities of those airlines or other airport facilities that we may obtain in the future.

        At any time that we enter into an agreement with a third party for code-sharing using ERJ 140 aircraft, we must offer American the right, on an all or nothing basis, to amend the code-sharing agreement to incorporate the terms of the agreement with the third party. If American elects to incorporate the terms of the agreement with the third party, those terms will govern all of the aircraft covered by the code-sharing agreement. If we reach an agreement in principle with a third party to provide service using an aircraft other than an ERJ 140 aircraft, we are required to offer the right of first refusal to American on a one time basis to enter into that agreement. American can only exercise their right of first refusal on an all or nothing basis, and American must have previously exercised, or agree to exercise, all of its outstanding options for aircraft under the terms of the existing code-sharing agreement.

        Should we have aircraft in excess of our operational needs, we have granted American a right of first refusal to use those aircraft pursuant to the terms of the code-sharing agreement.

        Under the code-sharing agreement, we are required to have specified terms in the leases of our aircraft. These terms include a limit on the minimum term of the lease, a clause permitting assignment to American without penalty and under identical terms, certain return conditions and a purchase option on terms acceptable to American. We also cannot amend any of the leases without American's prior consent, such consent not to be unreasonably withheld.

        If American terminates the code-sharing agreement for cause, American has a call option to require that we assign to American all of our rights under the leases of aircraft, and to lease to American the aircraft to the extent we own them, used at that time under the code-sharing agreement. If American exercises their call option, we are required to pay certain maintenance costs in transferring the aircraft to American's maintenance program.

        If American terminates the code-sharing agreement without cause, we have the right to put the leases of the aircraft, or to lease the aircraft to them to the extent owned by us, used under the code-sharing agreement to American. American also has a call option to require us to assign to American these leases. If we exercise our put or American exercises their call, both parties are obligated to implement a schedule to terminate the code-sharing agreement in an orderly fashion and transition the aircraft from us to American. With the exception of performance incentives, which are deemed inapplicable during such transition, the term of the code-sharing agreement is deemed to continue during the transition period. Moreover, we would be entitled to receive payments of fixed costs and reimbursement of pass-through costs during such period.

        The code-sharing agreement with American gives American the right to purchase up to five percent of the common stock that we may offer for sale in connection with this offering, referred to as our IPO. American has elected to waive this right. To further induce American to enter into the code-sharing agreement with us, we paid American a contract rights fee in the form of a warrant to purchase shares of our common stock. For a description of this warrant, see "Description of Capital Stock—Warrants."

        For illustrative purposes only, we estimate that, should American acquire all of the common stock they are entitled to acquire under the warrant and assuming the warrant shares are 100% vested, American will own approximately    % of our common stock.

        The term of the American code-sharing agreement continues until February 1, 2013. American may reduce the term by one year each time that we fail to achieve an agreed performance level. American may only exercise this right three times during the term of the code-sharing agreement. The agreement may be subject to termination for cause prior to that date under various circumstances including:

  •
  a change in the regulations governing air carriers that materially affects the rights and/or obligations of either party, subject to negotiation of amendments to the code-sharing agreement or third party mediation;

  •
  if we or American become insolvent or fail to pay our debts as they become due, the other party may terminate the agreement subject to five business days' notice and rights of assurance;

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  failure by us or American to perform the material terms, covenants or conditions of the code-sharing agreement (which includes the American standards of service), subject to 30 day notice and cure rights;

  •
  if we or American fail to make a payment when due, subject to five business days' notice and cure rights;

  •
  if either party suspends or is required to suspend its operations due to any safety reason, the other party may terminate the agreement on five days' notice;

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  if American, in its reasonable discretion, determines that we materially breached a representation or warranty to them that creates a serious and imminent threat to the safe operation of American Connection services, American may immediately terminate the code-sharing agreement;

  •
  if our President and CEO is replaced, American has the right to terminate the agreement if it does not approve of the replacement CEO; however, American cannot unreasonably withhold its approval;

  •
  if we fail to achieve specified levels of operating performance in completion factor, on-time arrivals, customer complaints and baggage, American may terminate the agreement, subject to corrective action plan and adherence to such plan;

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  if we fail to represent the American brand favorably (subject to certain standards and conditions), American may terminate the agreement; or

  •
  if either party assigns, by operation of law or otherwise, the code-sharing agreement without the written consent of the other party, subject to five days notice and cure rights, or if we enter into any merger, sale or acquisition of all or substantially all of our assets or a majority of our outstanding voting interests with an air carrier other than an entity that is under common control with us.

        American may terminate the code-sharing agreement without cause upon 180 days' notice, provided that such notice may not be given prior to September 30, 2005. If American exercises this right, it is required to reimburse us for certain deferred costs and we and American have certain "put" and "call" rights with respect to the aircraft we operate for them. American has agreed that, upon American's exercise of its option to add aircraft, it will negotiate an extension to the September 30, 2005, date. In addition, if American terminates the code-sharing agreement early, the unvested portion of its warrant to purchase our common stock will terminate.

        In general, we have agreed to indemnify American and American has agreed to indemnify us for any damages caused by any breaches of our respective obligations under the code-sharing agreement or caused by our respective actions or inactions under the code-sharing agreement.

The America West Code-Sharing Agreement

        We currently operate 7 Embraer regional jets for America West under a code-sharing agreement. The code-sharing agreement provides that we will operate 12 Embraer regional jets as America West Express. The first Embraer regional jet was placed into service on August 1, 2001, and we plan to place the twelfth regional jet into service in November 2002. As of March 31, 2002, we were providing 28 flights per day as America West Connection between Columbus and designated outlying cities.

        America West provides reservation, check-in, baggage-handling and other ground support and passenger services, tickets and similar items with respect to such flights and also controls scheduling, ticket prices and seat inventories with respect to such flights. In exchange for providing the designated number of flights and performing our other obligations under the America West agreement, we receive from America West a fixed-fee per departure, a fixed-fee per block hour flown, a fixed-fee per flight hour flown, a fixed-fee per aircraft per day and a fixed-fee per day. We also receive an additional amount per available seat mile flown. In addition, we are eligible to receive per passenger incentives based upon on-time performance and flight completion rates. Conversely, we must pay per passenger penalties should our performance not meet minimum standards for on-time performance and flight completion rates. The fixed rates for each block hour, flight hour, flight and day that we receive from America West under the code-sharing agreement have been determined through the term of such agreement, subject to an agreed annual escalation rate. America West reimburses us for certain costs on an actual basis, including fuel costs, aircraft ownership and financing costs (including fees payable to Solitair Corp. at a maximum stated amount), landing fees, passenger liability and hull insurance, aircraft property taxes and de-icing costs. We also receive monthly payment from America West based on a percentage of revenue from flights that we operate under the code-sharing agreement. All aircraft added to the fleet serving under the code-sharing agreement must be either new or in any event no older than 24 months from new manufacturer delivery.

        We have the right to divert all aircraft subject to the America West code-sharing agreement to non-America West uses. We must provide America West with at least 12 months prior written notice of our intent to divert aircraft. If we exercise our right to divert aircraft, we must remove all aircraft from service over a three month period starting no earlier that the twelfth calendar month after providing the written notice. Additionally, any aircraft not yet placed in service under the America West code-sharing agreement at the time we give the notice of intent to divert shall not be added to the fleet. When the last aircraft is removed from service, the code-sharing agreement automatically terminates and neither we nor America West have any further rights or obligations under the agreement.

        America West has the right to remove any one aircraft from service after August 2007 and any two aircraft from service after August 2009. No more than two aircraft may be removed from service under this provision. America West may require us to remove any aircraft after the 10th anniversary of the date such aircraft was placed into service under the code-sharing agreement. America West must compensate us in a specified amount for each aircraft they elect to remove from the fleet serving under the code-sharing agreement prior to the tenth anniversary of the aircraft being placed in service. Additionally, if we fail to place an aircraft in service under the code-sharing agreement as scheduled, we are liable to America West for damages unless such failure was due to the failure of the manufacturer to deliver the aircraft. We use commercially reasonable efforts to arrange a replacement aircraft and we pass on any compensation we receive from the manufacturer for such delay to America West. If such failure to deliver an aircraft continues for 90 days, America West may reduce the fleet under the code-sharing agreement by not including such aircraft.

        To further induce America West to enter into the code-sharing agreement with us, we will pay America West contract rights fee in the form of our agreement to issue them, upon the consummation of this offering, a warrant to purchase shares of our common stock. We also agreed to make certain payments to them upon the occurrence, prior to our initial public offering, of certain corporate change in control transactions. The warrant will represent    % of our outstanding common stock. For a description of this warrant, see "Description of Capital Stock-Warrants."

        The term of the America West code-sharing agreement continues until the tenth anniversary of the date the last aircraft is added to the fleet, currently anticipated to be November 2002. The code-sharing agreement is subject to termination prior to that date in various circumstances including:

  •
  if our flight completion factor falls below a specified percentage for a specified period of time, upon 180 days' prior notice;

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  if either America West or we become insolvent, file for bankruptcy or fail to pay our debts as they become due, the non-defaulting party may terminate the agreement;

  •
  failure by us or America West to perform the covenants, conditions or provisions of the code-sharing agreement, subject to 15 days' notice and cure rights;

  •
  if we or America West fails to make a payment when due, subject to five business days' notice and cure rights; or

  •
  if we are required by the FAA or the DOT to suspend operations and we have not resumed operations within ten business days, or if we suspend a substantial portion of services under the code-sharing agreement for any reason (other than a grounding of the ERJ 145 aircraft), America West may terminate the agreement.

        In general, we have agreed to indemnify America West and America West has agreed to indemnify us for any damages caused by any breaches of our respective obligations under the code-sharing agreement or caused by our respective actions or inactions under the code-sharing agreement.

        America West has advised us that an agreement with another regional airline that is structurally similar to our code-sharing agreement with America West has been alleged by their pilots to violate certain of America West's labor agreements. Subject to the outcome of such dispute, our code-sharing agreement might, by analogy, also violate such agreements. We have entered into an agreement with America West that provides that if our code-sharing agreement conflicts with America West's labor agreements, America West and we will seek to amend the code-sharing agreement to cure the applicable violation but preserve the economic benefits to us of the code-sharing agreement. If we cannot agree on a restructuring of the code-sharing agreement, America West may terminate the code-sharing agreement, provided it pays us a specified amount. There can be no assurances that we and America West will be able to reach a mutually agreeable amendment to the code-share agreement if the provisions of the code-sharing agreement are found to violate America West's labor agreements.

Safety and Security

        We are dedicated to ensuring the safety of our customers and employees. We have taken numerous measures, voluntarily and as required by regulatory authorities, to increase both the safety and security of our operations in the wake of the terrorist attacks of September 11, 2001.

        Since September 11, 2001, we and our code-share partners have implemented security enhancements, including the following:

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  positive bag matching procedures;

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  enhanced aircraft search procedures and aircraft guarding;

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  more thorough passenger screening and search procedures; and

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  securing cockpit doors.

        In addition to these measures, we have complied with all other new FAA security requirements designed to enhance passenger security and will continue to abide by all future security enhancement requirements. Immediately following September 11, 2001, the FAA began to issue many new security requirements which airlines have been required to implement, including passenger and baggage screening.

        Further, under the new Aviation Security Act, numerous new responsibilities and procedures have been or will be put in place to ensure civil aviation security, including:

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  the creation of the Transportation Security Administration, or TSA, of the DOT, with responsibility for assessing transportation security threats, developing responses to such threats and acting as the primary liaison between the transportation sector and intelligence and law enforcement communities;

  •
  federal employees will assume the screening of all passengers and baggage;

  •
  new qualification standards will be set for security screening personnel;

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  criminal background checks will be conducted on all airport employees;

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  a law enforcement officer will be present at every screening check point;

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  a new security fee of $2.50 per enplanement levied on passengers;

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  all checked baggage will need to be screened;

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  additional training will be required for airline employees;

  •
  additional air marshals will be deployed; and

  •
  further steps will be taken to reinforce cockpit doors.

Competition and Economic Conditions

        The airline industry is highly competitive. We not only compete with other regional airlines, some of which are owned by or are operated as code-sharing partners of major airlines, but also face competition from low-fare airlines and major airlines on some of our routes.

        The principal competitive factors in the regional airline industry are fare pricing, customer service, routes served, flight schedules, aircraft types and code-sharing relationships. Certain of our competitors are larger and have significantly greater financial and other resources than we do. Moreover, federal deregulation of the industry allows competitors to rapidly enter our markets and to quickly discount and restructure fares. The airline industry is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats.

        Generally, the airline industry is highly sensitive to general economic conditions, in large part due to the discretionary nature of a substantial percentage of both business and pleasure travel. In the past, many airlines have reported decreased earnings or substantial losses resulting from periods of economic recession, heavy fare discounting and other factors. Economic downturns combined with competitive pressures have contributed to a number of bankruptcies and liquidations among major and regional carriers. The effect of economic downturns is somewhat mitigated by our fixed-fee arrangements with respect to certain flights. Nonetheless, the per passenger component in such fee structure would be affected by an economic downturn. In addition, if our major airline code-share partners experience longer-term decline in passenger load or are injured by low ticket prices or high fuel prices, they will likely seek to reduce our fixed-fees or cancel a number of flights in order to reduce their costs.

Government Regulation

        All interstate air carriers are subject to regulation by the DOT, the FAA and certain other governmental agencies. Regulations promulgated by the DOT primarily relate to economic aspects of air service. The FAA requires operating, air worthiness and other certificates; approval of personnel who may engage in flight maintenance or operations activities; record keeping procedures in accordance with FAA requirements; and FAA approval of flight training and retraining programs. Generally, governmental agencies enforce their regulations through, among other mechanisms, certifications, which are necessary for our continued operations, and proceedings, which can result in civil or criminal penalties or revocation of operating authority. The FAA can also issue maintenance directives and other mandatory orders relating to, among other things, grounding of aircraft, inspection of aircraft, installation of new safety-related items and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future.

        We believe that we are operating in material compliance with FAA regulations and hold all necessary operating and air worthiness certificates and licenses. We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. Our flight operations, maintenance programs, record keeping and training programs are conducted under FAA-approved procedures.

        The DOT allows local airport authorities to implement procedures designed to abate special noise problems, provided such procedures do not unreasonably interfere with interstate or foreign commerce or the national transportation system. Certain airports, including the major airports at Boston, Washington, D.C., Chicago, Los Angeles, San Diego, Orange County (California) and San Francisco, have established airport restrictions to limit noise, including restrictions on aircraft types to be used and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in services or increases in operating costs, and such restrictions could limit our ability to commence or expand our operations at affected airports. Local authorities at other airports are considering adopting similar noise regulations.

        Pursuant to law and the regulations of the DOT, we must be effectively controlled by United States citizens. In this regard, our President and at least two-thirds of our Board of Directors must be United States citizens and not more than 25% of our voting stock may be owned or controlled by foreign nationals (although subject to DOT approval the percent of foreign economic ownership may be as high as 49%).

Environmental Proceedings

        We are subject to various federal, state, local and foreign laws relating to the protection of the environment, including discharge or disposal of materials and chemicals and the regulation of aircraft noise, which laws are administered by numerous state and federal agencies. We are and may from time to time become involved in environmental matters, including the investigation and/or remediation of environmental conditions at properties used or previously used by us. We are not, however, currently subject to any environmental cleanup orders imposed by regulatory authorities, nor do we have any active investigations or remediations at this time.

Insurance

        We maintain insurance policies that we believe are of types customary in the industry and in amounts we believe are adequate to protect us against material loss. The policies principally provide coverage for public liability, passenger liability, baggage and cargo liability, property damage, including coverages for loss or damage to our flight equipment, and workers' compensation insurance. There is no assurance, however, that the amount of insurance we carry will be sufficient to protect us from material loss. Each of our code-sharing agreements requires us to maintain specified types and amounts of insurance.

Legal Proceedings

        We are subject to certain legal and administrative actions which we consider routine to our business activities. As of March 31, 2002, we believe that, after consultation with our legal counsel, the ultimate outcome of any pending legal matters will not have a material adverse effect on our financial position, liquidity or results of operation.

        We recently were informed by the FAA that it is investigating shipments sent by us on cargo airlines consisting of approximately 46 packages that may have contained regulated hazardous materials without properly training our employees and/or without properly labeling, declaring, marking, describing or packaging the shipments for transportation in air commerce in accordance with applicable requirements. We are cooperating with the FAA's investigation, which is at an early stage. We could be subject to civil penalties of up to $27,500 for each violation; however, given the early stage of the investigation and the discretion the FAA has in imposing penalties, we are unable to estimate the number of violations or the amount of penalties, if any, we might be required to pay.

MANAGEMENT

Executive Officers, Directors and Key Employees

        The following table sets forth information regarding our current executive officers, directors and key employees as of                  , 2002:

Name	Age	Position
Bryan K. Bedford	40	Chairman of the Board, President and Chief Executive Officer
Robert H. Cooper	42	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Arthur H. Amron	45	Director
Lawrence J. Cohen	46	Director
Charles E. Davidson	49	Director
Joseph M. Jacobs	49	Director
Douglas J. Lambert	44	Director
Mark E. Landesman	41	Director
Jay L. Maymudes	41	Director
Mark L. Plaumann	46	Director
Wayne C. Heller	43	Executive Vice President—Chief Operating Officer of Chautauqua

        Bryan K. Bedford joined us in July 1999 as our president and chief executive officer and a member of our board of directors and became chairman of the board in August 2001. From July 1995 through July 1999, Mr. Bedford was the president and chief executive officer and a director of Mesaba Holdings, Inc., a publicly-owned regional airline. He has over 14 years of experience in the regional airline industry, and was named regional airline executive of the year in 1998 by Commuter and Regional Airline News. Mr. Bedford is a licensed pilot and a certified public accountant. He also served as the 1998 Chairman of the Regional Airline Association.

        Robert H. Cooper joined us in August 1999 as vice president and chief financial officer. In February 2002, he became executive vice president, chief financial officer, treasurer and secretary and assumed responsibility for all purchasing and material control. He was previously employed with Mesaba Holdings, Inc. from September 1995 through August 1999 as its vice president, chief financial officer and treasurer. Mr. Cooper is a certified public accountant. He has over nine years experience in the regional airline industry. He has responsibility for financial accounting, treasury, public reporting, investor relations, human resources, information technology, purchasing and material control.

        Arthur H. Amron became a director in August 2001. Mr. Amron joined Wexford Capital LLC in 1994, became a Principal in 1999 and serves as Wexford's General Counsel. From 1991 to 1994, he was an associate at Schulte Roth & Zabel, LLP and from 1984 to 1991, he was an associate at Debevoise & Plimpton LLP. Mr. Amron is a director of several privately-held companies in which Wexford Capital has an investment. Mr. Amron served as a member of the board of directors of Frontier Airlines, Inc. from 1997 through 1999.

        Lawrence J. Cohen will become a director contemporaneously with the consummation of this offering. He is the owner and Chairman of Pembroke Companies, Inc., an investment and management firm that he founded in 1991. The firm makes investments in and provides strategic management services to real estate and specialty finance related companies. From 1989 to 1991, Mr. Cohen worked at Bear Stearns & Co. where he attained the position of Managing Director. From 1983 to 1989, Mr. Cohen served as first Vice President in the Real Estate Group of Integrated Resources Inc. From 1980 to 1983, Mr. Cohen was an associate at the law firm of Proskauer Rose Goetz & Mendelsohn. Mr. Cohen is a member of the bar in both New York and Florida.

        Charles E. Davidson has been a director since May 1998, and served as Chairman of the Board from May 1998 to August 2001. He co-founded Wexford Capital LLC in 1994 and serves as its Chairman. From 1984 to 1994, Mr. Davidson was a General Partner of Steinhardt Partners, L.P. From 1977 to 1984, he was employed by Goldman Sachs & Co. where he was the head of domestic corporate bond trading and proprietary trading. Mr. Davidson is a director of several privately-held companies in which Wexford Capital has an investment.

        Joseph M. Jacobs has been a director since May 1998, and served as Vice-Chairman of the Board from May 1998 to August 2001. He co-founded Wexford Capital LLC in 1994 and serves as its President. From 1982 to 1994, Mr. Jacobs was employed by Bear Stearns & Co., Inc. where he attained the position of Senior Managing Director. From 1979 to 1982, he was employed as a commercial lending officer at Citibank, N.A. Mr. Jacobs is a director of several privately-held companies in which Wexford Capital has an investment.

        Douglas J. Lambert has been a director since August 2001. He joined Wexford Capital LLC in 1994 and serves as a Senior Vice President. He presently is a Vice President of Solitair Corp. and is Deputy Managing Director of Solitair Kapital AB, both affiliates of Wexford Capital. From 1983 to 1994, Mr. Lambert held various financial positions with Integrated Resources, Inc.'s Equipment Leasing Group, including Treasurer and Chief Financial Officer. He is a certified public accountant. Mr. Lambert is a director of several privately-held companies in which Wexford Capital has an investment.

        Mark E. Landesman will become a director contemporaneously with the consummation of this offering. Mr. Landesman is President of ML Management Associates, Inc., an entertainment business management firm, which he founded in 1988. The firm is responsible for the financial affairs for numerous entertainment industry clients. Mr. Landesman is a member of the Media Entertainment Roundtable Committee and he is a Certified Public Accountant.

        Jay L. Maymudes has been a director since May 1998. He joined Wexford Capital LLC in 1994, became a Principal in 1997 and serves as Wexford's Chief Financial Officer. From 1988 to 1994, Mr. Maymudes was the Chief Financial Officer of Dusco, Inc., a real estate investment advisory firm which managed publicly-traded and privately-held real estate investment trusts. He is a certified public accountant. Mr. Maymudes is a director of several privately-held companies in which Wexford Capital has an investment.

        Mark L. Plaumann will become a director contemporaneously with the consummation of this offering. He is presently a Managing-Member of Greyhawke Capital Advisors LLC, which he co-founded in 1998. From 1995 to 1998, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC. From 1990 to 1995, Mr. Plaumann was employed by Alvarez & Marsal, Inc. as a Managing Director. From 1985 to 1990, Mr. Plaumann worked for American Healthcare Management, Inc., where he attained the position of President. From 1974 to 1985, Mr. Plaumann worked in both the audit and consulting divisions of Ernst & Young, where he attained the position of Senior Manager.

        Wayne C. Heller joined Chautauqua in August 1999 as Vice President—Flight Operations with responsibility for flight crew supervision, system control, flight safety and flight quality standards. In February 2002, he became Executive Vice President and Chief Operating Officer of Chautauqua, and assumed responsibility for all aircraft maintenance, records and engineering. From April 1996 until August 1999 he was employed by Mesaba Airlines, Inc., as its Director of System Operations Control. He is a licensed pilot and a licensed dispatcher and has over 23 years of regional airline experience in operations.

Committees of the Board of Directors

        We have established a compensation committee and plan to establish an audit committee upon the consummation of this offering. Our compensation committee reviews and recommends to the board of directors the salaries and benefits for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of Messrs.              ,               and              . The audit committee will review our internal accounting procedures and will consider and report to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our audit committee will consist of Messrs.              ,               and               .

Director Compensation.

        We will pay each of our non-employee directors an annual fee of $10,000 for each fiscal year in which they serve as a director. In addition, each non-employee director will receive an additional fee of $2,500 per year for each committee on which each director serves (as well as an additional annual fee of $2,500 per year for each committee chairmanship held by each director). Each non-employee director will automatically be granted options to purchase 10,000 shares of our common stock under our 2002 Equity Incentive Plan on the day prior to the commencement of the initial public offering of our common stock at an exercise price equal to the initial public offering price. Each director who first becomes a non-employee director after the initial public offering of our common stock will automatically be granted options to purchase 10,000 shares of our common stock under our 2002 Equity Incentive Plan on the first trading day following his or her commencement of service as a non- employee director. In each subsequent year, in conjunction with the annual meeting, each non-employee director will generally be granted options to purchase 2,500 shares of our common stock under our 2002 Equity Incentive Plan (for a description of the terms and conditions of the options granted to our non-employee directors, see "Non-Employee Stock Options" below).

The Board of Directors

        We currently have six members on our board of directors. Each of our directors holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

Executive Compensation

        The following table sets forth certain summary information with respect to compensation we paid in 2001 to our Chief Executive Officer and our other executive officers as of December 31, 2001.

Name and position	Salary	Bonus	All Other Compensation(1)
Bryan K. Bedford Chairman of the Board, President and Chief Executive Officer	$310,000	$0	$3,577
Robert H. Cooper Executive Vice President, Chief Financial Officer, Treasurer and Secretary	150,000	0	3,317
Wayne C. Heller Executive Vice President and Chief Operating Officer of Chautauqua	110,000	0	2,538

(1)
Consists of matching payments made under our 401(k) plan.

Aggregated Option Values as of December 31, 2001

        The executive officers named in the summary compensation table did not exercise any stock options during the year ended December 31, 2001. The following table sets forth information concerning the year-end number and value of unexercised options with respect to our named executive officers. There was no public trading market for our common stock as of December 31, 2001. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $    per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
	Unexercisable	Exercisable	Unexercisable	Exercisable
Bryan K. Bedford
Robert H. Cooper
Wayne C. Heller

Option Grants

        No stock options were granted for the year ended December 31, 2001, to any of Messrs. Bedford, Cooper or Heller.

Employment Agreements

        We entered into an employment agreement with Mr. Bedford in June 1999. Mr. Bedford's current annual salary is $310,000. Mr. Bedford is entitled to receive an annual bonus of at least $140,000, or such greater amount as our board of directors may determine in its discretion, throughout the term of the agreement. The agreement expires in June 2003. When he entered into the employment agreement with us, Mr. Bedford received options to purchase                shares of our common stock with an exercise price of $    per share. The options vest monthly on a pro rata basis over a period of four years, commencing June 1999. If we terminate Mr. Bedford's employment without "cause," within the meaning of the employment agreement, or if Mr. Bedford terminates his employment for "cause," within the meaning of the employment agreement, he will be entitled to receive a severance payment of $23,333 for each month remaining under his employment agreement, with a specified minimum payment of $140,000 and a specified maximum payment of $560,000. Mr. Bedford will be precluded from competing with us and soliciting our employees for a period of 12 months following the expiration or any termination of his employment agreement.

        We entered into an employment agreement with Mr. Cooper in July 1999. Mr. Cooper's current annual salary is $175,000. Mr. Cooper is entitled to receive an annual bonus of at least $52,000, or such greater amount as our board of directors may determine in its discretion, throughout the term of the agreement. The agreement expires in July 2003. When he entered into the employment agreement with us, Mr. Cooper received options to purchase                shares of our common stock with an exercise price of $        per share. The options vest monthly on a pro rata basis over a period of four years, commencing in July 1999. If we terminate Mr. Cooper's employment without "cause," within the meaning of the employment agreement, or if Mr. Cooper terminates his employment for "cause," within the meaning of the employment agreement, he will be entitled to receive a $130,000 severance payment, prorated for the remainder of the term. Mr. Cooper will be precluded from competing with us and soliciting our employees for a period of 12 months following the expiration or any termination of his employment agreement.

        We entered into an employment agreement with Mr. Heller in July 1999. Mr. Heller's current annual salary is $140,000. Mr. Heller is entitled to receive an annual bonus of at least $36,000, or such greater amount as our board of directors may determine in its discretion, throughout the term of the agreement. The agreement expires in July 2003. When he entered into the employment agreement with

us, Mr. Heller received options to purchase                shares of our common stock with an exercise price of $        per share. The options vest monthly on a pro rata basis over a period of four years, commencing in July 1999. If we terminate Mr. Heller's employment without "cause," within the meaning of the employment agreement, or if Mr. Heller terminates his employment for "cause," within the meaning of the employment agreement, he will be entitled to receive a $45,000 severance payment. This severance payment will be prorated if the remaining term of the agreement is less than six months. Mr. Heller will be precluded from competing with us and soliciting our employees for a period of 12 months following the expiration or any termination of his employment agreement.

Stock Options

        To date, we have outstanding options to purchase                shares of our common stock. These options were granted by our board of directors to our key employees and were not granted pursuant to any established stock option plan. These options do not qualify as incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), which we refer to as ISOs. The exercise price of these options range from $        to $        per share, and they vest monthly on a pro rata basis for four years, commencing on the date of grant.

The 2002 Equity Incentive Plan

        The following is a description of the material terms of our 2002 Equity Incentive Plan, which will become effective prior to the commencement of this offering. You should, however, refer to the exhibits that are a part of the registration statement for a copy of the 2002 Equity Incentive Plan.

        Type of Awards.    The 2002 Equity Incentive Plan provides for grants of options to purchase shares of our common stock, including options intended to qualify as ISOs, and options which do not qualify as ISOs, which we refer to as NQSOs, restricted shares of our common stock, restricted stock units, the value of which is tied to shares of our common stock and other equity-based awards related to our common stock, including unrestricted shares of our common stock, stock appreciation rights and dividend equivalents. In addition, non-employee directors shall receive automatic grants of NQSOs.

        Available Shares.    A maximum of                        shares of our common stock has been reserved for issuance under the 2002 Equity Incentive Plan, subject to adjustment upon certain changes in capitalization (as described below). New awards may be granted under the 2002 Equity Incentive Plan with respect to shares of our common stock covered by any award that terminates or expires by its terms (by cancellation or otherwise) or with respect to shares of our common stock are withheld or surrendered to satisfy a recipient's income tax or other withholding obligations or tendered to pay the purchase price of any award.

        Eligibility.    Awards under the 2002 Equity Incentive Plan may be granted to any of our (or any of our subsidiaries' or affiliates') directors, officers or other employees, including any prospective employee, and to any of our (or any of our subsidiaries' or affiliates') advisors or consultants selected by the compensation committee of our board of directors.

        Administration.    The 2002 Equity Incentive Plan will be administered by the compensation committee of our board of directors or the board of directors. However, our board of directors may, in its sole discretion, delegate to one or more of our executive officers the authority to grant options to employees who are not officers or directors on terms specified by our board of directors. The compensation committee will have full discretion and authority to make awards under the 2002 Equity Incentive Plan, to apply and interpret the provisions of the 2002 Equity Incentive Plan and to take such other actions as may be necessary or desirable in order to carry out the provisions of the 2002 Equity Incentive Plan. The determinations of the compensation committee on all matters relating to the 2002 Equity Incentive Plan and the options, restricted stock, restricted stock units and other equity-based awards granted thereunder will be final, binding and conclusive.

        Stock Options.    The compensation committee may grant ISOs and NQSOs in such amounts and subject to such terms and conditions as it may determine. The exercise price of an option granted under the 2002 Equity Incentive Plan will not be less than the fair market value of our common stock on the date of grant. Unless sooner terminated or exercised, options will generally expire ten years from the date of grant. Payment for shares acquired upon the exercise of an option may be made in cash and/or such other form of payment as may be permitted by the compensation committee from time to time, which may include previously-owned shares of our common stock or payment pursuant to a broker's cashless exercise procedure. The 2002 Equity Incentive Plan also allows us (or one of our subsidiaries or affiliates) to make loans to optionees under the 2002 Equity Incentive Plan to enable them to pay the exercise price of outstanding options. Except as otherwise permitted by the compensation committee, no option may be exercised more than 30 days after termination of the optionee's employment or other service or, if the optionee's service is terminated by reason of disability or death, one year after such termination. If, however, an optionee's employment is terminated for "cause" (as defined in the 2002 Equity Incentive Plan), options held by such optionee will immediately terminate.

        Restricted Stock and Restricted Stock Units.    The compensation committee may grant restricted shares of our common stock in amounts, and subject to terms and conditions (such as time vesting and/or performance-based vesting criteria) as it may determine. Generally, prior to vesting, the recipient will have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the award agreement. The 2002 Equity Incentive Plan permits us (or one of our subsidiaries or affiliates) to make loans to recipients of restricted stock. Among other things, these loans will bear interest at a fair interest rate as determined by the compensation committee and, unless otherwise determined by the compensation committee, shall be secured by shares of our common stock having an aggregate fair market value at least equal to the principal amount of the loan. The compensation committee may grant restricted stock units, the value of which is tied to shares of our common stock, in amounts, and subject to terms and conditions, as the compensation committee may determine.

        Other Equity-Based Awards.    The compensation committee may grant other types of equity-based awards related to our common stock under the 2002 Equity Incentive Plan, including the grant of unrestricted shares of our common stock, stock appreciation rights, and dividend equivalents, in amounts and subject to terms and conditions as the compensation committee may determine. These awards may involve the transfer of actual shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

        Non-Employee Director Stock Options.    Each non-employee director will be automatically granted options to purchase 10,000 shares of common stock on the day prior to the commencement of the initial public offering of our common stock with an exercise price equal to the initial public offering price. Each director who first becomes a non-employee director after the initial public offering of our common stock will automatically be granted options to purchase 10,000 shares of our common stock under our 2002 Equity Incentive Plan on the first trading day following his or her commencement of service as a non-employee director. In addition, each non-employee director will generally be granted an option to purchase 2,500 shares of common stock on the date of each annual meeting of stockholders at which he or she is reelected as a non-employee director. A non-employee director is any member of our board of directors who is not employed by or a consultant to us of any of our subsidiaries and includes any director who serves as one of our officers but is not paid by us for this service. The exercise price per share covered by an option granted shall be equal to the fair market value of the common stock on the date of grant. Subject to remaining in continuous service with the Company through each applicable vesting date, a director's initial option grant will become exercisable as follows: with respect to 1/24 of the shares covered thereby on the first day of each month for the first twelve months commencing after the date of the grant, and with respect to 1/48 of the shares covered thereby on the first day of each successive month for the next twenty-four months. Each annual option grant shall, subject to the director remaining in continuous service with the Company through each applicable vesting date, become vested with respect to 1/12 of the shares covered thereby on the first day of each month for the first twelve months commencing after the date of the grant. Upon the cessation of a non-employee director's service, such individual will generally have 180 days to exercise all options that are exercisable on the termination date. If a director's service terminates by reason of his or her death or disability, his or her beneficiary will generally have twelve months to exercise any portion of a director option that is exercisable on the date of death. Except as otherwise provided herein, if not previously exercised, each option granted shall expire on the tenth anniversary of the date of grant. Upon a change in control as defined in the 2002 Equity Incentive Plan, vesting of the options held by a non-employee director will accelerate and become fully vested.

        Adjustments Upon Changes in Capitalization.    Upon any increase, reduction, or change or exchange of the common stock for a different number or kind of shares or other securities, cash or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, or any other corporate action, such as declaration of a special dividend, that affects our capitalization, an equitable substitution or adjustment may be made in the aggregate number and/or kind of shares reserved for issuance under the 2002 Equity Incentive Plan, the aggregate number and/or kind of shares for which prospective awards to non-employee directors are made, the kind, number and/or exercise price of shares or other property subject to outstanding options granted under the 2002 Equity Incentive Plan, and the kind, number and/or purchase price of shares or other property subject to outstanding awards of restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and other equity-based awards granted under the 2002 Equity Incentive Plan, as may be determined by the compensation committee, in its sole discretion. The compensation committee may provide, in its sole discretion, for the cancellation of any outstanding awards in exchange for payment in cash or other property of the fair market value of the shares of our common stock covered by such awards (whether or not otherwise vested or exercisable), reduced, in the case of options, by the exercise price thereof, or for no consideration in the case of awards which are not otherwise then vested or exercisable.

        Nonassignability.    Except to the extent otherwise provided in an award agreement or approved by the compensation committee with respect to NQSOs, no award granted under the 2002 Equity Incentive Plan will be assignable or transferable other than by will or by the laws of descent and distribution and all awards will be exercisable during the life of a recipient only by the recipient (or in the event of incapacity, his or her guardian or legal representative).

        Amendment and Termination.    The 2002 Equity Incentive Plan may be amended or terminated at any time by our board of directors, subject, however, to stockholder approval in the case of certain material amendments if required by applicable law, such as an increase in the number of shares available under the 2002 Equity Incentive Plan or a change in the class of individuals eligible to participate in the 2002 Equity Incentive Plan.

        U.S. Federal Income Tax Consequences.    The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards granted under the 2002 Equity Incentive Plan.

        In general, the grant of an option will have no income tax consequences to the recipient or to us. Upon the exercise of an option, other than an ISO, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares of common stock subject to the option on the date of exercise over the exercise price for such shares (i.e., the option spread), and we generally will be entitled to a corresponding tax deduction in the same amount. Upon the sale of the shares of our common stock acquired pursuant to the exercise of an option, the recipient will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

        A recipient generally will not recognize ordinary income upon the exercise of an ISO (although, on exercise, the option spread is an item of tax preference income potentially subject to the alternative minimum tax) and we will not receive any deduction. If the stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the grant date or within one year from the exercise date, then gain realized on the sale generally is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an ISO, and we generally will be entitled to a corresponding deduction in the same amount. Any remaining gain is treated as capital gain.

        If the shares acquired upon the exercise of an ISO are held for at least two years from the grant date and one year from the exercise date and the recipient is employed by us at all times beginning on the grant date and ending on the date three months prior to the exercise date, then all gain or loss realized upon the sale will be capital gain or loss and we will not receive any deduction.

        In general, an individual who receives an award of restricted stock will recognize ordinary income at the time such award vests in an amount equal to the difference between the value of the vested shares and the purchase price for such shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

        The recipient of an award of restricted stock units generally will recognize ordinary income upon the issuance of the shares of common stock underlying such restricted stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and/or shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

        With respect to other equity-based awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered, less any amount paid by the participant for such award. Generally, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Our 401(k) Plan

        We maintain a 401(k) Plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee's voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with the company. The plan is intended to be tax-qualified under Section 401(k) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

RELATED PARTY TRANSACTIONS

Arrangements with Solitair Corp.

        In July 1999, Chautauqua entered into an agreement with Solitair Corp., a wholly-owned subsidiary of Solitair Kapital AB. Solitair Kapital AB is controlled by Solitair Intressenter AB, a wholly-owned subsidiary of Wexford Solitair Corp. Wexford Solitair Corp. is an affiliate of WexAir LLC, our sole stockholder. Pursuant to the agreement as currently in effect, Chautauqua has agreed to purchase Embraer regional jets from Solitair which had contracts to purchase such jets from Embraer. Solitair is required to sell the firm aircraft to Chautauqua. To date, we have purchased 10 aircraft from Solitair under this arrangement and third party lessors which lease the aircraft to us have purchased 38 aircraft from Solitair. Through December 31, 2001, the cost to us per aircraft was equal to the purchase price paid by Solitair, including Solitair's expenses related to the purchase of the aircraft, plus $500,000. In addition to the three aircraft we have purchased during the three months ended March 31, 2002, we will purchase the remaining five aircraft on firm order at a cost per aircraft equal to the purchase price paid by Solitair, including Solitair's expenses related to the purchase of the aircraft, plus $440,000. In those situations where we lease aircraft from a third party, we have included the amounts we pay that are over and above Solitair's cost to acquire the aircraft in our leasing arrangement. With respect to each aircraft purchased by Chautauqua, Chautauqua has the option to enter into a short-term lease with Solitair for a maximum of 30 days commencing on the date Solitair acquires the aircraft and ending on the date Chautauqua purchases the aircraft. This monthly lease rate is equal to $136,000 per month. Pursuant to the agreement with Solitair, Chautauqua made the following payments in connection with our acquisition of the aircraft covered by the agreement:

	Years Ended December 31,
	1999	2000	2001
	(In thousands)
Short-term lease payments	$703	$957	$36
Reimbursement of expenses	8	131	121
Fee	2,046	7,000	13,500

Total	$2,757	$8,088	$13,657

        In connection with Solitair's agreement to assign its option to purchase 20 aircraft from Embraer to us, we have agreed to pay Solitair an amount equal to $253,645 as of March 31, 2002.

Transactions with Wexford Capital LLC

        In May 1998, WexAir LLC, a limited liability company formed by several investment funds managed by Wexford Capital LLC, purchased all of our outstanding capital stock, for an aggregate purchase price of $8,133,000 and loaned us $12,000,000. We used these proceeds to purchase Chautauqua for a purchase price of $20,133,000 (including expenses). We intend to use a portion of the proceeds of this offering to repay the loan from WexAir LLC. See "Use of Proceeds."

        At March 31, 2002, approximately $18.9 million of principal and accrued interest was outstanding under the loan from WexAir LLC. The loan matures on the earliest of (1) demand by WexAir LLC, (2) May 14, 2003 or (3) the closing of the offering. The note currently bears interest at a rate of 11.5% annually and interest is compounded semi-annually. We intend to use a portion of the proceeds of this offering to repay this indebtedness. See "Use of Proceeds."

        In July 1999, Imprimis Investors LLC, one of the members of our sole stockholder, loaned Chautauqua $1,000,000 for working capital purposes. In April 2000, Imprimis loaned Chautauqua an additional $1,500,000 for working capital purposes. These loans were evidenced by a note that bore interest at a rate of 7.5% per annum and were due on demand. In May 2000, Chautauqua issued to Imprimis 10.295828 shares of Chautauqua's Series A preferred stock in payment of principal and accrued interest on the note, which totaled $2,573,950. In May 2000, Chautauqua sold to Imprimis an additional six shares of Chautauqua's Series A preferred stock for an aggregate purchase price of $1,500,000. Chautauqua used the proceeds from the sale of the preferred stock for working capital. These preferred shares are now owned by Wexford Special Situations 1997 Institutional, L.P. following a distribution by Imprimis to its members. Under the terms of the preferred stock, we are required to redeem the preferred stock for a cash payment equal to the stated value ($250,000 per share) plus all accrued and unpaid dividends, upon the consummation of this offering. The preferred stock has an annual dividend of $25,000 per share, which cumulates to the extent not paid. We intend to use a portion of the proceeds of this offering to redeem this preferred stock. See "Use of Proceeds."

        Employees of Wexford Capital provide certain administrative functions to us, including legal services and assistance with financing transactions. We paid Wexford Capital $421,000, $139,000 and $77,000 for these services in the years ended December 31, 1999, 2000 and 2001 and $41,000 for the three months ended March 31, 2002.

        In December 2001, we decided to phase out of revenue service and return to the lessors our entire fleet of leased Saab 340A aircraft. Saab Aircraft Leasing, Inc. and affiliates, referred to here as "lessor", have agreed to lease 22 of the 24 Saab 340A aircraft when new lessees are identified. The remaining 2 Saab 340A aircraft are leased from a different lessor and will be returned to that lessor upon the expiration of these leases in September 2002. An agreement was signed between the lessor and a new lessee (a company controlled by Wexford Capital with a minimal net worth) for 16 Saab aircraft, with options for 2 additional aircraft, at fair market lease rates. We recorded a charge of approximately $8.1 million in the quarter ended December 31, 2001, to reflect our estimate of the cost associated with the complete phase out and the related asset impairment of our entire Saab 340A turboprop fleet. If no new lessees lease the remaining Saab aircraft and/or if any new lessee defaults on its lease, we may incur additional charges of up to $22.4 million through the remaining terms of the leases.

        We have contracts to sell our Saab 340 turboprop inventories and spare parts at net book value, which approximates net realizable value, to a company owned by Wexford Capital.

        Wexford Capital has advised us that following the closing of the offering it and the investment funds it manages will not enter into any transaction with us unless the transaction is approved by the disinterested members of our board of directors.

        Our by-laws provide that any interested party transaction involving Wexford Capital, any of its affiliates and us, shall be approved by a majority of our directors not otherwise affiliated with Wexford Capital or any of its affiliates.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information as of April 30, 2002 regarding the beneficial ownership of our common stock as of the date of this prospectus for:

  •
  each person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each executive officer named in the summary compensation table;

  •
  each of our directors; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Percent Beneficially Owned(1)
Percent of Voting Stock Beneficially Owned After Offering
Name and Address	Shares Beneficially Owned Prior to Offering	Before Offering		After Offering
WexAir LLC(2)			%		%		%
Bryan K. Bedford(3)			%
Robert H. Cooper(4)			%
Arthur Amron(5)			%
Charles E. Davidson(5)			%
Joseph M. Jacobs(5)			%
Douglas J. Lambert(5)			%
Jay L. Maymudes(5)			%
Lawrence J. Cohen(6)			%
Mark E. Landesman(7)			%
Mark L. Planmann(8)			%
All directors and executive officers as a group (10 persons)(9)			% %

*
Less than 1%.

(1)
For purposes of this table, information as to the shares of common stock assumes, in the case of the column "After Offering," that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Imprimis Investors LLC, Wexford Spectrum Fund I, L.P., Wexford Offshore Spectrum Fund, and Wexford Partners Investment Co. LLC, each a member of WexAir LLC, may be deemed to beneficially own more than 5% of our common stock because the same persons serve as managing members or general partners of each of these entities. Wexford Special Situations 1997, L.P., and Wexford Special Situations 1997 Institutional, L.P., each a member of Imprimis Investors LLC, may be deemed to beneficially own more than 5% of our common stock because the persons who serve as managing members or general partners of the members of WexAir LLC also serve as the general partner of these entities. Each of these entities disclaims beneficial ownership of the shares owned by WexAir except to the extent of its pecuniary interest therein. The address at each of the entities listed in this footnote is: Wexford Plaza, 411 West Putnam Avenue, Greenwich, Connecticut 06830.

(3)
Includes            shares subject to stock options.

(4)
Includes            shares subject to stock options.

(5)
This individual may be deemed to be the beneficial owner of the shares of our common stock owned by WexAir LLC by virtue of being a managing member or general partner of WexAir LLC or each of the members of WexAir LLC. This individual disclaims beneficial ownership of the shares owned by WexAir LLC except to the extent of his interest in such shares through his interest in each member of WexAir LLC.

(6)
Consists of 1,250 shares subject to stock options. The address for Mr. Cohen is: c/o Pembroke Companies, Inc., 70 East 55th Street, 7th Floor, New York, New York 10022.

(7)
Consists of 1,250 shares subject to stock options. The address for Mr. Landesman is: c/o ML Management Associates, Inc., 1740 Broadway, 15th Floor, New York, New York 10019.

(8)
Consists of 1,250 shares subject to stock options. The address for Mr. Plaumann is: c/o Greyhawke Capital Advisors, 475 Steamboat Road, 1st Floor, Greenwich, Connecticut 06830.

(9)
Includes            shares subject to stock options.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

        Of the authorized shares of common stock,                        shares are being offered hereby, or                        shares if the underwriters exercise their over-allotment option. American will own            shares of our common stock if it elects to exercise its right to purchase shares of our common stock in a private placement that will occur concurrently with the closing of this offering. No shares of our preferred stock will be outstanding.

Common Stock

  Voting

        The holders of common stock are entitled to one vote per share. Voting rights of non-U.S. citizens are limited as described under "—Limitation on Voting by Foreign Owners." Common stockholders do not have the right to cumulate their votes in the election of directors. Accordingly, a plurality of the votes cast in any election of directors may elect all of the directors standing for election. As a result, as long as WexAir LLC owns a majority of our common stock, it will control all matters put to a vote of stockholders, including the election of directors and the sale of Republic Airways. See "Risk Factors—We will be controlled by Wexford Capital as long as they own or control a majority of our common stock, and they may make decisions with which you disagree."

  Rights to Dividends and on Liquidation, Dissolution or Winding Up

        Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

  Limitation on Voting by Foreign Owners

        Our certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, "U.S. citizen" means:

  •
  an individual who is a citizen of the United States;

  •
  a partnership each of whose partners is an individual who is a citizen of the United States; or

  •
  a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

        In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

  Other

        No stockholder has preemptive or other rights to subscribe for additional shares of our common stock.

Registration Rights

        The current holders of our common stock are entitled to registration rights under the terms of a registration rights agreement. Subject to the limitations specified in this agreement, the registration rights include the following:

        Piggyback Registration Rights. The existing holders of our common stock have rights to have their shares registered for resale under the Securities Act if we register any of our securities, either for our own account or for the account of other security holders, except with respect to this offering, and subject to the right of underwriters to limit the number of shares included in an underwritten offering.

        Demand Registration Rights.    The existing holders of our common stock have the unlimited right, at their request, to have their shares registered for resale under the Securities Act.

        All holders of Registrable Securities have agreed not to exercise their registration rights, if at all, until 180 days following the effective date of this prospectus.

        We will bear all registration expenses incurred in connection with any of the above registrations. Each selling stockholder participating in any registration will pay their own underwriting discounts, selling commission and stock transfer taxes applicable to the sale of their securities.

Preferred Stock

        The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change of control of our company.

Warrants

        To induce American to enter into the code-sharing agreement with us, we paid American a contract rights fee in the form of a warrant to purchase shares of our common stock. The warrant gives American the right to purchase 8.75% of the greater of (a) the number of shares of common stock that are sold pursuant to our initial public offering plus any shares eligible to be sold pursuant to the over-allotment option granted to the underwriters, whether or not exercised or (b) 60% of the number of shares of common stock outstanding immediately prior to the closing of our initial public offering (computed on a fully diluted basis). The exercise price for the common stock that may be purchased by American pursuant to the warrant is 93% of the per share price at which the IPO shares are offered to the public in this offering. The warrant vests as follows:

  •
  42.9% of the number of warrant shares vest ratably over ten years beginning June 11, 2001; and

  •
  57.1% of the number of warrant shares vest ratably over five years beginning June 11, 2006.

        If American terminates its code-sharing agreement with us, the unvested portion of the warrant will terminate. The warrant will represent    % of our outstanding common stock. American may exercise its rights for a period of five years after vesting occurs.

        To induce America West to enter into the code-sharing agreement with us, we will pay to America West a contract rights fee in the form of our agreement to issue them, upon the consummation of this offering, a warrant to purchase shares of our common stock. The warrant gives America West the right to purchase 2% of the greater of (a) the number of shares of common stock that are sold pursuant to our initial public offering or (b) 35% of the number of shares of common stock outstanding immediately prior to the closing of our initial public offering (computed on a fully diluted basis). The exercise price for the common stock that may be purchased by America West pursuant to the warrant is the per share price at which the shares are sold to the underwriters in this offering and is subject to downward adjustment if we issue additional shares of our common stock at a price below the exercise price. The warrant will be fully vested upon issuance and America West can exercise its rights for up to three years thereafter. The warrant will represent    % of our outstanding common stock.

        In connection with the issuance of the America West warrant, we agreed to give America West registration rights for the shares underlying the warrant. According to our agreement with them, they have the right to require us to register under the Securities Act all or a portion of their shares of common stock during the period commencing 180 days after the date of this prospectus and ending three years from the date of the warrant. This right may only be exercised once. In addition, if we propose to register any of our shares pursuant to the Securities Act, America West has the right to require us to include all or a portion of their shares of common stock in that registration. The underwriter, if any, of any such offering will have the right to limit or exclude registrable securities from such registration. Furthermore, if we become eligible to register our common stock on a Form S-3 registration statement, America West can require us to register their common stock on that form. In the event America West exercises its right to reduce the fleet below the contemplated 12 aircraft or we divert the aircraft to non-America West usage, then any warrant issued to America West shall become null and void.

Limitation On Liability and Indemnification Matters

        Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

  •
  for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

        In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Anti-Takeover Provisions

        A number of provisions under Delaware law and in our certificate of incorporation and by-laws may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  •
  discourage certain types of transactions which may involve an actual or threatened change in control of our company;

  •
  discourage certain tactics that may be used in proxy fights; and

  •
  encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of our board of directors, our president or a majority of our whole board of directors and may not be called by the holders of common stock.

Advance Notice Procedure For Director Nominations and Stockholder Proposals

        Our by-laws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director or propose business to be considered by the stockholders must be delivered to our principal executive offices as follows:

  •
  nominations or other business to be brought before an annual meeting of stockholders, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders; and

  •
  nominations to be brought before a special meeting of stockholders, not earlier than 90 days prior to the special meeting and not later than the later of (1) 70 days prior to the special meeting or (2) ten days following the public announcement of the special meeting.

Authorized but Unissued Shares of Common Stock

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

        Under our certificate of incorporation, we have renounced any interest or expectancy in being offered any business opportunities presented to Wexford Capital or any of its affiliates from whatever source other than us. Therefore, if Wexford becomes aware of a potential transaction that may be a corporate opportunity for both Wexford or any of its affiliates and us, Wexford will have no duty to communicate or present this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Wexford pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us. Similarly, in the event that one of our directors who is also a principal, officer or employee of Wexford acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Wexford or its affiliates, that person will have no duty to communicate or present this corporate opportunity to us. We will have no duty to communicate corporate opportunities to Wexford, and nothing will prohibit us from competing against Wexford for future corporate opportunities.

Transfer Agent And Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038.

Quotation on the Nasdaq Stock Market's National Market

        We expect our common stock to be approved for quotation on the Nasdaq National Market under the symbol "RJET."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our common stock. Future sales in the public market of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, could adversely affect prevailing market prices and impair our ability to raise equity capital in the future.

        Rule 144 Securities.    Upon the consummation of this offering, we will have    shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment options and no exercise of outstanding options. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by "affiliates" as that term is defined in Rule 144 under the Securities Act. The    shares of common stock held by WexAir and our directors and executive officers and American after the offering will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately            shares outstanding immediately after this offering, or

  •
  the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

        We, our executive officers and directors and Wexford have agreed that, without the prior written consent of Merrill Lynch on behalf of the underwriters, we will not, during the period ended 180 days after the date of this prospectus, sell shares of common stock or take certain related actions, subject to limited exceptions, all as described under "Underwriting."

        The shares held by WexAir will be eligible for sale in the public market, subject to compliance with the volume restrictions described above, beginning 180 days after the date of this prospectus, or earlier to the extent Merrill Lynch consents to such sale.

        Rule 701.    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this prospectus is entitled to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with certain restrictions (including the holding period) contained in Rule 144.

        Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. It permits non-affiliates to sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

        Stock Options.    Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under the 2002 Equity Incentive Plan and certain stock option agreements. The registration statement will become effective automatically upon filing. As of March 31, 2002, options to purchase    shares of common stock were issued and outstanding, of which     shares have vested. Accordingly, shares registered will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.
Total

        Subject to the terms and conditions in the purchase agreement, the underwriters have agreed to purchase all the shares of our common stock being sold pursuant to the purchase agreement if any of these shares of our common stock are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                      per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

        The following table shows the public offering price, underwriting discount and the proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Republic Airways	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $                  and are payable by us.

Overallotment Option

        We have granted an option to the underwriters to purchase up to            additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to            shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers, directors and our stockholder have agreed, with certain exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Electronic Distribution

        Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not a part of this prospectus.

Quotation on the Nasdaq National Market

        We expect our common stock to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "RJET."

        Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares of our common stock may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, rules of the Securities and Exchange Commission may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with the offering, the underwriters may make short sales of our common stock. Short sales involve the sale by the underwriters at the time of the offering of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the public offering price at which they may purchase the shares through the over-allotment option.

        Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

        The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriter's short position or to stabilize the purchase of such shares, they may reclaim the amount of the selling commission from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of our common stock in that it discourages resales of those shares.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information about us and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at other public reference facilities maintained by the Commission. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov.

        After the offering, we will be subject to the full informational requirements of the Securities Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the Commission.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPUBLIC AIRWAYS HOLDINGS INC.

Page
Consolidated Financial Statements
Independent Auditors' Report	F-2
Consolidated Balance Sheets as of December 31, 2000 and 2001 and (unaudited) March 31, 2002	F-3
Consolidated Statements of Operations for the years ended December 31, 1999, 2000 and 2001 and for the (unaudited) three months ended March 31, 2001 and 2002	F-4
Consolidated Statements of Stockholder's Equity for the years ended December 31, 1999, 2000 and 2001 and for the (unaudited) three months ended March 31, 2002	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 2000 and 2001 and for the (unaudited) three months ended March 31, 2001 and 2002	F-6
Notes to the Consolidated Financial Statements	F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Republic Airways Holdings Inc.

        We have audited the accompanying consolidated balance sheets of Republic Airways Holdings Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Republic Airways Holdings Inc. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 7, 2002

REPUBLIC AIRWAYS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,		March 31,
	2000	2001	2002
			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$389	$3,272	$5,021
Receivables, net of allowance for doubtful accounts of $592, $415 and $689 at December 31, 2000 and 2001 and March 31, 2002, respectively	8,136	7,240	7,229
Inventories	5,557	6,628	7,423
Assets held for sale:
Inventories	480	3,226	2,933
Aircraft and other equipment	895	9,675	8,885
Prepaid expenses and other current assets	2,695	3,063	4,485
Deferred income taxes	3,688	5,340	5,339

Total current assets	21,840	38,444	41,315
Aircraft and other equipment, net	25,529	133,810	183,496
Other assets	10,435	18,335	19,994
Deferred income taxes	631	878	878
Goodwill, net	14,166	13,335	13,335

Total assets	$72,601	$204,802	$259,018

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Current portion of long-term debt	$11,314	$14,533	$9,971
Subordinated notes payable to affiliates	15,025	16,883	18,203
Accounts payable	9,045	9,986	10,805
Accrued liabilities	15,684	30,889	35,453

Total current liabilities	51,068	72,291	74,432
Long-term debt, less current portion	6,546	99,934	149,006
Deferred credits	6,605	18,038	17,576

Total liabilities	64,219	190,263	241,014
Commitments and contingencies
Redeemable preferred stock of subsidiary at redemption value	4,329	4,747	4,849
Stockholder's Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.001 par value; one vote per share; 75,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	7,878	7,863	7,916
Accumulated earnings (deficit)	(3,825)	1,929	5,239

Total stockholder's equity	4,053	9,792	13,155

Total liabilities and stockholder's equity	$72,601	$204,802	$259,018

See accompanying notes to consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Years Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002
				(Unaudited)
OPERATING REVENUES:
Passenger	$86,588	$145,850	$236,843	$52,134	$70,943
Freight and other	1,671	1,627	1,801	380	1,305

Total operating revenues	88,259	147,477	238,644	52,514	72,248

OPERATING EXPENSES:
Wages and benefits	22,679	30,782	45,107	10,213	12,709
Aircraft fuel	7,119	22,192	39,042	8,096	11,797
Passenger fees and commissions	15,038	12,883	11,065	2,927	1,315
Landing fees	2,105	3,753	7,091	1,431	2,626
Aircraft rent	9,249	22,903	46,160	9,730	14,527
Maintenance and repair	12,813	19,667	34,069	7,336	9,734
Insurance and taxes	1,528	2,822	5,710	1,146	3,549
Depreciation and amortization	4,303	4,110	7,783	1,265	2,158
Impairment loss and accrued aircraft return costs	6,603		8,100
Other	17,398	21,143	26,710	6,557	6,051
Stabilization Act compensation			(7,640)

Total operating expenses	98,835	140,255	223,197	48,701	64,466

OPERATING INCOME (LOSS)	(10,576)	7,222	15,447	3,813	7,782
OTHER INCOME (EXPENSE):
Interest expense:
Non-related party	(1,707)	(1,797)	(4,283)	(367)	(1,749)
Related party	(1,512)	(1,753)	(1,944)	(478)	(513)
Other income	96	1,792	1,607	1,430	242

Total other income (expense)	(3,123)	(1,758)	(4,620)	585	(2,020)

INCOME (LOSS) BEFORE INCOME TAXES	(13,699)	5,464	10,827	4,398	5,762
INCOME TAX (EXPENSE) BENEFIT	4,845	(2,942)	(4,760)	(1,870)	(2,350)

NET INCOME (LOSS)	(8,854)	2,522	6,067	2,528	3,412
Preferred stock dividends		(255)	(418)	(101)	(102)

Net income (loss) available for common stockholders	$(8,854)	$2,267	$5,649	$2,427	$3,310

Basic net income (loss) available for common stockholders per share	$(88,538)	$22,760	$56,494	$24,270	$33,100

Diluted net income (loss) available for common stockholders per share	$(88,538)	$22,760	$54,748	$24,270	$31,754

See accompanying notes to consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

(In thousands)

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Earnings (Deficit)	Total
Balance at January 1, 1999		$—	$8,133		$2,507	$10,640
Net loss					(8,854)	(8,854)

Balance at December 31, 1999		—	8,133		(6,347)	1,786
Dividends on redeemable preferred stock of subsidiary			(255)			(255)
Net income					2,522	2,522

Balance at December 31, 2000		—	7,878		(3,825)	4,053
Stock compensation expense			90			90
Dividends on redeemable preferred stock of subsidiary			(105)		(313)	(418)
Net income	$6,067				6,067	6,067
Other comprehensive income:
SFAS No. 133 transition adjustment, net of tax	248			$248		248
Realization of deferred amounts, net of tax	(248)			(248)		(248)

Comprehensive income	$6,067

Balance at December 31, 2001		—	7,863	—	1,929	9,792
Stock compensation expense (unaudited)			53			53
Dividends on redeemable preferred stock (unaudited)					(102)	(102)
Net income (unaudited)	3,412				3,412	3,412

Comprehensive income (unaudited)	$3,412

Balance at March 31, 2002 (unaudited)		$—	$7,916	$—	$5,239	$13,155

See accompanying notes to consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002
				(Unaudited)
OPERATING ACTIVITIES:
Net income (loss)	$(8,854)	$2,522	$6,067	2,528	3,412
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	4,303	4,110	7,783	1,265	2,158
(Gain) loss on aircraft and other equipment disposals	351	(31)	(460)	8	(36)
Impairment loss and accrued aircraft return costs	6,603		8,100	—
Amortization of deferred credits		(278)	(889)	(191)	(300)
Unrealized (gain) loss on fuel swaps		(841)	202		—
Stock compensation expense			90		53
Deferred income taxes	(4,016)	2,166	(1,899)	(166)
Change in certain assets and liabilities:
Receivables	(317)	(884)	896	(323)	146
Inventories	(2,076)	(1,597)	579	(274)	(10)
Prepaid expenses and other current assets	(373)	(373)	(368)	240	(1,422)
Accounts payable	1,307	2,512	1,490	(1,822)	819
Accrued liabilities	5,412	7,164	10,826	2,921	2,559
Other assets	(158)	(7,760)	(9,461)	(2,291)	(373)

Net cash from operating activities	2,182	6,710	22,956	1,895	7,006

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(9,270)	(10,812)	(28,879)	(4,091)	(5,836)
Proceeds from sale of spare aircraft equipment			16,189	44	171

Net cash from investing activities	(9,270)	(10,812)	(12,690)	(4,047)	(5,665)

FINANCING ACTIVITIES:
Revolving credit facility, net	8,986	(2,517)	(2,227)	2,468	1,027
Proceeds from short-term borrowings	3,729	1,500
Payments on short-term borrowings	(2,729)
Payments on long-term debt	(5,463)	(1,932)	(7,857)	(509)	(998)
Proceeds from long-term debt	2,286	2,322	1,850		1,197
Proceeds from issuance of redeemable preferred stock of subsidiary		1,500
Change in deferred credits		1,913	1,400	280	50
Other	302	1,189	(549)		(868)

Net cash from financing activities	7,111	3,975	(7,383)	2,239	408

NET CHANGE IN CASH	23	(127)	2,883	87	1,749
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	493	516	389	389	3,272

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$516	$389	$3,272	$476	$5,021

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$1,129	$2,001	$4,216	$327	$813
Income taxes paid (refunded)	420	(532)	4,771	30	1,391
NON-CASH TRANSACTIONS:
Deferred credits	$677	$4,326	$8,858	$1,750
Conversion of debt and accrued interest to redeemable preferred stock of subsidiary		2,574
Conversion of accrued interest to subordinated note payable to Parent	1,440	1,585	1,858
Purchase, sale and leaseback of aircraft		15,500
Preferred stock dividends declared		255	418	101	102
Aircraft, inventories, and other equipment purchased through financing arrangements			104,841	17,579	50,102

See accompanying notes to consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 1999, 2000 and 2001
and the (unaudited) three months ended March 31, 2001 and 2002
Dollars in thousands, except share and per share amounts

1. ORGANIZATION & BUSINESS

        Republic Airways Holdings Inc. (the "Company" or "Republic") is an airline holding company wholly-owned by WexAir LLC ("Parent"). The Company was incorporated in the state of Delaware in 1996 and acquired all of the common stock of Chautauqua Airlines, Inc. ("Chautauqua") in May 1998.

        Chautauqua operates as an air carrier providing scheduled passenger and airfreight service as US Airways Express, AmericanConnection, and America West Express under code-sharing agreements with US Airways Inc. ("US Airways"), AMR Corporation ("American"), and America West Airlines, Inc. ("America West"). Chautauqua has two agreements with US Airways and offers passenger and freight service from US Airways' hub airports in Philadelphia and Pittsburgh, Pennsylvania, Indianapolis, Indiana, Boston, Massachusetts and New York, New York (LaGuardia). Under the agreement with American, Chautauqua offers passenger and freight service from American's hub airport in St. Louis, Missouri. The agreement with America West offers passenger and freight service from America West's hub airport in Columbus, Ohio.

        Under the US Airways' code-sharing agreements, which expire in 2009, Chautauqua provides service to designated areas utilizing turboprop and jet aircraft. The agreements provide Chautauqua with a nonexclusive license to US Airways' trademarks as well as general air carrier support services and contain provisions relating to the size and use of aircraft, insurance requirements and service requirements. Under the US Airways' code-sharing agreements, US Airways is required to provide fuel, reservation systems, ground handling and other services to Chautauqua. Chautauqua paid $16,181, $26,846 and $37,059 for the years ended December 31, 1999, 2000 and 2001, respectively, for these products and services. As of December 31, 2001, Chautauqua has twenty-five turboprops, of which eleven were in service dedicated to US Airways and fourteen were taken out of service to prepare the aircraft to be returned to the lessor or due to the decrease in routes available for these aircraft (See Note 16).

        The US Airways' code-sharing agreement with Chautauqua was amended on December 20, 2000 to allow Chautauqua to operate twenty-six (twenty-five scheduled and one spare) Embraer 145-LR regional jets on a fixed-fee basis with reimbursement of certain pass-through costs. As of December 31, 2001, Chautauqua has twenty-six jets dedicated to US Airways' service.

        Chautauqua started jet service for American in August 2000. The code-sharing agreement with American, which expires in 2013, is on a fixed-fee basis with reimbursement of certain pass-through costs. The agreement may be terminated by American without cause at any time after September 30, 2005 with 180 days notice. As of December 31, 2001, Chautauqua has fifteen jets dedicated to American service.

        Chautauqua started jet service for America West in August 2001. The code-sharing agreement with America West provides for twelve aircraft to be placed into service by November 2002 and expires in 2012. The agreement is on a fixed-fee basis with reimbursement of certain pass-through costs. The agreement allows America West to discontinue operating one aircraft after August 2007 and two aircraft after August 2009. The service is operated out of America West's Columbus, Ohio hub. As of December 31, 2001, Chautauqua has four jets dedicated to America West service.

        Approximately 67%, 31%, and 2% of Chautauqua's passenger revenues for the year ended December 31, 2001 were earned from services provided to passengers connecting to US Airways, American and America West, respectively. At December 31, 2001, approximately 41%, 4% and 4% of receivables are due from US Airways, American and America West, respectively. Termination of any regional jet code-share agreements is likely to have a material adverse effect on Chautauqua's business prospects, financial position, results of operations and cash flows.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Unaudited Interim Consolidated Financial Statements—The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles) applicable to interim financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and consists only of normal and recurring adjustments. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

        Basis of Consolidation—The consolidated financial statements for the years ended December 31, 1999, 2000 and 2001 include the accounts of the Company and its wholly-owned subsidiary, Chautauqua. All intercompany accounts and transactions are eliminated in consolidation.

        Risk management—Chautauqua has fuel price risk for its US Airways' turboprop operations and enters into fuel swap agreements to hedge this risk. Prior to January 1, 2001, hedging gains and losses were accounted for under Statement of Financial Accounting Standard ("SFAS") No. 80, Accounting for Futures Contracts, with net realized gains recorded in aircraft fuel expense. Fuel swap gains or losses for gallons in excess of those needed for the US Airways' turboprop operations were recorded in other income with the fair value of the fuel swaps recorded in prepaid expenses and other current assets.

        On January 1, 2001, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was adopted and a gain of $248, net of tax, was recorded in other comprehensive income. During 2001, the deferred gain was realized as the fuel swap agreements matured. Fuel swaps are not designated as hedging instruments and, accordingly, are carried at fair value in prepaid expenses and other current assets or accrued liabilities with gains and losses recorded in other income.

        Cash and cash equivalents—Cash equivalents consist of short-term, highly liquid investments with maturities of three months or less when purchased.

        Inventories consist primarily of spare parts and supplies, which are charged to expense as they are used in operations. Inventories are valued at average cost.

        Inventories Held for Sale are comprised of Jetstream 31 and Saab 340 turboprop aircraft inventories (see Note 16). Chautauqua currently has a contract to sell the Saab 340 inventories at net book value, which approximates net realizable value, to a company owned by Wexford Capital LLC. Jetstream 31 inventories are recorded at estimated net realizable value. Net realizable values are determined by obtaining current price quotes from an unrelated party.

        Aircraft and Other Equipment Held for Sale are comprised of two Saab 340 turboprop aircraft and Jetstream 31 and Saab 340 rotable inventories associated with these fleets (see Note 16). Chautauqua currently has a contract to sell the Saab 340 rotable inventories to a company owned by Wexford Capital LLC at net book value, which approximates fair value. The Jetstream 31 rotable inventories have been written down to their estimated fair value less costs to sell. Fair values are determined by obtaining current price quotes from an unrelated party.

        Aircraft and Other Equipment are carried at cost. Incentives received from the aircraft manufacturer are recorded as reductions to the cost of the aircraft. Depreciation is computed on a straight-line basis to salvage value over the estimated useful lives of the related assets, which are 8 to 16.5 years for aircraft and 3 to 10 years for other equipment. Leasehold improvements are amortized over the expected life or lease term, whichever is less.

        Debt Issue Costs are included in other assets and are amortized, using the effective interest method, to interest expense over the life of the related debt.

        Goodwill is amortized over 20 years using the straight-line method. Accumulated amortization is $2,130 and $2,937 at December 31, 2000 and 2001, respectively.

        Long-Lived Assets—Management reviews goodwill and other long-lived assets for possible impairment, if there is a significant event that detrimentally affects operations. The primary financial indicator used by the Company to assess the recoverability of its long-lived assets, including goodwill, is undiscounted future cash flows from operations. The amount of impairment, if any, is measured based on estimated fair value less costs to sell or projected future cash flows using a discount rate reflecting the Company's average cost of funds. Certain long-lived assets held for sale are recorded at estimated fair value less costs to sell.

        Deferred Credits consist of credits for parts and training from the aircraft and engine manufacturers and deferred gains from the sale and leaseback of one aircraft and seven spare jet engines. Deferred credits are amortized on a straight-line basis as a reduction of aircraft rent over the term of the respective leases.

        Comprehensive Income—Republic reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income for the year ended December 31, 2001 consists of net income and the SFAS No. 133, Accounting for Derivatives and Hedging Activities, transition adjustment and the realization of this deferred amount. There were no comprehensive income (loss) components for the years ended December 31, 1999 and 2000.

        Income Taxes—Republic accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts for existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the future tax benefits to the extent, based on available evidence, it is more likely than not they will be realized.

        Aircraft Maintenance and Repair is charged to expense as incurred under the direct expense method. Engines and some of the airframe component overhaul and repair costs are subject to power-by-the-hour contracts with external vendors and are accrued as the aircraft are flown.

        Preoperating Costs related to the introduction of the Embraer jet aircraft are expensed as incurred.

        Other Income for the years ended December 31, 2000 and 2001 includes gains of $1,684 and $1,470, respectively, for fuel swap agreements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Revenue Recognition—Revenues are recognized in the period the service is provided. Chautauqua does not have an air traffic liability, or the related asset, under the US Airways' turboprop revenue-sharing agreement as all ticket sales are made on US Airways ticket stock.

        Stock Compensation—Republic applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options. No compensation expense is recorded for stock options with exercise prices equal to or greater than fair market value on the grant date. Warrants issued to non-employees are accounted for under SFAS No. 123, Accounting for Stock-Based Compensation, at fair value on the measurement date.

        Net Income (Loss) Available for Common Stockholders Per Share is based on the weighted average number of shares outstanding during the period.

        The following is a reconciliation of the weighted average common shares for the basic and diluted per share computations:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	1999	2000	2001	2001	2002
				(Unaudited)
Weighted-average common shares outstanding for basic net income (loss) available for common stockholders per share	100	100	100	100	100
Effect of dilutive employee stock options	—	—	3.19	—	4.24

Adjusted weighted-average common shares outstanding and assumed conversions for diluted net income (loss) available for common stockholders per share	100	100	103.19	100	104.24

        Employee stock options are not included in the calculation of net income (loss) applicable to common stockholders per share for the year ended December 31, 1999 and for the three months ended March 31, 2001 due to their anti-dilutive impact.

        Segment Information—The Company has one operating segment for the scheduled transportation of passengers and freight under code-sharing agreements.

        New Accounting Standards—In July 2001, SFAS No. 141, Business Combinations, was issued. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company has had no business combinations subsequent to June 30, 2001 and, therefore, SFAS No. 141 has no impact on the consolidated financial statements.

        In July 2001, SFAS No. 142, Goodwill and Other Intangible Assets, was issued and is effective for Republic on January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization and an annual assessment of impairment. Republic recorded goodwill amortization of $807 in each of the years ended December 31, 1999, 2000, and 2001. Effective January 1, 2002, the Company will no longer amortize goodwill, but will evaluate it on an annual basis to determine whether there is an impairment of goodwill. Discontinuing goodwill amortization did not have a material effect on income for the three months ended March 31, 2002, and based upon the initial impairment analysis, the Company determined its goodwill was not impaired.

        In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued, which is effective for Republic on January 1, 2002. Among other things, this statement will supersede SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB No. 30, Reporting the Results of

Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 changes the treatment for the disposal of a business segment and establishes one method of accounting for long-lived assets to be disposed of by sale. Management has determined that the adoption of SFAS No. 144 did not have an impact on the Company's financial position, results of operations and cash flows.

3. AIR TRANSPORTATION SAFETY AND SYSTEM STABILIZATION ACT

        As a result of the large financial losses attributed to the terrorist attacks on the United States that occurred on September 11, 2001, the Senate and House of Representatives of the United States of America passed, and the President signed into law H.R. 2626, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act"). The intent of the Stabilization Act is to preserve the continued viability of the United States air transportation system. This legislation included support to passenger airlines in the form of a $4.5 billion grant, $10 billion in loan guarantees, and assistance with increased insurance costs. The $4.5 billion grant provided assistance for direct losses incurred as a result of the temporary shut down of the air transportation system and for incremental losses incurred through December 31, 2001 as a direct result of the terrorist attacks. The loan guarantees will be made to air carriers for which credit is not reasonably available and guarantees are subject to certain conditions. The federal government is providing insurance assistance because, as a result of September 11, 2001, aviation insurers have significantly reduced the maximum amount of insurance coverage available to commercial air carriers for war-risk coverage. In addition, the insurance carriers have significantly increased the premiums for this coverage as well as for aviation insurance in general. In addition, the federal government has issued war-risk coverage to U.S. air carriers for renewable 30-day periods.

        The terrorist attacks of September 11, 2001 had a significant impact on Chautauqua. Following the attacks, the air transportation system was temporarily shut down, resulting in the cancellation of flights. The cancelled flights and loss of consumer confidence in the airline industry resulted in lost revenue from these cancelled flights and lower load factors and revenue yield on flights operated. Chautauqua was also impacted because fixed costs continued during the temporary shutdown while revenue from Chautauqua's code-share partners decreased.

        Subsequent to September 11, 2001, the Company recorded $7,640 as a reduction of operating expenses for amounts claimed under the Stabilization Act. The Company received $6,493 in 2001 and the remaining $1,147 is included in accounts receivable at December 31, 2001. Amounts paid or payable under the Stabilization Act are subject to audit and adjustment by the federal government.

4. AIRCRAFT AND OTHER EQUIPMENT

        At December 31, 2001, Chautauqua has a fleet of seventy aircraft, including twenty-five 30-seat Saab 340 aircraft, thirty-eight 50-seat Embraer 145-LR jet aircraft, and seven 44-seat Embraer 140-LR jet aircraft. Chautauqua owns two Saab 340 aircraft, four Embraer 145-LR aircraft and three Embraer 140-LR aircraft, and leases all other aircraft under operating lease agreements.

        Aircraft and other equipment, excluding aircraft and other equipment held for sale, consists of the following:

	December 31,
	2000	2001
Aircraft	$5,595	$117,040
Flight equipment	21,443	18,634
Furniture and equipment	1,692	1,911
Leasehold improvements	2,028	2,020

Total aircraft and other equipment	30,758	139,605
Less accumulated depreciation and amortization	5,229	5,795

Aircraft and other equipment, net	$25,529	$133,810

        Depreciation expense for the years ended December 31, 1999, 2000, and 2001 was $3,298, $3,105, and $6,777, respectively.

5. OTHER ASSETS

        Other assets consist of the following:

	December 31,
	2000	2001
Prepaid aircraft rent	$6,245	$15,694
Restricted cash	1,500	1,500
Deposits and other	2,690	1,141

	$10,435	$18,335

        In accordance with a lease agreement, Chautauqua maintains a $1,500 certificate of deposit with a bank that bears an interest rate of 1.5%.

6. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	December 31,
	2000	2001
Accrued wages and benefits and related taxes	$2,873	$4,693
Accrued maintenance and inventory	2,827	6,091
Accrued aircraft return costs	1,404	6,202
Accrued property taxes	1,832	2,122
Accrued interest payable to affiliates	1,140	1,227
Other	5,608	10,554

Total accrued liabilities	$15,684	$30,889

7. DEBT AND NOTES PAYABLE

        Debt and notes payable consists of the following:

	December 31,
	2000	2001
Revolving credit facility with Fleet Capital Corporation (the "Bank"), maximum of $23,000 available (including outstanding letters of credit), subject to 90% of eligible ticket revenue and eligible inventory and equipment. Interest is payable monthly at the Bank's LIBOR rate plus spreads ranging from 2.25% to 2.5% or the Bank's base rate (which is generally equivalent to the prime rate) plus 0.50%. The weighted average interest rates for the years ended December 31, 2000 and 2001 are 10.76% and 6.15%, respectively. Fees are payable at .375% on the unused revolver amount. The credit facility expired on March 31, 2002 and is collateralized by all of Chautauqua's assets, excluding the owned aircraft and engines.	$9,271	$7,044
Promissory notes with Embraer-Empresa Brasileira de Aeronautica, S.A., collateralized by aircraft, bearing interest at a fixed rate of 7.5%, monthly principal and interest payments of $952, due dates ranging from June 20, 2002 through November 23, 2002. The maturity dates can be extended at each maturity date.		103,362
Subordinated note payable to Parent, bearing interest at 11.5% as of December 31, 2001. Accrued and unpaid interest and principal are due on May 15, 2002 or upon sale by the Company of any capital stock.	15,025	16,883
Term loans with the Bank due December 2006 or upon termination of the Bank credit facility, with monthly principal payments of $56, and interest payable monthly at the Bank's LIBOR rates plus spreads ranging from 2.25% to 2.5% or the Bank's base rate (which is generally equivalent to the prime rate) plus 0.50% (6.46% at December 31, 2001). The term loans are collateralized by substantially all of Chautauqua's assets, including the two Saab 340 aircraft held for sale.	4,050	3,375
Term loans with the Bank due July 2006 or upon termination of the Bank credit facility, with monthly principal payments of $6, and interest payable monthly at the Bank's LIBOR rates plus spreads ranging from 2.25% to 2.5% or the Bank's base rate (which is generally equivalent to the prime rate) plus 0.50% (4.18% at December 31, 2001). The term loans are collateralized by substantially all of Chautauqua's assets, including the Saab 340 aircraft and equipment held for sale.	3,728	321
Other obligations	811	365

Total	32,885	131,350
Current portion	26,339	31,416

Debt and notes payable, less current portion	$6,546	$99,934

        Chautauqua's debt agreements with the Bank contain restrictive covenants that require, among other things, that Chautauqua maintain a certain fixed charge coverage ratio and leverage ratio. Chautauqua has outstanding letters of credit totaling $140 and $1,032 as of December 31, 2000 and 2001, respectively.

        Future maturities of debt at December 31, 2001 are as follows:

2002	$31,416
2003	4,822
2004	5,080
2005	5,352
2006	5,640
Thereafter	79,040

Total	$131,350

New Credit Facilities (Unaudited)

        On March 27, 2002 the Company entered into a new $15,000 credit facility with the Bank, subject to 90% of eligible ticket revenue and eligible inventory and equipment. Interest is payable monthly at the Bank's LIBOR rate plus spreads from 2.75% to 3.0% or the Bank's base rate (which is generally equivalent to the prime rate) plus 0.75%. Fees are payable at .375% on the unused revolver amount. This credit facility expires March 27, 2004 and is collateralized by all of Chautauqua's assets, excluding the owned aircraft and engines.

        On March 27, 2002 the Company refinanced certain term loans with the Bank which increased the monthly principal payments to $89 and changed the due date to March 1, 2005.

        In January 2002, four promissory notes payable to Embraer-Empresa Brasileira de Aeronautica, S.A. ("Embraer") were refinanced with fifteen-year term loans. The amounts outstanding at December 31, 2001 that were refinanced with the term loans total $60,786. The new term loans require semi-annual principal and interest payments which began in March 2002. The first payment in March 2002 was $663 and $2,790 is due on each semi-annual payment date thereafter. The new term loans are collateralized by the aircraft.

        During the three months ended March 31, 2002, the Company entered into three promissory notes with Embraer-Empresa Brasileira de Aeronautica totaling $42,959, for the purchase of the three 44-seat Embraer 140-LR jet aircraft. These notes are collateralized by the aircraft and require monthly principal and interest payments of $128. Due dates range from August 20, 2002 to September 28, 2002, but can be extended at each maturity date.

8. REDEEMABLE PREFERRED STOCK

        Chautauqua has authorized 1,000,000 shares of Series A redeemable preferred stock at a par value of $.01 per share. In May 2000, 10.295828 shares of Series A redeemable preferred stock were issued with a stated value of $250,000 per share in full satisfaction of a related party note payable and accrued interest thereon, and Chautauqua issued six shares of Series A redeemable preferred stock for cash of $1,500. At December 31, 2001, 16.295828 shares are issued and outstanding and held by two related parties. The preferred stockholders are entitled to receive cumulative dividends equal to 10% per annum of the stated value of the preferred stock. Redeemable preferred stock dividends have priority over dividends declared and paid on Chautauqua's common stock. Cash dividends cannot be declared or paid on shares of Chautauqua's common stock unless all cumulative dividends on the shares of redeemable preferred stock have been paid. As of December 31, 2000 and 2001, Chautauqua had accrued dividends of $255 and $673, respectively.

        The preferred stockholders have a liquidation preference equal to the sum of the stated value and all accrued and unpaid dividends. The redeemable preferred stock is subject to a mandatory redemption clause, which requires Chautauqua to redeem all the outstanding preferred stock, at the stated value plus accrued interest, upon the earlier of Republic's initial public offering ("IPO") or December 31, 2010.

9. COMMITMENTS

        As of December 31, 2001, Chautauqua leases 61 aircraft with varying terms extending through 2018 and leases terminal space, operating facilities and office equipment with terms extending through 2012. Rent expense is as follows:

	For the years ended December 31,
	1999	2000	2001
Aircraft rent	$9,249	$22,903	$46,160
Other	1,961	2,334	2,275

Total rent expense	$11,210	$25,237	$48,435

        Chautauqua has long-term maintenance agreements with engine and aircraft equipment manufacturers through June 2009. Payments under such agreements are based upon flight hours and were $4,082, $8,211, and $17,163 for the years ended December 31, 1999, 2000 and 2001, respectively. Chautauqua is responsible for all other maintenance costs of its aircraft and must meet specified return conditions upon lease expiration for both the airframes and engines.

        Future minimum payments at December 31, 2001, under noncancellable operating leases are as follows:

	Aircraft
	Turboprop	Jet	Other	Total
2002	$9,174	$55,148	$2,321	$66,643
2003	8,676	55,148	2,324	66,148
2004	6,426	55,148	2,287	63,861
2005	2,146	55,148	2,267	59,561
2006	444	55,148	1,913	57,505
Thereafter		537,936	17,323	555,259

Total	$26,866	$813,676	$28,435	$868,977

        Future turboprop lease payments will be reduced by future lease payments made by a new lessee (see Note 16). As of December 31, 2001, Chautauqua has purchase commitments of $5,000 for two spare jet engines to be delivered in 2002, and a sale-leaseback facility is in place at December 31, 2001 to finance the spare jet engines.

10. CONTINGENCIES

        Chautauqua was recently informed by the Federal Aviation Administration ("FAA") that it is investigating shipments sent by Chautauqua on cargo airlines consisting of approximately 46 packages that may have contained regulated hazardous materials without properly training Chautauqua's employees and/or without properly labeling, declaring, marking, describing or packaging the shipments for transportation in air commerce in accordance with applicable requirements. Management is cooperating with the FAA's investigation, which is at an early stage. Chautauqua could be subject to civil penalties of up to $28 for each violation; however, given the early stage of the investigation and the discretion the FAA has on imposing penalties, management is unable to estimate the amount of penalties, if any, Chautauqua might be required to pay.

        Chautauqua is also subject to certain legal and administrative actions which management considers routine to their business activities. As of December 31, 2001, management believes, after consultation with legal counsel, the ultimate outcome of any pending legal matters will not have a material adverse effect on our financial position, liquidity, or results of operations.

        As of December 31, 2001, approximately 78% of Chautauqua's workforce is employed under union contracts, and 52% of this workforce is under a contract that is amendable on November 1, 2002.

11. RELATED PARTY TRANSACTIONS

        Fees are paid to an affiliated company for administrative functions not performed by Republic and its subsidiary. Fees incurred were approximately $421, $139, and $77 for the years ended December 31, 1999, 2000 and 2001, respectively.

        In addition to the administrative functions performed by an affiliated company, Republic receives advances for working capital purposes. As of December 31, 2000 and 2001, advances to the Company were $463 and $530, respectively.

        During 1999, Chautauqua entered into an agreement with Solitair Corp. ("Solitair"), an affiliate of WexAir LLC, to purchase or lease Embraer regional jets from Solitair. As of December 31, 2001, Chautauqua has purchased seven aircraft and leased thirty-eight aircraft from third parties, who acquired the aircraft from Solitair. The cost per aircraft was equal to the purchase price paid by Solitair, including all direct and indirect costs and expenses ($8, $131 and $121 for the years ended December 31, 1999, 2000 and 2001, respectively) relating thereto, plus up to $500 per aircraft. Under this agreement, Chautauqua will purchase or lease eight additional aircraft at a cost per aircraft equal to the purchase price paid by Solitair, including all direct and indirect costs and expenses relating thereto, plus $440 per aircraft. With respect to each aircraft purchased by Chautauqua, Chautauqua has the option to enter into a short term lease with Solitair for a maximum of 30 days commencing on the date Solitair acquires the aircraft and ending on the date Chautauqua purchases the aircraft. This monthly lease rate is equal to $136 per month and amounted to $703, $957 and $36 of lease payments paid to Solitair for the years ended December 31, 1999, 2000, and 2001, respectively.

        During 2000, Chautauqua purchased an aircraft from Solitair. Subsequently, this aircraft was sold to an unrelated third party and leased back. The gain of $720 is deferred and is being accreted to rent expense on a straight-line basis over the related lease term.

12. CAPITAL STOCK AND STOCK OPTIONS

  Common Stock

        On May 15, 1998, WexAir LLC acquired 100 shares of Republic's common stock for cash of $8,133. These proceeds and the proceeds from the subordinated promissory note (see Note 7) were used by Republic to acquire the common stock of Chautauqua.

  Stock Options

        In connection with employment agreements for certain key employees, Republic granted options to purchase shares of Republic's common stock. The stock options vest ratably over the term of the employment agreements (generally 48 months) and are exercisable for five years following the vesting date. Because the exercise price of the options equal fair value on the grant dates, no compensation expense was recorded for options granted in 1999 and 2000. Compensation expense of $90 was recorded in 2001 for options issued in August 2001, because the exercise price of such options was less than the fair value on the grant date.

        The following is a summary of stock option activity for the stock options outstanding at the end of the respective periods.

	December 31, 1999		December 31, 2000		December 31, 2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year			8.50	$398,869	9.60	$396,985
Granted	8.50	$398,869	1.10	382,432.60		576,717

Outstanding, end of year	8.50	398,869	9.60	396,985	10.20	466,381

Weighted average remaining contractual life in years	6.6		5.7		4.8
Options exercisable at end of year	1.01	398,909	3.29	397,794	5.75	410,613

        Had compensation expense for the options been determined based on fair value at the grant dates for awards consistent with the fair value method of SFAS No. 123, the pro forma net income (loss) available for common stockholders and pro forma net income (loss) available for common stockholders per share would have been as follows:

		Net income (loss) available for common stockholders per share
	Net income (loss) available for common stockholders
		Basic	Diluted
1999
As reported	$(8,854)	$(88,538)	$(88,538)
Pro forma	(8,993)	(89,995)	(89,995)
2000
As reported	$2,267	$22,670	$22,670
Pro forma	1,954	19,394	19,394
2001
As reported	$5,649	$56,494	$56,494
Pro forma	5,287	52,704	51,075

        The per share weighted average fair value of options granted in 1999, 2000 and 2001 was $240,246, $231,480 and $922,655, respectively. The fair value of the option grants is estimated on the date of the grant using the Black Scholes option pricing model with the following assumptions: no dividend yield; risk-free interest rates ranging from 4.84% to 6.70%; volatility of 50%; and an expected life of 6.5 years. The pro forma amounts are not representative of the effects on reported earnings for future years.

13. INCOME TAXES

        The components of the provision for income tax expense (benefit) are as follows:

	For the years ended December 31,
	1999	2000	2001
Federal:
Current	$(2,488)	$700	$5,299
Deferred	(1,432)	1,659	(1,462)

	(3,920)	2,359	3,837
State:
Current	(188)	74	1,360
Deferred	(737)	509	(437)

	(925)	583	923

Income tax expense (benefit)	$(4,845)	$2,942	$4,760

        A reconciliation of the expense (benefit) for taxes on income at the applicable federal statutory income tax rate to the tax provision as reported is as follows:

	For the years ended December 31,
	1999	2000	2001
Federal income tax expense (benefit) at statutory rate	$(4,658)	$1,858	$3,681
State income tax expense (benefit), net of federal benefit	(701)	385	609
Nondeductible meals and entertainment	239	393	156
Goodwill amortization	275	275	275
Other		31	39

Income tax expense (benefit)	$(4,845)	$2,942	$4,760

        The components of deferred tax assets and liabilities are as follows:

	December 31, 2000
	Assets	Liabilities	Total
Current:
Nondeductible accruals	$1,982		$1,982
Nondeductible accrued interest	1,739		1,739
Alternative minimum tax credit	273		273
Unrealized gain		$(351)	(351)
Prepaid rent	45		45

	4,039	(351)	3,688
Noncurrent:
Nondeductible accruals	2,270		2,270
Accelerated depreciation and fixed asset basis differences for tax purposes		(2,644)	(2,644)
Prepaid rent	698		698
Deferred credits and sale leaseback gain	307		307

	3,275	(2,644)	631

Total	$7,314	$(2,995)	$4,319

	December 31, 2001
	Assets	Liabilities	Total
Current:
Nondeductible accruals	$2,623		$2,623
Nondeductible accrued interest	2,551		2,551
Other	166		166

	5,340		5,340
Noncurrent:
Nondeductible accruals	3,819		3,819
Accelerated depreciation and fixed asset basis differences for tax purposes		$(7,294)	(7,294)
Asset impairment for book	733		733
Prepaid rent	1,276		1,276
Deferred credits and sale leaseback gain	2,344		2,344

	8,172	(7,294)	878

Total	$13,512	$(7,294)	$6,218

        Management has evaluated the available evidence about the realization of deferred tax assets and does not believe a valuation allowance is necessary.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in an arm's length transaction between knowledgeable, willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Fuel Swap Agreements—The fair value reflects the estimated amounts that would be received or paid to terminate the contract at the reporting date based upon quoted market prices of comparable contracts. The fair values of fuel swap agreements at December 31, 2000 and 2001 are $1,254 and ($202), respectively.

        Long-Term Debt—The fair value is estimated based on discounting expected cash flows at the rates currently offered to Republic for debt of the same remaining maturities. As of December 31, 2000 and 2001, the carrying value of long-term debt approximates its fair value.

        Subordinated notes payable to affiliates-—It is not practicable to estimate fair value of related party financial instruments because the related parties most likely have investment strategies and expectations different from unrelated third parties.

15. BENEFIT PLAN—401(K)

        Chautauqua has a defined contribution retirement plan covering substantially all eligible employees. Chautauqua matches up to 2.5% of eligible employees' wages. Employees are generally vested in matching contributions after three years of service with Chautauqua. Employees are also permitted to make pre-tax contributions of up to 15% and after-tax contributions of up to 10% of their annual compensation. Chautauqua's expense under this plan was $225, $246, and $312 for the years ended December 31, 1999, 2000 and 2001, respectively.

16. IMPAIRMENT LOSS AND ACCRUED AIRCRAFT RETURN COSTS

  Jetstream 31 Turboprop Aircraft

        During the fourth quarter of 1999, Chautauqua made the decision to return the entire fleet of leased Jetstream 31 turboprop aircraft to the lessors and to dispose of related equipment, spare parts and supplies. Chautauqua continued to use the aircraft to fly routes under the US Airways code sharing agreement through December 2000. Certain routes were replaced with Saab 340 turboprop aircraft and the remaining routes were eliminated. Pursuant to the lease agreements, Chautauqua was required to return the aircraft to the lessors in the same condition that the aircraft were delivered; therefore, Chautauqua accrued estimated return costs of $2,636 in 1999. During 2000 and 2001, Chautauqua incurred return costs of $1,232 and $1,234, respectively. Accrued return costs for these aircraft at December 31, 2000 and 2001 are $1,404 and $170, respectively. In addition, an impairment loss of $3,967 was recorded in 1999 to reduce the carrying amounts of assets to be disposed of (consisting of spare engines, parts and supplies needed to maintain and operate the Jetstream 31 fleet) to estimated fair value, less costs to sell, or net realizable value.

  Saab 340 Turboprop Aircraft

        On December 26, 2001, management made the decision to exit its Saab 340 turboprop operations (representing 32% of 2001 revenue) in an orderly manner by July 2002. The exit plan includes the scheduled removal of aircraft (consisting of twenty-four leased and two owned aircraft) from flight service, the preparation of the aircraft for return to the lessors or for sale, and the sale of related spare engines, parts and supplies used to maintain and operate the Saab fleet.

        Saab Aircraft Leasing, Inc. and affiliates (collectively referred to as "lessor") have agreed to lease twenty-two of the twenty-four Saab 340 aircraft when new lessees are identified. An agreement was signed between the lessor and a new lessee (a company controlled by Wexford Capital LLC) for up to eighteen (16 firm and 2 option) Saab 340 aircraft at fair market lease rates. The lessor is actively seeking new lessees for the remaining aircraft. The current leases will terminate when a new lease is obtained; however, if new leases are not entered into, or are entered into and subsequently terminated, Chautauqua will be obligated for the original lease payments. Chautauqua will pay the lessor a rent differential, based on our original lease payments compared to lease payments of the new lessees. Chautauqua has accrued $2,646 for this rent differential at December 31, 2001. In addition, Chautauqua is responsible for the lease payments on the remaining two Saab 340 aircraft until expiration of these leases (September 2002). Lease payments of $1,886 are accrued at December 31, 2001 for the period from the date the aircraft is removed from service through the later of the end of the lease term or the date the aircraft is expected to be re-leased by the lessor.

        While the aircraft are out of flight service, they will be inspected and overhauled to the required return condition. Chautauqua accrued $1,500 for estimated overhaul and return costs at December 31, 2001.

        An impairment loss of $2,068 was recorded in 2001 to reduce the carrying amounts of assets to be disposed of (consisting of two owned aircraft, leasehold improvements, and all assets needed to maintain and operate the Saab fleet) to estimated fair value or net realizable value. Estimated fair value for owned aircraft are based on quotations from aircraft dealers, less selling costs. Chautauqua has an agreement to sell the spare engines, parts and supplies to the new lessee at net book value, which approximates net realizable value based on quotations from aircraft parts manufacturers and dealers.

17. WARRANTS

        In connection with the America West code-sharing agreement entered into in March 2001, Republic agreed to grant a warrant to America West as an inducement to execute such agreement. The warrant to purchase Republic shares will be issued with an exercise price equal to the underwriters' price on the closing date of Republic's IPO. The number of shares granted will be 2% of the IPO shares and expire three years after the grant date.

        In connection with the American code-sharing agreement entered into in June 2001, Republic granted a warrant to American to purchase shares of its common stock at 93% of the IPO price as an inducement to enter into such agreement. The number of shares of common stock to be issued under the warrant agreement is 8.75% of the number of shares registered in an IPO. Beginning June 2002, 42.9% of the warrant shares vest at 10% per year for ten years and, beginning June 2006, 57.1% of the warrant shares vest at 20% per year for five years. The warrant shares are exercisable for a five-year period after vesting.

18. VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Additions Charged to Expenses	Deductions(1)	Balance at End of year
	(In thousands)
Allowance for doubtful accounts deducted from receivables
December 31, 2001	$592	$334	$(511)	$415
December 31, 2000	326	486	(220)	592
December 31, 1999	154	763	(591)	326

(1)
Uncollectible accounts written off net of recoveries.

        Through and including                        , 2002 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          Shares

Common Stock

P R O S P E C T U S

Merrill Lynch & Co.

Deutsche Bank Securities

Raymond James

                          , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

Securities and Exchange Commission registration fee		$7,820
National Association of Securities Dealers filing fee		$9,000
Nasdaq National Market Listing Fee	$	*
Legal fees and expenses	$	*
Blue Sky fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent's fees and expenses	$	*
Printing and engraving fees	$	*
Miscellaneous	$	*

Total	$	*

*
To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

        Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify certain persons, including officers, directors and controlling persons, to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

        The following is a summary of our transactions since May 1998 involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

        Since May 1998, Republic Airways has issued and sold the following securities that were not registered under the Securities Act (all sales of information regarding sales of common stock give effect to the recapitalization pursuant to which each outstanding share of Republic Airways common stock was exchanged for    shares of Republic Airways common stock and each outstanding option or warrant to purchase one share of our common stock became an option or warrant to purchase    shares of our common stock):

        (1)    In May 1998, we issued a note in the aggregate principal amount of $12 million to WexAir, LLC, in connection with our purchase of Chautauqua. In May 2002, we issued in substitution of our May 1988 note a note in the aggregate principal amount of approximately $18.9 million to WexAir, LLC, an accredited investor, representing all outstanding principal and interest obligations due under our May 1998 note.

        (2)    In May 1998 we issued 2,000,000 shares of our common stock to WexAir LLC for $8,133,000, in connection with our purchase of Chautauqua.

        (3)    In June 1999, we granted an option to purchase                        shares of our common stock to Bryan K. Bedford, our chairman, chief executive officer and president, pursuant to an employment agreement, dated June 1999, between Chautauqua and Bryan K. Bedford with an exercise price equal to $            per share.

        (4)    In July 1999, we granted an option to purchase                        shares of our common stock to Robert H. Cooper, our vice president and chief financial officer, pursuant to an employment agreement, dated July 1999, between Chautauqua and Robert H. Cooper with an exercise price equal to $            per share.

        (5)    In July 1999, we granted an option to purchase            shares of our common stock to Wayne C. Heller, our vice president—flight operations, pursuant an employment agreement, dated July 1999, between Chautauqua and Wayne C. Heller with an exercise price equal to $            per share.

        (6)    In November 1999, we granted an option to purchase                        shares of our common stock to Jeffrey Jones, our vice president, planning and corporate development, pursuant to a letter

agreement, dated November 1, 1999, between Chautauqua and Jeffrey Jones with an exercise price equal to $            per share.

        (7)    In March 2001, we agreed to issue to American West Airlines, Inc. a warrant to purchase         shares of our common stock at an aggregate exercise price per share of $        in connection with our entrance into a code-sharing agreement with them. The number of shares issuable under the warrant is subject to increase under certain circumstances.

        (8)    In June 2001, we issued to American Airlines, Inc. a warrant to purchase    shares of our common stock at an exercise price per share of $            in connection with our entrance into a code-sharing arrangement with them. The number of shares issuable under the warrant is subject to increase under certain circumstances.

        (9)    In June 2001, we granted American the right to purchase up to five percent of the common stock that we may offer for sale in connection with our initial public offering. American has elected to waive this right.

        (10)    In July 2001, we granted an option to purchase                        shares of our common stock to Warren R. Wilkinson, our vice president—marketing and corporate communications, pursuant to a letter agreement, dated June 25, 2001, between Chautauqua and Warren R. Wilkinson with an exercise price equal to $                        per share.

        The sale and issuance of securities in the transactions described above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers were sophisticated investors who represented their intention to acquire securities for investment only and not with a view to distribution and received or had access to adequate information about the Registrant or in reliance on Rule 701 promulgated under the Securities Act. Appropriate restrictive legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No underwriters were employed in any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

        (a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
4.1	Specimen Stock Certificate.
5.1**	Opinion of Fulbright & Jaworski L.L.P.
10.1**	2002 Equity Incentive Plan.
10.1(a)**	Form of Option Agreement for Non-Employee Directors.
10.1(b)**	Form of Option Agreement for Officers.
10.2†	Code Share and Revenue Sharing Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of March 20, 2001.
10.2(a)†	First Amendment to Code Share and Revenue Sharing Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of December 24, 2001.
10.3†	Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of March 20, 2001.
10.4**	Amended and Restated Warrant Issuance Agreement, by and between America West Airlines and Republic Airways Holdings Inc. dated as of , 2002.
10.5†	Air Services Agreement, between AMR Corp. and Chautauqua Airlines, Inc., dated as of June 11, 2001.
10.5(a)†	Letter Agreement between AMR Corp. and Chautauqua Airlines, Inc., dated as of December 31, 2001, amending the Air Services Agreement. There are two additional Letter Agreements which are substantially identical in all material respects except as indicated in the exhibit.
10.5(b)	Amended and Restated Warrant to Purchase Shares of Common Stock of Republic Airways Holdings Inc., issued to AMR Corp.
10.6†	Service Agreement between US Airways, Inc. (previously USAir, Inc.), Inc. and Chautauqua Airlines, Inc., as amended, dated as of February 9, 1994.
10.6(a)	Third Amendment to the Service Agreement, by and between US Airways, Inc. (previously USAir, Inc.) and Chautauqua Airlines, Inc., as amended, dated as of March 19, 1999.
10.7†	Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of March 19, 1999.
10.7(a)†	First Amendment to the Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of September 6, 2000.
10.7(b)†	Second Amendment to the Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of September 20, 2000.

10.8*	Agreement between Chautauqua Airlines, Inc. and Teamsters Airline Division Local 747 representing the Pilots of Chautauqua Airlines, dated as of November 17, 1998.
10.9*	Agreement between Chautauqua Airlines, Inc. and the Flight Attendants of Chautauqua Airlines, Inc. as represented by the Airline Division, International Brotherhood of Teamsters, AFL-CIO, dated as of March 9, 1999.
10.10*	Agreement between Chautauqua Airlines, Inc. and the Flight Dispatchers in the employ of Chautauqua Airlines, Inc. as represented by Transport Workers Union of America, AFL-CIO, dated as of February 19, 2001.
10.11*	Agreement between Chautauqua Airlines, Inc. and the Passenger and Fleet Service Employees in the service of Chautauqua Airlines, Inc. as represented by the International Brotherhood of Teamsters, dated as of December 15, 1999.
10.12	Agreement among Republic Airways Holdings Inc., Chautauqua Airlines, Inc. and Solitair Corp., dated as of February 12, 2002.
10.13†	EMB-145LR Amended and Restated Purchase Agreement Number GCT-025/98, by and between Embraer—Empresa Brasileira de Aeronáutica S.A. and Republic Airways Holdings Inc., dated as of April 18, 2002.
10.13(a)†	Partial Assignment and Assumption of Purchase Agreement GCT-025/98, by and between Republic Airways Holdings Inc. and Solitair Corp., and consented to by Embraer—Empresa de Aeronáutica S.A., dated as of April 18, 2002.
10.14†	Amended and Restated Letter Agreement GCT-026/98, by and between Embraer—Empresa de Aeronáutica S.A. and Republic Airways Holdings Inc., dated as of April 18, 2002.
10.15*	Lease Agreement by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc., dated as of August 15, 1988, for the lease of two Saab S-340A airframes with engines and propellers.
10.15(a)†	Lease Supplement No. 1, dated as of August 25, 1988, by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc.
10.15(b)†	Lease Supplement No. 2, dated as of August 25, 1988, by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc.
10.16*	Aircraft Lease Agreement No. 2, by and between Lambert Leasing, Inc. and Chautauqua Airlines, Inc., dated as of February 1, 1995, for to the lease of one Saab S-340A airframe with engines and propellers. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.16(a)†	Lease Supplement No. 1 to Aircraft Lease Agreement No. 2, by and between Lambert Leasing, Inc. and Chautauqua Airlines, Inc., dated as of March 9, 1995. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.17	Loan and Security Agreement, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc., dated as of December 9, 1998.
10.17(a)	Consolidated Amendment No. 1 to Loan and Security Agreement, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc., dated as of March 27, 2002.
10.17(b)	Amendment No. 1 to the Term Note, dated as of March 27, 2002, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc.

10.18*	Aircraft Sublease Agreement No. 8, by and between Fairbrook Leasing, Inc., as sublessor, and Chautauqua Airlines, Inc., as sublessee, dated as of March 1, 1996. There are seven additional Aircraft Sublease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.18(a)†	Sublease Supplement No. 1, by and between Fairbrook Leasing, Inc., as sublessor, and Chautauqua Airlines, Inc., as sublessee, dated as of March 29, 1996. There are seven additional Sublease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.19†	Participation Agreement (N281SK) dated as of February 23, 2000, among Chautauqua Airlines, Inc., as Lessee, First Security Bank, National Association, as Owner Trustee and General Electric Capital Corporation, as Owner Participant. There are fifteen additional Participation Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.20*	Letter Agreement (N281SK) dated as of February 23, 2000, among Chautauqua Airlines, Inc., as Lessee, First Security Bank, National Association, as Owner Trustee and General Electric Capital Corporation, as Owner Participant. There are fifteen additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.21†	Lease Agreement (N281SK) dated as of February 23, 2000, between First Security Bank, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are fifteen additional Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.22*	Lease Supplement No. 1 (N281SK) dated February 23, 2000, between First Security Bank, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are fifteen additional Lease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.23†	Lease Agreement (N296SK), by and between Wells Fargo Bank Northwest, National Association, Owner Trustee, Lessor and Chautauqua Airlines, Inc., Lessee, dated as of December 20, 2001. There are twelve additional Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.24†	Participation Agreement (N296SK), by and among Wells Fargo Bank Northwest, National Association, not in its individual capacity (except as otherwise expressly set forth herein) but solely as Owner Trustee, Chautauqua Airlines, Inc., as Lessee, and Silvermine River Finance Two, Inc., as Owner Participant, dated as of December 20, 2001. There are twelve additional Participation Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.25*	Letter Agreement (N296SK), dated as of December 20, 2001, among Chautauqua Airlines, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, as Owner Trustee and Silvermine River Finance Two, Inc., as Lessor. There are twelve additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.

10.26*	Side Letter Agreement to the Lease Agreement, by and among Chautauqua Airlines, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, as Owner Trustee and Silvermine River Finance Two, Inc., as Lessor and acknowledged by Solitair Corp. There are twelve additional Side Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.27*	Lease Agreement by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc. dba US Airways Express, dated as of June 17, 1994.
10.27(a)*	First Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of July 17, 1998.
10.27(b)*	Second Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of October 2, 1998.
10.27(c)*	Third Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of November 6, 1998.
10.27(d)*	Fourth Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of September 3, 1999.
10.28*	Letter Agreement by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of July 17, 2000, amending Lease Agreement for office space.
10.29†	Aircraft Lease Agreement (N260SK), dated as of June 25, 1999 between ICX Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee.
10.30†	Aircraft Lease Agreement dated as of September 2, 1999, between Finova Capital Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee. There are three additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit. †
10.31†	First Amendment to the Aircraft Lease Agreement (N261SK) dated as of January 1, 2000, between Finova Capital Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee. There are three additional First Amendments to the Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.32†	Aircraft Purchase Agreement (N288SK) dated as of June 5, 2001 among Solitair Corp., as Seller, Chautauqua Airlines, Inc., as Lessee, Mitsui & Co. (U.S.A.), Inc., as Beneficiary and Wells Fargo Bank Northwest, National Association, as Owner Trustee. There are two additional Aircraft Purchase Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.33†	Aircraft Lease Agreement (N288SK) dated as of June 5, 2001 between Wells Fargo Bank Northwest, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.

10.34*	Lease Supplement No. 1 (N288SK) dated June 5, 2001 between Wells Fargo Bank Northwest, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are two additional Lease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.35†	Engine Lease Common Terms Agreement, by and between General Electric Capital Corporation and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.36†	Master Engine Lease Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001, and incorporating the provisions of an Engine Lease Common Terms Agreement.
10.37*	Engine Lease Supplement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 19, 2001.
10.38*	Side Letter Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.39†	Engine Purchase Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.40†	Loan Agreement between Chautauqua Airlines, Inc. and Agência Especial de Financiamento Industrial (FINAME), dated as of December 27, 2001. There are three additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.41	Aircraft Security Agreement between Chautauqua Airlines, Inc. as Borrower and JPMorgan Chase Bank as Security Trustee, dated as of December 27, 2001. There are three additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.42	Security Agreement Supplement No. 1 between Chautauqua Airlines, Inc. as Borrower and JPMorgan Chase Bank as Security Trustee, dated as of January 17, 2002. There are three additional Security Agreement Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.43†	Securities Account Control Agreement among Chautauqua Airlines, Inc. as Debtor, Agência Especial de Financiamento Industrial (FINAME) as Lender, and JPMorgan Chase Bank as Securities Intermediary and Security Deposit Trustee, dated as of December 27, 2001. There are three additional Securities Account Control Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.44†	Security Deposit Agreement, among Chautauqua Airlines, Inc. as Debtor, Agência Especial de Financiamento Industrial (FINAME) as Lender, and JPMorgan Chase Bank as Securities Intermediary and Security Deposit Trustee, dated as of December 27, 2001. There are three additional Security Deposit Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.45†	Funding Agreement between Chautauqua Airlines, Inc. and Agência Especial de Financiamento Industrial (FINAME), dated as of December 27, 2001. There are three additional Funding Agreements which are substantially identical in all material respects except as indicated on the exhibit.

10.46†	Aircraft Lease Agreement (N266SK) between First Security Bank, N.A., as owner-trustee, as lessor and Chautauqua Airlines Inc., as lessee, dated as of May 18, 2000.
10.47*	Interim Loan Agreement (N375SK), by and between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.48*	Letter Agreement (N375SK), by and between Solitair Corp., Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.49*	Promissory Note (Relating to N375SK), between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Promissory Notes which are substantially identical in all material respects except as indicated on the exhibit.
10.50*	Aircraft Security Agreement (N375SK), by and between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Promissory Notes which are substantially identical in all material respects except as indicated on the exhibit.
10.51*	Partial Assignment of Purchase Agreement and Consent (N375SK), by and among Solitair Corp., Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002.
10.52*	Registration Rights Agreement, by and among Republic Airways Holdings Inc., Imprimis Investors, LLC, Wexford Spectrum Fund I, L.P., Wexford Offshore Spectrum Fund, Wexford Partners Investment Co. LLC, and Wexair LLC, dated as of May 15, 1998.
10.53	Promissory Note of Republic Airways Holdings Inc. (FKA Wexford Air Holdings Inc.) (FKA Wexford III Corp.), dated as of May 15, 2002, in favor of Wex Air, LLC in the principal amount of $18,879,828.01, bearing interest at the rate of 11.5% per annum.
10.54*	Employment Agreement by and between Bryan K. Bedford and Republic Airways Holdings Inc., dated as of June 25, 1999.
10.54(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Bryan K. Bedford.
10.55*	Employment Agreement by and between Robert H. Cooper and Republic Airways Holdings Inc., dated as of July 16, 1999.
10.55(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Robert H. Cooper.
10.56*	Employment Agreement by and between Wayne Heller and Republic Airways Holdings Inc., dated as of July 16, 1999.
10.56(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Wayne C. Heller.
10.57*	Port Columbus International Airport Signatory Airline Operating Agreement and Lease, dated as of January 1, 2000.
10.58*	Office/Shop Space Permit by and between Signature Combs and Chautauqua Airlines, Inc., dated as of January 16, 2001.

10.59*	Hangar and Office Lease by and between AMR Combs, Inc. and Chautauqua Airlines, Inc., dated as of December 22, 1998.
21.1	Subsidiaries of Republic Airways Holdings Inc.
23.1**	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Deloitte and Touche LLP, Independent Auditors.
24.1	Power of Attorney (on signature page).

*
Previously filed.

**
To be filed by amendment.

†
A request for confidential treatment was filed for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the Commission as required by Rule 406.

        All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

        A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        B. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        C. The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on May 17, 2002.

REPUBLIC AIRWAYS HOLDINGS INC.
By:	*
Name: Bryan K. Bedford Title: Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Bryan K. Bedford	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	May 17, 2002
/s/ ROBERT H. COOPER Robert H. Cooper	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 17, 2002
* Arthur H. Amron	Director	May 17, 2002
* Charles E. Davidson	Director	May 17, 2002
* Joseph M. Jacobs	Director	May 17, 2002
* Douglas J. Lambert	Director	May 17, 2002
* Jay L. Maymudes	Director	May 17, 2002
*By:	/s/ ROBERT H. COOPER *Robert H. Cooper Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
4.1	Specimen Stock Certificate.
5.1**	Opinion of Fulbright & Jaworski L.L.P.
10.1**	2002 Equity Incentive Plan.
10.1(a)**	Form of Option Agreement for Non-Employee Directors.
10.1(b)**	Form of Option Agreement for Officers.
10.2†	Code Share and Revenue Sharing Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of March 20, 2001.
10.2(a)†	First Amendment to Code Share and Revenue Sharing Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of December 24, 2001.
10.3†	Agreement, by and between America West Airlines and Chautauqua Airlines, Inc., dated as of March 20, 2001.
10.4**	Amended and Restated Warrant Issuance Agreement, by and between America West Airlines and Republic Airways Holdings Inc. dated as of , 2002.
10.5†	Air Services Agreement, between AMR Corp. and Chautauqua Airlines, Inc., dated as of June 11, 2001.
10.5(a)†	Letter Agreement between AMR Corp. and Chautauqua Airlines, Inc., dated as of December 31, 2001, amending the Air Services Agreement. There are two additional Letter Agreements which are substantially identical in all material respects except as indicated in the exhibit.
10.5(b)	Amended and Restated Warrant to Purchase Shares of Common Stock of Republic Airways Holdings Inc., issued to AMR Corp.
10.6†	Service Agreement between US Airways, Inc. (previously USAir, Inc.), Inc. and Chautauqua Airlines, Inc., as amended, dated as of February 9, 1994.
10.6(a)†	Third Amendment to the Service Agreement, by and between US Airways, Inc. (previously USAir, Inc.) and Chautauqua Airlines, Inc., as amended, dated as of March 19, 1999.
10.7†	Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of March 19, 1999.
10.7(a)†	First Amendment to the Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of September 6, 2000.
10.7(b)†	Second Amendment to the Chautauqua Jet Service Agreement, by and between US Airways, Inc. and Chautauqua Airlines, Inc., dated as of September 20, 2000.
10.8*	Agreement between Chautauqua Airlines, Inc. and Teamsters Airline Division Local 747 representing the Pilots of Chautauqua Airlines, dated as of November 17, 1998.
10.9*	Agreement between Chautauqua Airlines, Inc. and the Flight Attendants of Chautauqua Airlines, Inc. as represented by the Airline Division, International Brotherhood of Teamsters, AFL-CIO, dated as of March 9, 1999.

10.10*	Agreement between Chautauqua Airlines, Inc. and the Flight Dispatchers in the employ of Chautauqua Airlines, Inc. as represented by Transport Workers Union of America, AFL-CIO, dated as of February 19, 2001.
10.11*	Agreement between Chautauqua Airlines, Inc. and the Passenger and Fleet Service Employees in the service of Chautauqua Airlines, Inc. as represented by the International Brotherhood of Teamsters, dated as of December 15, 1999.
10.12	Agreement among Republic Airways Holdings Inc., Chautauqua Airlines, Inc. and Solitair Corp., dated as of February 12, 2002.
10.13†	EMB-145LR Amended and Restated Purchase Agreement Number GCT-025/98, by and between Embraer—Empresa Brasileira de Aeronáutica S.A. and Republic Airways Holdings Inc., dated as of April 18, 2002.
10.13(a)†	Partial Assignment and Assumption of Purchase Agreement GCT-025/98, by and between Republic Airways Holdings Inc. and Solitair Corp., and consented to by Embraer—Empresa de Aeronáutica S.A., dated as of April 18, 2002.
10.14†	Amended and Restated Letter Agreement GCT-026/98, by and between Embraer—Empresa de Aeronáutica S.A. and Republic Airways Holdings Inc., dated as of April 18, 2002.
10.15*	Lease Agreement by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc., dated as of August 15, 1988, for the lease of two Saab S-340A airframes with engines and propellers.
10.15(a)†	Lease Supplement No. 1, dated as of August 25, 1988, by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc.
10.15(b)†	Lease Supplement No. 2, dated as of August 25, 1988, by and between McDonnell Douglas Finance Corporation and Chautauqua Airlines, Inc.
10.16*	Aircraft Lease Agreement No. 2, by and between Lambert Leasing, Inc. and Chautauqua Airlines, Inc., dated as of February 1, 1995, for to the lease of one Saab S-340A airframe with engines and propellers. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.16(a)†	Lease Supplement No. 1 to Aircraft Lease Agreement No. 2, by and between Lambert Leasing, Inc. and Chautauqua Airlines, Inc., dated as of March 9, 1995. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.17	Loan and Security Agreement, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc., dated as of December 9, 1998.
10.17(a)	Consolidated Amendment No. 1 to Loan and Security Agreement, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc., dated as of March 27, 2002.
10.17(b)	Amendment No. 1 to the Term Note, dated as of March 27, 2002, by and between Fleet Capital Corporation and Chautauqua Airlines, Inc.
10.18*	Aircraft Sublease Agreement No. 8, by and between Fairbrook Leasing, Inc., as sublessor, and Chautauqua Airlines, Inc., as sublessee, dated as of March 1, 1996. There are seven additional Aircraft Sublease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.18(a)†	Sublease Supplement No. 1, by and between Fairbrook Leasing, Inc., as sublessor, and Chautauqua Airlines, Inc., as sublessee, dated as of March 29, 1996. There are seven additional Sublease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.

10.19†	Participation Agreement (N281SK) dated as of February 23, 2000, among Chautauqua Airlines, Inc., as Lessee, First Security Bank, National Association, as Owner Trustee and General Electric Capital Corporation, as Owner Participant. There are fifteen additional Participation Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.20*	Letter Agreement (N281SK) dated as of February 23, 2000, among Chautauqua Airlines, Inc., as Lessee, First Security Bank, National Association, as Owner Trustee and General Electric Capital Corporation, as Owner Participant. There are fifteen additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.21†	Lease Agreement (N281SK) dated as of February 23, 2000, between First Security Bank, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are fifteen additional Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.22*	Lease Supplement No. 1 (N281SK) dated February 23, 2000, between First Security Bank, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are fifteen additional Lease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.23†	Lease Agreement (N296SK), by and between Wells Fargo Bank Northwest, National Association, Owner Trustee, Lessor and Chautauqua Airlines, Inc., Lessee, dated as of December 20, 2001. There are twelve additional Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.24†	Participation Agreement (N296SK), by and among Wells Fargo Bank Northwest, National Association, not in its individual capacity (except as otherwise expressly set forth herein) but solely as Owner Trustee, Chautauqua Airlines, Inc., as Lessee, and Silvermine River Finance Two, Inc., as Owner Participant, dated as of December 20, 2001. There are twelve additional Participation Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.25*	Letter Agreement (N296SK), dated as of December 20, 2001, among Chautauqua Airlines, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, as Owner Trustee and Silvermine River Finance Two, Inc., as Lessor. There are twelve additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.26*	Side Letter Agreement to the Lease Agreement, by and among Chautauqua Airlines, Inc., as Lessee, Wells Fargo Bank Northwest, National Association, as Owner Trustee and Silvermine River Finance Two, Inc., as Lessor and acknowledged by Solitair Corp. There are twelve additional Side Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.27*	Lease Agreement by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc. dba US Airways Express, dated as of June 17, 1994.
10.27(a)*	First Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of July 17, 1998.
10.27(b)*	Second Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of October 2, 1998.
10.27(c)*	Third Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of November 6, 1998.

10.27(d)*	Fourth Amendment to Office Lease Agreement, by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of September 3, 1999.
10.28*	Letter Agreement by and between the Indianapolis Airport Authority and Chautauqua Airlines, Inc., dated as of July 17, 2000, amending Lease Agreement for office space.
10.29†	Aircraft Lease Agreement (N260SK), dated as of June 25, 1999 between ICX Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee.
10.30†	Aircraft Lease Agreement dated as of September 2, 1999, between Finova Capital Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee. There are three additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit. †
10.31†	First Amendment to the Aircraft Lease Agreement (N261SK) dated as of January 1, 2000, between Finova Capital Corporation, as Lessor and Chautauqua Airlines, Inc., as Lessee. There are three additional First Amendments to the Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.32†	Aircraft Purchase Agreement (N288SK) dated as of June 5, 2001 among Solitair Corp., as Seller, Chautauqua Airlines, Inc., as Lessee, Mitsui & Co. (U.S.A.), Inc., as Beneficiary and Wells Fargo Bank Northwest, National Association, as Owner Trustee. There are two additional Aircraft Purchase Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.33†	Aircraft Lease Agreement (N288SK) dated as of June 5, 2001 between Wells Fargo Bank Northwest, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are two additional Aircraft Lease Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.34*	Lease Supplement No. 1 (N288SK) dated June 5, 2001 between Wells Fargo Bank Northwest, National Association, as Owner Trustee and Chautauqua Airlines, Inc., as Lessee. There are two additional Lease Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.35†	Engine Lease Common Terms Agreement, by and between General Electric Capital Corporation and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.36†	Master Engine Lease Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001, and incorporating the provisions of an Engine Lease Common Terms Agreement.
10.37*	Engine Lease Supplement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 19, 2001.
10.38*	Side Letter Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.39†	Engine Purchase Agreement, by and between Aviation Financial Services Inc. and Chautauqua Airlines, Inc., dated as of December 18, 2001.
10.40†	Loan Agreement between Chautauqua Airlines, Inc. and Agência Especial de Financiamento Industrial (FINAME), dated as of December 27, 2001. There are three additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.

10.41	Aircraft Security Agreement between Chautauqua Airlines, Inc. as Borrower and JPMorgan Chase Bank as Security Trustee, dated as of December 27, 2001. There are three additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.42	Security Agreement Supplement No. 1 between Chautauqua Airlines, Inc. as Borrower and JPMorgan Chase Bank as Security Trustee, dated as of January 17, 2002. There are three additional Security Agreement Supplement No. 1 which are substantially identical in all material respects except as indicated on the exhibit.
10.43†	Securities Account Control Agreement among Chautauqua Airlines, Inc. as Debtor, Agência Especial de Financiamento Industrial (FINAME) as Lender, and JPMorgan Chase Bank as Securities Intermediary and Security Deposit Trustee, dated as of December 27, 2001. There are three additional Securities Account Control Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.44†	Security Deposit Agreement, among Chautauqua Airlines, Inc. as Debtor, Agência Especial de Financiamento Industrial (FINAME) as Lender, and JPMorgan Chase Bank as Securities Intermediary and Security Deposit Trustee, dated as of December 27, 2001. There are three additional Security Deposit Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.45†	Funding Agreement between Chautauqua Airlines, Inc. and Agência Especial de Financiamento Industrial (FINAME), dated as of December 27, 2001. There are three additional Funding Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.46†	Aircraft Lease Agreement (N266SK) between First Security Bank, N.A., as owner-trustee, as lessor and Chautauqua Airlines Inc., as lessee, dated as of May 18, 2000.
10.47*	Interim Loan Agreement (N375SK), by and between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Loan Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.48*	Letter Agreement (N375SK), by and between Solitair Corp., Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Letter Agreements which are substantially identical in all material respects except as indicated on the exhibit.
10.49*	Promissory Note (Relating to N375SK), between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Promissory Notes which are substantially identical in all material respects except as indicated on the exhibit.
10.50*	Aircraft Security Agreement (N375SK), by and between Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002. There are five additional Promissory Notes which are substantially identical in all material respects except as indicated on the exhibit.
10.51*	Partial Assignment of Purchase Agreement and Consent (N375SK), by and among Solitair Corp., Chautauqua Airlines, Inc. and Embraer—Empresa Brasileira de Aeronáutica S.A., dated as of February 20, 2002.
10.52*	Registration Rights Agreement, by and among Republic Airways Holdings Inc., Imprimis Investors, LLC, Wexford Spectrum Fund I, L.P., Wexford Offshore Spectrum Fund, Wexford Partners Investment Co. LLC, and Wexair LLC, dated as of May 15, 1998.

10.53	Promissory Note of Republic Airways Holdings Inc. (FKA Wexford Air Holdings Inc.) (FKA Wexford III Corp.), dated as of May 15, 2002, in favor of Wex Air, LLC in the principal amount of $18,879,828.01, bearing interest at the rate of 11.5% per annum.
10.54*	Employment Agreement by and between Bryan K. Bedford and Republic Airways Holdings Inc., dated as of June 25, 1999.
10.54(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Bryan K. Bedford.
10.55*	Employment Agreement by and between Robert H. Cooper and Republic Airways Holdings Inc., dated as of July 16, 1999.
10.55(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Robert H. Cooper.
10.56*	Employment Agreement by and between Wayne Heller and Republic Airways Holdings Inc., dated as of July 16, 1999.
10.56(a)	Letter Agreement Relating to Stock Options, dated March, 2002, by and between Republic Airways Holdings Inc. and Wayne C. Heller.
10.57*	Port Columbus International Airport Signatory Airline Operating Agreement and Lease, dated as of January 1, 2000.
10.58*	Office/Shop Space Permit by and between Signature Combs and Chautauqua Airlines, Inc., dated as of January 16, 2001.
10.59*	Hangar and Office Lease by and between AMR Combs, Inc. and Chautauqua Airlines, Inc., dated as of December 22, 1998.
21.1	Subsidiaries of Republic Airways Holdings Inc.
23.1**	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Deloitte and Touche LLP, Independent Auditors.
24.1	Power of Attorney (on signature page).

*
Previously filed.

**
To be filed by amendment.

†
A request for confidential treatment was filed for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the Commission as required by Rule 406.

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[Artwork to appear on inside front cover]
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
The Offering
Summary Consolidated Financial Information
RISK FACTORS
Risks Related to Our Operations
Risks Associated With The Airline Industry
Risks Related To Our Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REGIONAL AIRLINE INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS REPUBLIC AIRWAYS HOLDINGS INC.
INDEPENDENT AUDITORS' REPORT
REPUBLIC AIRWAYS HOLDINGS INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
REPUBLIC AIRWAYS HOLDINGS INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
REPUBLIC AIRWAYS HOLDINGS INC. CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (In thousands)
REPUBLIC AIRWAYS HOLDINGS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
REPUBLIC AIRWAYS HOLDINGS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the years ended December 31, 1999, 2000 and 2001 and the (unaudited) three months ended March 31, 2001 and 2002 Dollars in thousands, except share and per share amounts
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX